Exhibit 2.1
EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
by and among
SENTINEL LABS, INC.,
a Delaware corporation,
SYRACUSE ACQUISITION SUB, INC.,
a Delaware corporation,
SCALYR, INC.,
a Delaware corporation,
and
FORTIS ADVISORS LLC, as the Stockholders’ Agent
__________________________
Dated as of February 6, 2021
__________________________

Certain identified information has been excluded because it is both not material and is the type that the registrant treats as private or confidential.

Exhibits

Exhibit A	-	Definitions
Exhibit B	-	Form of Non-Competition Agreement
Exhibit C	-	Form of Vesting Agreement
Exhibit D	-	Form of Benefits Agreement
Exhibit E	-	Form of Stockholder Agreement
Exhibit F	-	Form of Investor Representation Agreement
Exhibit G	-	Form of Written Consent
Exhibit H	-	Form of Certificate of Merger
Exhibit I-1	-	Form of FIRPTA Notice
Exhibit I-2	-	Form of FIRPTA Notification Letter
Exhibit J	-	Form of Parachute Payment Waiver
Exhibit K	-	Form of Generic Benefits Waiver
Schedules

Company Disclosure Letter
Acquirer Disclosure Letter
Schedule A-1	-	Key Employees
Schedule A-2	-	Restricted Key Employees
Schedule B	-	Revest Employees
Schedule C	-	Specified Employees
Schedule D	-	Consenting Stockholders
Schedule E-1	-	Required Consents, Waivers and Approvals
Schedule E-2	-	Contracts to be Amended or Terminated
Schedule F-1	-	Confirmatory IP Assignments
Schedule F-2	-	Evidence of IP Ownership
Schedule G	-	Performance Milestones
Schedule H	-	Specific Indemnity Matter

2

AGREEMENT AND PLAN OF MERGER AND REORGANIZATION
THIS AGREEMENT AND PLAN OF MERGER AND REORGANIZATION (this “Agreement”) is made and entered into as of February 6, 2021 (the “Agreement Date”), by and among Sentinel Labs, Inc., a Delaware corporation (“Acquirer”), Syracuse Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Acquirer (“Merger Sub”), Scalyr, Inc., a Delaware corporation (the “Company”), and Fortis Advisors LLC, a Delaware limited liability company, as the stockholders’ agent (the “Stockholders’ Agent”). Certain other terms used herein are defined in Exhibit A.
RECITALS
A.    Acquirer, Merger Sub and the Company intend to effect a merger of Merger Sub with and into the Company, pursuant to which the Company would survive and become a wholly owned subsidiary of Acquirer (the “Merger”) in accordance with this Agreement, the DGCL.
B.    The board of directors of the Company (the “Board”) has carefully considered the terms of this Agreement and has unanimously (1) declared this Agreement and the transactions contemplated by this Agreement and the documents referenced herein, including the Merger (collectively, the “Transactions”), upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (2) approved this Agreement in accordance with Applicable Law and (3) adopted a resolution directing that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommending that all of the Company Stockholders adopt this Agreement and approve the Merger.
C.    Acquirer, Merger Sub and the Company intend that the Merger qualify as a “reorganization” within the meaning of Section 368(a) of the Code. The parties hereby adopt this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Section 1.368-2(g).
D.    Concurrently with the execution of this Agreement, and as a condition and inducement to Acquirer’s and Merger Sub’s willingness to enter into this Agreement, (1) each of the individuals set forth on Schedule A-1 (each, a “Key Employee”) has executed Acquirer’s customary form of employment offer letter, together with a confidential information and invention assignment agreement (together, an “Offer Letter”), each to become effective upon the Closing and (2) the Company’s Chief Executive Officer has executed an addendum to her offer letter with the Company regarding her post-Closing employment by the Company (the “CEO Offer Letter Addendum”).
E.    Concurrently with the execution of this Agreement, and as a condition and inducement to Acquirer’s and Merger Sub’s willingness to enter into this Agreement, each of the Key Employees set forth on Schedule A-2 (each, a “Restricted Key Employee”) has executed a non-competition and non-solicitation agreement in substantially the form attached hereto as Exhibit B (a “Non-Competition Agreement”), each to become effective upon the Closing.
F.    Concurrently with the execution of this Agreement, and as a condition and inducement to Acquirer’s and Merger Sub’s willingness to enter into this Agreement, each of the individuals set forth on Schedule B (the “Revest Employees”) has executed a vesting agreement in substantially the form attached hereto as Exhibit C (a “Vesting Agreement”) with respect to the vesting requirements of the shares of Acquirer Common Stock and options to acquire shares of Acquirer Common Stock such individual would receive pursuant to Section 1.3(a) of this Agreement, each to become effective upon the Closing.
G.    Concurrently with the execution of this Agreement, and as a condition and inducement to Acquirer’s and Merger Sub’s willingness to enter into this Agreement, each of the individuals set forth on Schedule C (the “Specified Employees”) has executed a benefits waiver in favor of the Company and Acquirer in substantially the form attached hereto as Exhibit D (a “Benefits Waiver”), to be effective as of the Closing.
H.    Concurrently with the execution of this Agreement, and as a condition and inducement to Acquirer’s and Merger Sub’s willingness to enter into this Agreement, the Company Stockholders identified on Schedule D (collectively, the “Consenting Stockholders”), shall enter into and deliver to Acquirer (1) a stockholder agreement in substantially the form attached hereto as Exhibit E (the “Stockholder Agreement”) and (2) if an Accredited Investor, an investor representation agreement in substantially the form attached hereto as Exhibit F (the “Investor Representation Agreement”).
I.    Immediately following the execution of this Agreement, the Company shall seek to obtain and deliver to Acquirer a written consent in substantially the form attached hereto as Exhibit G (a “Written Consent”) executed by the Consenting Stockholders, evidencing (1) adoption of this Agreement and approval of the Merger by (i) the holders of at least a majority of the outstanding shares of Company Common Stock and Company Preferred Stock (voting together as a single voting class on an as-converted to Company Common Stock basis), (ii) the holders of a majority of the outstanding shares of Company Preferred Stock, which must include a majority of the outstanding Company Series A-1 Preferred Stock (voting together as a single class on an as-converted basis) and (iii) the holders of at least a majority of the outstanding shares of Company Common Stock (the “Company Stockholder Approval”) and (2) the election of stockholders holding at least a majority of the then-outstanding shares of the Company Preferred Stock, including a majority of the then-outstanding shares of Company Series A-1 Preferred Stock, to automatically convert the Company Preferred Stock into Company Common Stock effective as of immediately prior to the Closing in accordance with the Certificate of Incorporation (the “Conversion Election”).
NOW, THEREFORE, in consideration of the representations, warranties, covenants, agreements and obligations contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
ARTICLE I
THE MERGER
1.1    The Merger.
(a)    Merger. Upon the terms and subject to the conditions set forth herein, at the Effective Time, Merger Sub shall be merged with and into the Company, and the separate existence of Merger Sub shall cease and the Company shall become a wholly owned subsidiary of Acquirer (sometimes referred to herein as the “Surviving Corporation”).
(b)    Effects of the Merger. The Merger shall have the effects set forth herein and in the applicable provisions of the DGCL.
(c)    Closing. Upon the terms and subject to the conditions set forth herein, the closing of the Transactions (the “Closing”) shall take place remotely by electronic exchange of documents and signatures at a date and time to be agreed by Acquirer and the Company, which date shall, unless otherwise agreed by Acquirer and the Company, be no later than the third Business Day following the date on which all of the conditions set forth in Section 1.2 hereof have been satisfied or waived (other than those conditions that, by their terms, are intended to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions). The date on which the Closing occurs is sometimes referred to herein as the “Closing Date.”
(d)    Effective Time. A certificate of merger satisfying the applicable requirements of the DGCL, in substantially the form attached hereto as Exhibit H (the “Certificate of Merger”), shall be duly executed by the Company and, concurrently with or as soon as practicable following the Closing, delivered to the Secretary of State of the State of Delaware for filing. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as Acquirer and the Company agree and specify in the Certificate of Merger (the “Effective Time”).
(e)    Certificate of Incorporation and Bylaws; Directors and Officers. Unless otherwise determined by Acquirer and the Company prior to the Effective Time:
(i)    the certificate of incorporation of the Company shall be amended and restated as of the Effective Time to read as set forth in the Certificate of Merger, until thereafter amended as provided by the DGCL;
(ii)    the Company shall take all actions necessary to cause the bylaws of the Company to be amended and restated as of the Effective Time to be identical (other than as to name) to the bylaws of Merger Sub as in effect immediately prior to the Effective Time; and
(iii)    the directors and officers of Merger Sub immediately prior to the Effective Time shall be the only directors and officers of the Surviving Corporation immediately after the Effective Time until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation.
1.2    Closing Deliveries; Conditions.
(a)    Acquirer Deliveries. Acquirer shall deliver to the Company, at or prior to the Closing, a certificate, dated as of the Closing Date and executed on behalf of Acquirer by a duly authorized officer, to the effect that each of the conditions set forth in Section 1.2(d)(i) have been satisfied.
(b)    Company Deliveries. The Company shall deliver to Acquirer, at or prior to the Closing:
(i)    a certificate, dated as of the Closing Date and executed on behalf of the Company by its Chief Executive Officer, to the effect that each of the conditions set forth in Section 1.2(e)(i) and (v) have been satisfied;
(ii)    a certificate, dated as of the Closing Date and executed on behalf of the Company by its Secretary, certifying (A) the certificate of incorporation of the Company (the “Certificate of Incorporation”) in effect as of the Closing, (B) the bylaws of the Company (the “Bylaws”) in effect as of the Closing, (C) the resolutions of the Board (I) declaring this Agreement and the Transactions, upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (II) approving this Agreement in accordance with the DGCL or the CCC, as applicable and (III) directing that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommending that all of the Company Stockholders adopt this Agreement and approve the Merger and (D) the resolutions of the Company Stockholders adopting this Agreement and approving the Merger and the Conversion Election;
(iii)    written acknowledgments pursuant to which any Person that is entitled to any Transaction Expenses acknowledges (A) the total amount of Transaction Expenses that (I) has been incurred and paid to such Person prior to the Closing and (II) has been incurred and remains payable to such Person as of the Closing (and/or the formula by which any additional Transaction Expenses that have not been quantified as of the Closing will be calculated) and (B) that, upon payment of such remaining payable amount at the Closing (or when otherwise due), such Person shall be paid in full and shall not be owed any other amount by any of Acquirer, the Company and/or their respective Affiliates;
(iv)    a Written Consent executed by each Consenting Stockholder and evidencing obtainment of holders of outstanding Company Capital Stock representing at least 95% of all shares of Company Capital Stock outstanding as of immediately prior to the Closing and at least 95% of the voting power of all shares of Company Capital Stock outstanding as of immediately prior to the Closing (collectively, the “Requisite Stockholder Approval”);
(v)    (A) a Stockholder Agreement, executed by each Consenting Stockholder and (B) an Investor Representation Agreement, executed by each Consenting Stockholder who is an Accredited Investor;
(vi)    (A) an Offer Letter and release of claims, effective as of the Closing, executed by each of the Key Employees, (B) either an Offer Letter and release of claims, effective as of the Closing, or written confirmation of continued employment with the Surviving Corporation and release of claims, executed or delivered by at least 90% of the employees of the Company who have received offers of continued employment with Acquirer or the Surviving Corporation and (C) the CEO Offer Letter Addendum, executed by the Company’s Chief Executive Officer;
(vii)    a Non-Competition Agreement, each effective as of the Closing, executed by each of the Restricted Key Employees;
(viii)    a Vesting Agreement, effective as of the Closing, executed by each of the Revest Employees;
(ix)    a Benefits Waiver executed by the Company and each Specified Employee;
(x)    a resignation letter reasonably satisfactory to Acquirer executed by each director and officer of the Company in office immediately prior to the Closing, in each case, effective as of, and contingent upon, the Effective Time;
(xi)    a separation agreement or similar document, including a general release of claims against the Company, its successors (including Acquirer) and their respective Affiliates, in a form reasonably satisfactory to Acquirer, executed by each of those Company employees who, as designated by Acquirer (A) have not received an offer of continued employment with

Acquirer or the Surviving Corporation prior to the Closing Date or (B) have declined an offer of continued employment with Acquirer or the Surviving Corporation prior to the Closing Date, in each case to be effective no later than immediately prior to the Closing (collectively, the “Designated Employees”), it being understood that, for the avoidance of doubt, any severance or similar expenses in connection with clauses (A) and (B) of this paragraph shall not be treated as Transaction Expenses or Specified Employee Liabilities or reduce the calculation of Company Cash hereunder (except to the extent such amounts were stipulated in employment or severance agreements to which the Company was a party as of December 28, 2020 or with respect to clause (B), the employee in question received an offer of continued employment providing for equal or greater base salary and target bonus, in the aggregate);
(xii)    unless otherwise requested by Acquirer in writing no less than three Business Days prior to the Closing Date, (A) a true, correct and complete copy of resolutions adopted by the Board or any applicable committee thereof, certified by the Secretary of the Company, terminating, or if sponsored by a professional employer (or similar organization), withdrawing from participation in the Company’s 401(k) plan (the “401(k) Plan”) and any other Company Employee Plan identified by Acquirer in writing no less than three Business Days prior to the Closing Date, and (B) an amendment to the 401(k) Plan in a form prescribed by Acquirer and reasonably acceptable to the Company, executed by the Company, that is sufficient to assure compliance with all applicable requirements of the Code and regulations thereunder so that the Tax-qualified status of the 401(k) Plan shall be maintained at the time of its termination, with such amendment and termination to be effective as of the date immediately preceding the Closing Date and contingent upon the Closing;
(xiii)    (A) a certificate from the Secretary of State of the States of Delaware and California and each of the other state or other jurisdiction in which the Company is qualified to do business as a foreign corporation, dated within five Business Days prior to the Closing Date, certifying that the Company is in good standing and that all applicable franchise and similar Taxes and fees of the Company through and including the Closing Date have been paid;
(xiv)    evidence reasonably satisfactory to Acquirer of the termination or waiver of any rights of first refusal, rights to any liquidation preference, redemption rights, conversion rights (other than pursuant to the Conversion Election) and rights of notice of any Company Securityholder with respect to any of the Transactions, effective as of, and contingent upon the Closing;
(xv)    the Spreadsheet completed in a form reasonably satisfactory to Acquirer and a certificate executed by the Chief Executive Officer of the Company, dated as of the Closing Date, certifying on behalf of the Company that the Spreadsheet is true, correct and complete;
(xvi)    the Company Closing Financial Certificate;
(xvii)    FIRPTA documentation, consisting of (A) a notice to the IRS, in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), in substantially the form attached hereto as Exhibit I-1, dated as of the Closing Date and executed by the Company, together with written authorization for Acquirer to deliver such notice form to the IRS on behalf of the Company after the Closing, and (B) a FIRPTA notification letter, in substantially the form attached hereto as Exhibit I-2, dated as of the Closing Date and executed by the Company;
(xviii)    the Certificate of Merger, executed by the Company;

(xix)    evidence reasonably satisfactory to Acquirer of (A) the Company’s receipt of all consents, waivers and approvals described in Schedule E-1 and (B) the amendment (in a form and manner reviewed by and reasonably acceptable to Acquirer) or termination, as applicable, of each of the Contracts listed on Schedule E-2, as described therein;
(xx)    (A) confirmatory assignments of Intellectual Property Rights in a form and manner reviewed by and reasonably acceptable to Acquirer from each of the individuals listed on Schedule F-1 and (B) evidence reasonably satisfactory to Acquirer that the Company has secured exclusive ownership of all Intellectual Property developed, reduced to practice or conceived of by the individuals listed on Schedule F-2 in connection with any services performed for the Company;
(xxi)    payoff letters or similar instruments in form and substance reasonably satisfactory to Acquirer with respect to all Company Debt for borrowed money, which letters provide for the release of all Encumbrances relating to such Company Debt following satisfaction of the terms contained in such payoff letters (including the payment in full and discharge of all principal and accrued but unpaid interest and any premiums or other fees payable in connection with such Company Debt);
(xxii)    evidence reasonably satisfactory to Acquirer that all Encumbrances on assets of the Company shall have been released prior to, or shall be released simultaneously with, the Closing, including documentation in form and substance reasonably satisfactory to Acquirer executed by each Person holding a security interest in any asset of the Company as of the Closing Date terminating any and all such security interests and authorizing Acquirer to file or record on behalf of such Person a UCC-3 termination statement or other instruments of release or discharge; and
(xxiii)    prior to the solicitation of the Company Stockholder vote described under Section 4.8, a parachute payment waiver, in substantially the form attached hereto as Exhibit J (the “Parachute Payment Waiver”), executed by each Person required to execute such a waiver pursuant to Section 4.8.
Receipt by Acquirer of any of the agreements, instruments, certificates or documents delivered pursuant to this Section 1.2(b) shall not be deemed to be an agreement by Acquirer or Merger Sub that the information or statements contained therein are true, correct or complete, and shall not diminish Acquirer’s or Merger Sub’s remedies hereunder if any of the foregoing agreements, instruments, certificates or documents are not true, correct or complete.
(c)    Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party hereto to consummate the Transactions shall be subject to the satisfaction or waiver in writing at or prior to the Closing of each of the following conditions:
(i)    Company Stockholder Approval. The Company Stockholder Approval shall have been duly and validly obtained.
(ii)    Illegality. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect, and no action shall have been taken by any Governmental Entity seeking any of the foregoing, and no Applicable Law or Order shall have been enacted, entered, enforced or deemed applicable to the Merger that makes the consummation of the Merger illegal.

(iii)    Governmental Approvals. Acquirer, Merger Sub and the Company shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of, or in connection with, the Merger.
(d)    Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of the Company and may be waived by the Company in writing in its sole discretion without notice or Liability to any Person):
(i)    Representations, Warranties and Covenants. The representations and warranties made by Acquirer herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such dates (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates). Acquirer shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by Acquirer at or prior to the Closing.
(ii)    Receipt of Closing Deliveries. The Company shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.2(a).
(e)    Additional Conditions to the Obligations of Acquirer. The obligations of Acquirer and Merger Sub to consummate the Transactions shall be subject to the satisfaction or waiver at or prior to the Closing of each of the following conditions (it being understood and agreed that each such condition is solely for the benefit of Acquirer and Merger Sub and may be waived by Acquirer (on behalf of itself and/or Merger Sub) in writing in its sole discretion without notice or Liability to any Person):
(i)    Representations, Warranties and Covenants. The representations and warranties made by the Company herein shall be true and correct in all material respects (except for such representations and warranties that are qualified by their terms by a reference to materiality or Material Adverse Effect, which representations and warranties as so qualified shall be true and correct in all respects) on and as of the Closing Date as though such representations and warranties were made on and as of such date (except for representations and warranties that address matters only as to a specified date or dates, which representations and warranties shall be true and correct with respect to such specified date or dates). The Company shall have performed and complied in all material respects with all covenants, agreements and obligations herein required to be performed and complied with by the Company at or prior to the Closing.
(ii)    Receipt of Closing Deliveries. Acquirer shall have received each of the agreements, instruments, certificates and other documents set forth in Section 1.2(b).
(iii)    Injunctions or Restraints on Conduct of Business. No Order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition limiting or restricting Acquirer’s ownership, conduct or operation of the Business following the Closing shall be in effect, and no Legal Proceeding seeking any of the foregoing, or any other injunction, restraint or material damages in connection with Transactions or prohibiting or limiting the consummation of the Transactions, shall be pending or threatened.

(iv)    No Legal Proceedings. No Governmental Entity or other Person shall have commenced or threatened to commence any Legal Proceeding challenging or seeking the recovery of a material amount of damages in connection with the Transactions or seeking to prohibit or limit the exercise by Acquirer of any material right pertaining to ownership of Equity Interests of the Final Surviving Entity.
(v)    No Material Adverse Effect. There shall not have occurred a Material Adverse Effect with respect to the Company that is continuing.
1.3    Effect on Company Securities.
(a)    Treatment of Company Capital Stock; Company Options and Company Warrants. Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, Company Stockholder or any other Person:
(i)    Treatment of Company Capital Stock.
(A)    Each share of Company Capital Stock, including any Unvested Company Shares, held by a Converting Holder immediately prior to the Effective Time (other than Dissenting Shares and shares that are owned by the Company as treasury stock) shall be cancelled and automatically converted into the right to receive, subject to and in accordance with Section 1.3(a)(i)(B), Section 1.4, the terms of a Vesting Agreement to which such Converting Holder is a party and the execution and delivery to Acquirer of a Stockholder Agreement and, if an Accredited Investor, an Investor Representation Agreement, a number of shares of Acquirer Common Stock equal to the Per Share Consideration; provided, however, if a Converting Holder is not an Accredited Investor, (1) such Converting Holder shall instead receive cash equal to the Per Share Consideration multiplied by the Acquirer Stock Price and (2) all other terms of this Agreement that would have otherwise applied to such Acquirer Common Stock shall apply mutatis mutandis to such cash, including, but not limited to, Section 1.4(b) (Holdback Amount) and Article V (Holdback Fund and Indemnification); provided, further, that unless otherwise agreed in writing by Acquirer, if a Converting Holder has not confirmed accreditation within 15 Business Days following the Closing pursuant to a duly executed and completed Investor Representation Agreement, such Converting Holder shall be deemed to not be an Accredited Investor and shall only be entitled to receive cash as set forth above. No fractional shares of Acquirer Common Stock will be issued and no cash in lieu of fractional shares of Acquirer Common Stock shall be paid in connection with the Merger. The number of shares of Acquirer Common Stock each Company Stockholder is entitled to receive pursuant to this Section 1.3(a)(i) for such shares of Company Capital Stock shall be rounded down to the nearest whole share and computed after aggregating all shares of Company Capital Stock held by such Company Stockholder.
(B)    The issuance of shares of Acquirer Common Stock pursuant to this Section 1.3(a)(i) in exchange for Unvested Company Shares issued and outstanding immediately prior to the Effective Time shall be subject to the same restrictions and vesting arrangements that were applicable to such Unvested Company Shares immediately prior to or at the Effective Time (and no vesting acceleration shall occur by reason of the Merger or any subsequent event, such as termination of employment), except and to the extent as may be specifically set forth in any Vesting Agreement or

Benefits Waiver. All outstanding rights to repurchase Unvested Company Shares that the Company may hold or similar restrictions in the Company’s favor immediately prior to the Effective Time shall be assigned to Acquirer in the Merger and shall thereafter be exercisable by Acquirer upon the same terms and subject to the same conditions that were in effect immediately prior to the Effective Time (as such may be amended pursuant the terms of an Vesting Agreement or Benefits Waiver, if applicable).
(ii)    Treatment of Company Options. Upon the terms and subject to the conditions set forth herein, at the Effective Time, by virtue of the Merger and without any action on the part of any party hereto, Company Optionholder or any other Person:
(A)    Each Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time shall, on the terms and subject to the conditions set forth in this Agreement, be assumed by Acquirer, in accordance with the terms of the applicable Company Option Plan and/or stock option agreement by which the applicable Company Option was evidenced (including the vesting schedule for each such Company Option, to the extent applicable), except that from and after the Effective Time: (A) Acquirer shall be substituted for the Company and the Board, or such committee of the Board delegated authorization for, administering such Company Option Plan, (B) each assumed option may be exercised solely for shares of Acquirer Common Stock (or cash, if so provided under the terms of such Company Option or required or necessary for compliance reasons under Applicable Law), (C) the number of shares of Acquirer Common Stock subject to each option assumed by Acquirer shall be equal to the number of shares of Company Common Stock subject to each corresponding Company Option immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded down to the nearest whole share and (D) the per share exercise price under each such option assumed by Acquirer shall be adjusted by dividing the per share exercise price under each such option by the Exchange Ratio and rounding up to the nearest cent. Notwithstanding the above, and to the extent permitted by Applicable Law if applicable under the terms of the Company Options, the holder thereof shall waive the ability to early exercise the corresponding assumed options.
(B)    The Company shall, prior to the Closing, take or cause to be taken all actions, and shall obtain all consents, as may be required to effect the treatment of Company Options pursuant to this Section 1.3(a)(ii).
(iii)    Treatment of Company Warrants. Prior to the Effective Time, the Company shall deliver to the holders of Company Warrants notices consistent with the terms and conditions of the applicable Company Warrant. No Company Warrant, whether vested or unvested, shall be assumed by Acquirer in the Merger. At the Effective Time, each Company Warrant will, by virtue of the Merger, and without any action on the part of any party hereto, Company Warrantholder or any other Person, be cancelled and extinguished at the Effective Time without any present or future right to receive any portion of the Total Merger Consideration.
(iv)    Treatment of Company Capital Stock Owned by the Company. At the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof or payment of any cash or other property or consideration therefor and shall cease to exist.
(b)    Treatment of Merger Sub Capital Stock. At the Effective Time, by virtue of the

Merger and without any action on the part of Acquirer, Merger Sub or any other Person, each share of capital stock of Merger Sub that is issued and outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation (and the shares of the Surviving Corporation into which the shares of Merger Sub capital stock are so converted shall be the only shares of the Surviving Corporation’s capital stock that are issued and outstanding immediately after the Effective Time). From and after the Effective Time, each certificate evidencing ownership of a number of shares of Merger Sub capital stock will evidence ownership of such number of shares of common stock of the Surviving Corporation.
(c)    Appraisal Rights. Notwithstanding anything to the contrary contained herein, any Dissenting Shares shall not be converted into the right to receive the applicable portion of the Total Merger Consideration, but shall instead be converted into the right to receive such consideration as may be determined to be due with respect to any such Dissenting Shares pursuant to the DGCL or the CCC, as applicable. Each holder of Dissenting Shares who, pursuant to the DGCL or the CCC, as applicable, becomes entitled to payment thereunder for such shares shall receive payment therefor in accordance with the DGCL or the CCC, as applicable (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). If, after the Effective Time, any Dissenting Shares shall lose their status as Dissenting Shares, then any such shares shall immediately be deemed to have converted at the Effective Time into the right to receive the applicable portion of the Total Merger Consideration in respect of such shares as if such shares never had been Dissenting Shares, and Acquirer shall issue and deliver to the holder thereof, at (or as promptly as reasonably practicable after) the applicable time or times specified in Section 1.4(a), following the satisfaction of the applicable conditions set forth in Section 1.4(a), the applicable portion of the Total Merger Consideration as if such shares never had been Dissenting Shares. The Company shall provide to Acquirer (i) prompt notice of any demands for appraisal or purchase received by the Company, withdrawals of such demands and any other instruments related to such demands served pursuant to the DGCL or the CCC, as applicable and received by the Company and (ii) the right to direct all negotiations and proceedings with respect to such demands under the DGCL or the CCC, as applicable. The Company shall not, except with the prior written consent of Acquirer, or as otherwise required under the DGCL or the CCC, as applicable, voluntarily make any payment or offer to make any payment with respect to, or settle or offer to settle, any claim or demand in respect of any Dissenting Shares. Subject to Section 5.2, the payout of consideration under this Agreement to the Converting Holders (other than in respect of Dissenting Shares, which shall be treated as provided in this Section 1.3(c) and under the DGCL or the CCC, as applicable) shall not be affected by the exercise or potential exercise of appraisal rights or dissenters’ rights under the DGCL by any other Company Stockholder.
(d)    Rights Not Transferable. The rights of the Company Securityholders under this Agreement as of immediately prior to the Effective Time are personal to each such Company Securityholder and shall not be transferable for any reason, other than by operation of law, will or the laws of descent and distribution without action taken by or on behalf of such Company Securityholder. Any attempted transfer of such right by any holder thereof (other than as permitted by the immediately preceding sentence) shall be null and void.
(e)    No Interest. Notwithstanding anything to the contrary contained herein, no interest shall accumulate on any cash payable in connection with the consummation of the Transactions.
1.4    Payment Procedures.
(a)    Surrender of Certificates.
(i)    As of the Effective Time, all shares of Company Capital Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of a certificate that immediately prior to the Effective Time represented any such shares of Company Capital Stock (each, a “Certificate”) shall cease to have any rights with respect thereto, except the right to receive, in all cases in accordance with and subject to the terms of this Agreement (including Section 1.4(a)(iii) below), the applicable portion of the Total Merger Consideration to be issued or paid, as applicable, in consideration therefor. No later than one Business Day prior to the Closing Date, the Company shall deliver written instruction to its transfer agent, eShares, Inc., d/b/a Carta, Inc. (“Carta”), with a copy to Acquirer, directing Carta to (A) cancel all Certificates, such cancellation to be effective as of the Effective Time, and (B) deliver to Acquirer, as promptly as practicable, but in no event later than one Business Day after the Effective Time, written confirmation of the cancellation of all Certificates.
(ii)    As soon as reasonably practicable after the Closing, to the extent not previously delivered, Acquirer shall mail, or cause to be mailed, a letter of transmittal in customary form together with instructions for use thereof (including any applicable attachments thereto or other documentation required thereby, including a certification as to such holder’s status as an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act, the “Letter of Transmittal”), Stockholder Agreement and Investor Representation Agreement to every holder of record of Company Capital Stock that was issued and outstanding immediately prior to the Effective Time. The Letter of Transmittal shall be in such form and have such other provisions as Acquirer may reasonably specify, including an agreement to be bound by the provisions of Article V and to release, solely in his, her or its capacity as a Company Stockholder, the Company and the Surviving Corporation from any claims, rights, Liabilities and causes of action whatsoever based upon, relating to or arising out of the Certificates and/or the Transactions.
(iii)    As soon as reasonably practicable after the date of delivery to Acquirer or its agent of a properly completed and duly executed Stockholder Agreement and either a Letter of Transmittal or, if an Accredited Investor, an Investor Representation Agreement, the holder of record of such Certificate shall be entitled to receive the amount of shares of Acquirer Common Stock that such holder has the right to receive pursuant to Section 1.3(a)(i) in respect of such Certificate, less a number of shares of Acquirer Common Stock equal to such Converting Holder’s Pro Rata Share of the Holdback Amount.
(iv)    Upon receipt of written confirmation of the effectiveness of the Merger from the Secretary of State of the State of Delaware, Acquirer will issue to each Converting Holder the shares of Acquirer Common Stock issuable to such Converting Holder pursuant to Section 1.3(a)(i), less a number of shares of Acquirer Common Stock equal to such Converting Holder’s Pro Rata Share of the Holdback Amount, in each case other than in respect of Dissenting Shares to holders thereof. The deliveries and issuances required under this Section 1.4(a)(iv) are to be made as promptly as practicable following the submission of a properly completed and duly executed Letter of Transmittal, Stockholder Agreement and, if an Accredited Investor, an Investor Representation Agreement by such Converting Holder.
(b)    Holdback Amount.
(i)    Notwithstanding anything to the contrary in the other provisions of this Article I, Acquirer shall withhold from each Converting Holder’s applicable portion of the Total Merger Consideration issuable to such Converting Holder pursuant to Section 1.3(a)(i) such Converting Holder’s Pro Rata Share of the Holdback Amount; provided that with respect to any Converting Holder who has not confirmed accreditation to Acquirer at or prior to the Closing pursuant to a duly executed and completed Investor Representation Agreement, such Converting Holder’s Pro Rata Share of the Holdback Amount shall initially be withheld by Acquirer in cash, but may subsequently be substituted with an equivalent number of shares of Acquirer Common Stock (based upon the Acquirer Stock Price) upon confirmation of his, her or its accreditation pursuant to a duly executed and completed Investor Representation Agreement. Each Converting Holder who is entitled to receive, pursuant to Section 1.3(a)(i), vested and unvested shares of Acquirer Common Stock upon the Closing shall contribute pro rata to the Holdback Amount based on such Converting Holder’s vested and unvested shares of Acquirer Common Stock; provided that any unvested shares of Acquirer Common Stock in the Holdback Fund shall vest before any unvested shares of Acquirer Common Stock not in the Holdback Fund and any recoveries under Article V shall be first be recovered against vested shares of Acquirer Common Stock. The Holdback Fund shall constitute partial security for the benefit of Acquirer (on behalf of itself or any other Indemnified Person) with respect to any Indemnifiable Damages pursuant to the indemnification obligations of the Converting Holders under Section 1.6(f) and Article V, and shall be held and distributed in accordance with Section 1.6(f) and Section 5.1. The adoption of this Agreement and the approval of the principal terms of the Merger by the Company Stockholders shall constitute, among other things, approval of the Holdback Amount, the withholding of the Holdback Amount by Acquirer and the appointment of the Stockholders’ Agent.
(ii)    In the event of any stock split, reverse stock split, stock dividend (including any dividend or distribution of securities convertible into capital stock), reorganization, reclassification, combination, recapitalization or other like change with respect to shares of Acquirer Common Stock occurring after the Effective Time and prior to the Holdback Release Date, all references herein to specified numbers of shares of any class or series affected thereby, and all calculations provided for that are based upon numbers of shares of any class or series (or trading prices therefor) affected thereby, shall be equitably adjusted to the extent necessary to provide the parties the same economic effect as contemplated by this Agreement prior to such stock split, reverse stock split, stock dividend, reorganization, reclassification, combination, recapitalization or other like change.
(c)    Legends. Any shares of Acquirer Common Stock to be issued pursuant to this Agreement shall bear the following legends (along with any other legends that may be required under Applicable Law):
THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THESE SHARES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THE ISSUER OF THESE SHARES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE SECURITIES ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO CERTAIN RESTRICTIONS ON PUBLIC RESALE AND TRANSFER AND FIRST REFUSAL RIGHTS HELD BY THE ISSUER AND/OR ITS ASSIGNEE(S) AND MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY WAY DISPOSED OF EXCEPT AS SET FORTH IN A STOCKHOLDER AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH TRANSFER RESTRICTIONS AND FIRST REFUSAL RIGHTS ARE BINDING ON TRANSFEREES OF THESE SHARES.
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A MARKET STANDOFF RESTRICTION AS SET FORTH IN A CERTAIN STOCKHOLDER AGREEMENT BETWEEN THE ISSUER AND THE ORIGINAL HOLDER OF THESE SHARES, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. AS A RESULT OF SUCH AGREEMENT, THESE SHARES MAY NOT BE TRADED PRIOR TO 180 DAYS AFTER THE EFFECTIVE DATE OF CERTAIN PUBLIC OFFERINGS OF THE COMMON STOCK OF THE ISSUER HEREOF. SUCH RESTRICTION IS BINDING ON TRANSFEREES OF THESE SHARES.
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS ON TRANSFER AS PROVIDED IN THE BYLAWS OF THE ISSUER.
THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO INDEMNITY AND HOLDBACK OBLIGATIONS SET FORTH IN A CERTAIN AGREEMENT AND PLAN OF MERGER AND REORGANIZATION WITH THE ISSUER, A COPY OF WHICH MAY BE OBTAINED AT THE PRINCIPAL OFFICE OF THE ISSUER. SUCH OBLIGATIONS ARE BINDING ON TRANSFEREES OF THESE SHARES.
(d)    Transfers of Ownership. If any shares of Acquirer Common Stock issuable pursuant to Section 1.3(a)(i) are to be paid or issued, as applicable, to a Person other than the Person to which the Certificate surrendered in exchange therefor is registered, it shall be a condition of the payment and issuance thereof that such Certificate shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange shall have paid to Acquirer or any agent designated by Acquirer any transfer or other Taxes required by reason of the payment of cash in any name other than that of the registered holder of such Certificate, or established to the satisfaction of Acquirer or any agent designated by Acquirer that such Tax has been paid or is not payable.
(e)    No Liability. Notwithstanding anything to the contrary in this Section 1.4, no party hereto shall be liable to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Applicable Law.
(f)    Unclaimed Consideration. Each holder of a Certificate who has not theretofore complied with the exchange procedures set forth in and contemplated by this Section 1.4 shall look only to Acquirer (subject to abandoned property, escheat and similar Applicable Law) for its claim, only as a general unsecured creditor thereof, to any portion of the Total Merger Consideration issuable pursuant to Section 1.3(a)(i) in respect of such Certificate. Notwithstanding anything to the contrary contained herein, if any holder of a Certificate has not complied with Section 1.4(a)(iii) prior to the earlier of the eighteen (18) month anniversary of the Effective Time and such date on which the applicable portion of the Total

Merger Consideration issuable pursuant to Section 1.3(a)(i) in respect of such Certificate would otherwise escheat to, or become the property of, any Governmental Entity, any amounts payable in respect of such Certificate shall, to the extent permitted by Applicable Law, become the property of Acquirer, free and clear of all claims or interests of any Person previously entitled thereto.
1.5    No Further Ownership Rights in the Company Capital Stock. The applicable portion of the Total Merger Consideration issued or issuable, as applicable, following the surrender for exchange of the Certificates in accordance with this Agreement shall be issued or issuable, as applicable, in full satisfaction of all rights pertaining to the shares of Company Capital Stock represented by such Certificates, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock that were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, any Certificate, document or instrument representing shares of Company Capital Stock is presented to the Surviving Corporation for any reason, such Certificate, document or instrument (and the underlying shares of Company Capital Stock) shall be cancelled and exchanged as provided in this Article I.
1.6    Company Net Working Capital Adjustment.
(a)    Within 90 days after the Closing, Acquirer shall prepare the calculation of Company Net Working Capital (the “NWC Calculations”) by delivering to the Stockholders’ Agent a notice (the “Acquirer NWC Notice”) setting forth Acquirer’s calculation of Company Net Working Capital and the amount by which Company Net Working Capital as calculated by Acquirer is less than or more than Company Net Working Capital as set forth in the Company Closing Financial Certificate, in each case together with supporting documentation, information and calculations. Any matters not expressly set forth in the Acquirer NWC Notice shall be deemed to have been accepted by Acquirer, except for such other matters contained in the NWC Calculations that are affected by the ultimate resolution of the matters in dispute. Acquirer shall provide the Stockholders’ Agent and its representatives reasonable access at reasonable times and upon reasonable notice to the records, properties, personnel and (subject to the execution of customary work paper access letters if requested) auditors relating to the preparation of the Acquirer NWC Notice and shall cause its personnel to reasonably cooperate with the Stockholders’ Agent in connection with its review of the Acquirer NWC Notice.
(b)    The Stockholders’ Agent may object to the calculation of Company Net Working Capital set forth in the Acquirer NWC Notice by providing written notice of such objection to Acquirer within 30 days after Acquirer’s delivery of the Acquirer NWC Notice (the “Notice of Objection”), together with supporting documentation, information and calculations. Any matters not expressly set forth in the Notice of Objection shall be deemed to have been accepted by the Stockholders’ Agent on behalf of the Converting Holders, except for such other matters contained in the NWC Calculations that are affected by the ultimate resolution of the matters in dispute.
(c)    If the Stockholders’ Agent timely provides the Notice of Objection, then Acquirer and the Stockholders’ Agent shall confer in good faith for a period of up to ten Business Days following Acquirer’s timely receipt of the Notice of Objection in an attempt to resolve any disputed matter set forth in the Notice of Objection, and any resolution by them shall be in writing and shall be final and binding on the parties hereto and the Converting Holders.
(d)    If, after the ten Business Day period set forth in Section 1.6(c), Acquirer and the Stockholders’ Agent cannot resolve any matter set forth in the Notice of Objection, then Acquirer and the Stockholders’ Agent shall engage a nationally recognized independent accounting firm reasonably acceptable to both Acquirer and the Stockholders’ Agent, with which neither has an existing relationship (the “Independent Accountant”) to review only the matters in the Notice of Objection that are still disputed by Acquirer and the Stockholders’ Agent and the NWC Calculations to the extent relevant thereto. After such review and a review of the Company’s relevant books and records, the Independent Accountant shall promptly (and in any event within 60 days following its engagement) determine the resolution of such remaining disputed matters, which determination shall be final and binding on the parties hereto and the Converting Holders, and the Independent Accountant shall provide Acquirer and the Stockholders’ Agent with a calculation of Company Net Working Capital in accordance with such determination. The Independent Accountant shall make its determination as an auditor, not an arbitrator, and based solely on the written submissions of Acquirer and the Stockholders’ Agent of the appropriate amount of each of the items which remain in dispute. With respect to each disputed line item, the determination of the Independent Accountant shall not be in excess of the higher, nor less than the lower, of the amounts advocated by Acquirer or the Stockholders’ Agent, as applicable. Notwithstanding the foregoing, the scope of the disputes to be resolved by the Independent Accountant shall be limited to fixing mathematical errors and determining whether any disputed determination of Company Net Working Capital or any component thereof was properly calculated in accordance with the terms of this Agreement. The Independent Accountant is not authorized to, and shall not, make any other determination, including (A) any determination with respect to any matter included in the Company Closing Financial Statement, Acquirer NWC Notice or Notice of Objection other than those matters that were properly submitted for resolution to the Independent Accountant or (B) any determination as to the accuracy of the representations and warranties set forth in this Agreement.
(e)    In the event that Acquirer and Stockholders’ Agent submit any unresolved objections with respect to the Company Net Working Capital to the Independent Accountant for resolution as provided in Section 1.6(d), Acquirer and the Stockholders’ Agent (on behalf of the Converting Holders) shall each pay their own fees and expenses. The costs and charges of the Independent Accountant will be allocated between the parties based on the inverse of the percentage its determination (before such allocation) bears to the aggregate amount of the items in dispute as originally submitted to the Independent Accountant. By way of illustration and not limitation, assuming the items in dispute total an amount equal to $1,000 and the Independent Accountant awards $600 in favor of the Stockholders’ Agent’s position, 60% of the costs of its review would be borne by Acquirer and 40% of such costs would be borne by the Converting Holders.
(f)    In the event the Company Net Working Capital as finally determined pursuant to Section 1.6(b), Section 1.6(c), Section 1.6(d) and/or Section 1.6(e), as the case may be (the “Closing Net Working Capital”) is less than the Company Net Working Capital calculated in the Company Closing Financial Certificate, the Closing Net Working Capital Shortfall will be recalculated using the Closing Net Working Capital, and the Converting Holders shall severally but not jointly, based on their respective Pro Rata Share, indemnify and hold harmless Acquirer, without any objection by the Stockholders’ Agent, for the full amount (if any) by which the Company Net Working Capital Shortfall has increased in magnitude and Acquirer shall be entitled at its discretion to either (i) cancel a number of shares of Acquirer Common Stock equal to (x) the aggregate amount of such indemnification obligation divided by (y) the Acquirer Stock Price or (ii) if such indemnification obligation amount exceeds $500,000, seek recourse directly against the Converting Holders based on their Pro Rata Share for any amount in excess of $500,000 (it being understood that such indemnification obligation may be satisfied in the discretion of any Converting Holder by cash, a forfeiture of Acquirer Common Stock with a deemed value equal to the Acquirer Stock Price or a combination thereof).
(g)    In the event the Closing Net Working Capital is greater than the Company Net Working Capital calculated in the Company Closing Financial Certificate, the Closing Net Working Capital Shortfall will be recalculated using the Closing Net Working Capital, and Acquirer will distribute to the Converting Holders (according to their respective Pro Rata Shares) a number of shares of Acquirer

Common Stock equal to the quotient obtained by dividing (i) the full amount (if any) by which the Company Net Working Capital Shortfall has decreased in magnitude by (ii) the Acquirer Stock Price.
(h)    Acquirer’s right to indemnification pursuant to this Section 1.6 will not be subject to any of the limitations set forth in Article V. Any payments made pursuant to this Section 1.6 shall be treated as adjustments to the Total Merger Consideration for all Tax purposes to the maximum extent permitted under Applicable Law. For clarity, the process set forth in this Section 1.6 shall be the exclusive remedy of Acquirer and the Stockholders’ Agent for disputes related to the Acquirer NWC Notice, Notice of Objection and any amounts set forth therein.
1.7    Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other Taxes and fees (including any penalties and interest) incurred in connection with this Agreement shall be paid by the applicable Company Securityholder when due, and such Company Securityholder shall, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees.
1.8    Withholding Rights. Each of Acquirer, Merger Sub, the Surviving Corporation and their respective subsidiaries shall be entitled to deduct and withhold from any amounts otherwise payable pursuant to this Agreement to any Key Employee, any Continuing Employee, any holder of any shares of Company Capital Stock or Certificates or any other Person, such amounts as are required to be deducted and withheld under the Code or any provision of state, local, provincial or foreign Tax law. To the extent that amounts are so deducted and withheld and paid over to or credited by the appropriate Governmental Entity, such amounts shall be treated for all purposes of this Agreement as having been paid to such Persons in respect of which such deduction and withholding was made.
1.9    Taking of Necessary Action; Further Action. If, at any time after the Closing, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and interest in, to and under, and/or possession of, all assets, property, rights, privileges, powers and franchises of the Company, the officers and directors of the Surviving Corporation are fully authorized, in the name and on behalf of the Company or otherwise, to take all lawful action necessary or desirable to accomplish such purpose or acts, so long as such action is not inconsistent with this Agreement.
ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
Subject to the disclosures set forth in the disclosure letter of the Company delivered to Acquirer concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Section and, if applicable, the Subsection of this Article II to which it relates (unless and only to the extent the relevance to other representations and warranties is readily apparent from the actual text of the disclosures without any reference to extrinsic documentation or any independent knowledge on the part of the reader regarding the matter disclosed), and each of which disclosures shall also be deemed to be representations and warranties made by the Company to Acquirer under this Article II), the Company represents and warrants to Acquirer as follows:
2.1    Organization, Standing, Power and Subsidiaries.
(a)    The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has the corporate power to own, operate, use, distribute and lease its properties and to conduct the Business. The Company is duly licensed or qualified to do business and is in good standing in each jurisdiction where the failure to be so qualified or in good standing, individually or in the aggregate with any such other failures, would reasonably be expected to have a Material Adverse Effect with respect to the Company. The Company has and, since its inception has had, no subsidiaries or any Equity Interest, whether direct or indirect, in, or any loans to, any corporation, partnership, limited liability company, joint venture or other business entity. There are no outstanding and currently effective powers of attorneys executed by or on behalf of the Company.
(b)    Neither the Company nor any of the Company Stockholders has ever approved or commenced any proceeding or made any election contemplating the dissolution or liquidation of the Company or the winding up or cessation of the business or affairs of the Company. There are no entities that have been merged into or that otherwise are predecessors to the Company.
(c)    Schedule 2.1(c) of the Company Disclosure Letter sets forth a true, correct and complete list of: (i) the names of the members of the Board, (ii) the names of the members of each committee of the Board and (iii) the names and titles of the officers of the Company.
2.2    Capital Structure.
(a)    The authorized Company Capital Stock consists solely of (i) 34,000,000 shares of Company Common Stock and (ii) 14,349,177 shares of Company Preferred Stock, 3,740,803 of which are designated as Company Series Seed Preferred Stock, 5,704,637 of which are designated as Company Series A-1 Preferred Stock, 1,785,948 of which are designated as Company Series A-2 Preferred Stock, 2,017,789 of which are designated as Company Series A-3 Preferred Stock and 1,100,000 of which are designated as Company Series A-4 Preferred Stock. As of the Agreement Date, a total of 11,627,487 shares of Company Common Stock, 3,740,803 shares of Company Series Seed Preferred Stock, 5,704,637 shares of Company Series A-1 Preferred Stock, 1,785,948 shares of Company Series A-2 Preferred Stock, 2,017,789 shares of Company Series A-3 Preferred Stock and 1,052,853 shares of Company Series A-4 Preferred Stock are issued and outstanding, and there are no other issued and outstanding shares of Company Capital Stock and no commitments or Contracts to issue any shares of Company Capital Stock other than pursuant to the exercise of Company Options under the Company Option Plans that are outstanding or the exercise of Company Warrants that are outstanding. The Company does not hold any treasury shares. All shares of the Company Capital Stock are represented by electronic certificates and there exist no physical certificates for Company Capital Stock still in effect. Schedule 2.2(a) of the Company Disclosure Letter sets forth as of the Agreement Date (i) a true, correct and complete list of the Company Stockholders and the number and type of such shares so owned by such Company Stockholder, and any beneficial holders thereof, if applicable, (ii) the number of shares of Company Common Stock that would be owned by such Company Stockholder assuming conversion of all shares of Company Preferred Stock so owned by such Person after giving effect to all anti-dilution and similar adjustments and the Conversion Election and (iii) the number of such shares of Company Common Stock that are Unvested Company Shares, including as applicable the number and type of such Unvested Company Shares, the per share purchase price paid for such Unvested Company Shares, the vesting schedule in effect for such Unvested Company Shares (and the terms of any acceleration thereof), the per share repurchase price payable for such Unvested Company Shares, the length of the repurchase period following the termination of service of the holder of such Unvested Company Shares and whether a valid election was made under Section 83 of the Code with respect to such Unvested Company Shares. All issued and outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and are free of any Encumbrances, outstanding subscriptions, preemptive rights or “put” or “call” rights created by statute, the Certificate of Incorporation, the Bylaws or any Contract to which the Company is a party or by which the Company or any of its assets are bound. The Company has not ever declared or paid any dividends on any shares of Company Capital Stock. There is no Liability for dividends accrued and unpaid by the Company. The Company is not under any obligation to register under the Securities Act or any other Applicable Law any shares of Company Capital Stock, any Equity

Interests or any other securities of the Company, whether currently outstanding or that may subsequently be issued. Each share of Company Preferred Stock is convertible into shares of Company Common Stock on a one-for-one basis, and immediately prior to the Closing, all shares of Company Preferred Stock will automatically convert into shares of Company Common Stock pursuant to the Conversion Election. All issued and outstanding shares of Company Capital Stock were issued in compliance with Applicable Law and all requirements set forth in the Certificate of Incorporation, the Bylaws and any applicable Contracts to which the Company is a party or by which the Company or any of its assets are bound. Except as set forth on Schedule 2.2(a) of the Company Disclosure Letter, all holders of Company Capital Stock as of immediately prior to the Effective Time qualify as an “accredited investor” as such term is defined in Rule 501 of Regulation D of the Securities Act.
(b)    The Company has reserved 9,412,342 shares of Company Common Stock for issuance pursuant to awards granted under the Company Option Plans, of which 6,422,337 shares are subject to outstanding and unexercised Company Options, and 1,024,533 shares remain available for issuance thereunder as of the Agreement Date. Schedule 2.2(b) of the Company Disclosure Letter sets forth as of the Agreement Date a true, correct and complete list of all Company Optionholders, and each Company Option, whether or not granted under the Company Option Plan, including the number of shares of Company Capital Stock subject to each Company Option, the number of such shares that are vested or unvested, the date of grant, the vesting commencement date, the vesting schedule (and the terms of any acceleration thereof), the exercise price per share, the Tax status of such Company Option under Section 422 of the Code (or any applicable foreign Tax law), the expiration date, the Company Option Plan under which such Company Option was granted (if any) and the country and state of residence of such Company Optionholder. All Company Options listed on Schedule 2.2(b) of the Company Disclosure Letter that are denoted as incentive stock options under Section 422 of the Code so qualify and will continue to so qualify as of immediately prior to the consummation of the Transactions. In addition, Schedule 2.2(b) of the Company Disclosure Letter indicates which Company Optionholders are Persons that are not employees of the Company (including non-employee directors, consultants, advisory board members, vendors, service providers or other similar Persons), including a description of the relationship between each such Person and the Company. True, correct and complete copies of each Company Option Plan, all agreements and instruments relating to or issued under each Company Option Plan (including executed copies of all Contracts relating to each Company Option and the shares of Company Capital Stock purchased under such Company Option) have been made available to Acquirer, and such Company Option Plans and Contracts have not been amended, modified or supplemented since being made available to Acquirer, and there are no agreements, understandings or commitments on the part of the Company to amend, modify or supplement such Company Option Plans or Contracts in any case from those provided to Acquirer. The terms of the Company Option Plans permit the treatment of Company Options as provided herein, without notice to, or the consent or approval of, the Company Optionholders, the Company Stockholders or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such Company Options. The exercise price of all Company Options is and has at all times been at least equal to the fair market value of the Company Common Stock on the date such Company Options were granted (within the meaning of Treasury Regulation 1.409A-1(b)(5)(vi)(B)), and none of Acquirer or the Company has incurred or will incur any Liability or obligation to withhold Taxes under Section 409A of the Code upon the vesting of any Company Options. All Company Options cover “service recipient stock” (as defined under Treasury Regulation 1.409A-1(b)(5)(iii)) with respect to the grantor thereof. All Company Options (including the exercise price or methodology for determining the exercise price and substantive terms thereof) have been appropriately authorized by the Board or an appropriate committee thereof as of the applicable date of grant. No Company Options have been retroactively granted, or the exercise price of any such Company Option determined retroactively, in any case, in contravention of any Applicable Law.
(c)    Schedule 2.2(c) of the Company Disclosure Letter sets forth as of the Agreement

Date a true, correct and complete list of all Company Warrantholders, including the number of shares and type of Company Capital Stock subject to each Company Warrant, the date of grant, the exercise or vesting schedule (and the terms of any acceleration thereof), the exercise price per share and the term of each Company Warrant. True, correct and complete copies of each Company Warrant have been provided to Acquirer, and such Company Warrants have not been amended or supplemented since being provided to Acquirer, and there are no Contracts to which the Company is a party providing for the amendment or supplement of such Company Warrants. The terms of the Company Warrants permit the treatment of Company Warrants as provided herein, without notice to, or the consent or approval of, the Company Warrantholders, the Company Stockholders or otherwise and without any acceleration of the exercise schedule or vesting provisions in effect for such Company Warrants.
(d)    There are no authorized, issued or outstanding Equity Interests of the Company other than shares of Company Capital Stock, Company Options and Company Warrants. Other than as set forth on Schedules 2.2(a), 2.2(b) and 2.2(c) of the Company Disclosure Letter, no Person has any Equity Interests of the Company, stock appreciation rights, stock units, share schemes, calls or rights, or is party to any Contract of any character to which the Company or a Company Securityholder is a party or by which it or its assets is bound, (i) obligating the Company or a Company Securityholder to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any Equity Interests of the Company or other rights to purchase or otherwise acquire any Equity Interests of the Company, whether vested or unvested, or (ii) obligating the Company to grant, extend, accelerate the vesting and/or repurchase rights of, change the price of, or otherwise amend or enter into any such Company Option, Company Warrant, call, right or Contract.
(e)    No Company Debt (i) granting its holder the right to vote on any matters on which any Company Securityholder may vote (or that is convertible into, or exchangeable for, securities having such right) or (ii) the value of which is in any way based upon or derived from capital or voting stock of the Company, is issued or outstanding.
(f)    There are no Contracts relating to voting, purchase, sale or transfer of any Company Capital Stock (i) between or among the Company, on the one hand, and any Company Securityholder, on the other hand, other than written Contracts granting the Company the right to purchase unvested shares upon termination of employment with or service to the Company, and (ii) to the knowledge of the Company (without inquiry or investigation), between or among any of the Company Securityholders. Neither the Company Option Plan nor any Contract of any character to which the Company is a party to or by which the Company or any of its assets are bound relating to any Unvested Company Shares requires or otherwise provides for any accelerated vesting of any Unvested Company Shares or the acceleration of any other benefits thereunder, in each case in connection with the Transactions or upon termination of employment or service with the Company or Acquirer, or any other event, whether before, upon or following the Effective Time or otherwise.
(g)    As of the Closing, (i) the number of shares of Company Capital Stock set forth in the Spreadsheet as being owned by a Person, or subject to Company Options or Company Warrants owned by such Person, will constitute the entire interest of such Person in the issued and outstanding Company Capital Stock or any other Equity Interests of the Company, (ii) no Person not disclosed in the Spreadsheet will have a right to acquire from the Company any shares of Company Capital Stock, Company Options, Company Warrants or any other Equity Interests of the Company and (iii) the shares of Company Capital Stock, Company Options and/or Company Warrants disclosed in the Spreadsheet will be free and clear of any Encumbrances created by the Certificate of Incorporation, the Bylaws or any Contract to which the Company is a party.
(h)    Schedule 2.2(h) of the Company Disclosure Letter identifies each employee of the Company or any other Person with an offer letter or other Contract or Company Employee Plan that contemplates a grant of, or right to purchase or receive: (i) options to purchase shares of Company Common Stock or other equity awards with respect to Company Capital Stock or (ii) other securities of the Company that, in each case, have not been issued or granted, together with the number of such options, other equity awards or other securities and any promised terms thereof.
2.3    Authority; Non-contravention.
(a)    Subject to obtaining the Company Stockholder Approval, the Company has all requisite corporate power and authority to enter into this Agreement and the other Company Transaction Documents and to consummate the Transactions. The execution and delivery of this Agreement and the other Company Transaction Documents and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of the Company. Each Transaction Document has been duly executed and delivered by the Company and, assuming the due execution and delivery of such Transaction Document by the other parties hereto, constitutes the valid and binding obligation of the Company enforceable against the Company in accordance with its terms subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies. The Board, by resolutions duly adopted (and not thereafter modified or rescinded) by the unanimous vote of the Board, has (i) declared that this Agreement and the Transactions upon the terms and subject to the conditions set forth herein, advisable, fair to and in the best interests of the Company and the Company Stockholders, (ii) approved this Agreement in accordance with Applicable Law and (iii) directed that the adoption of this Agreement be submitted to the Company Stockholders for consideration and recommended that all of the Company Stockholders adopt this Agreement and approve the Merger. The Company Stockholder Approval is the only vote of the holders of Company Capital Stock necessary to adopt this Agreement and approve the Transactions, including the Conversion Election, under the DGCL, the CCC, the Certificate of Incorporation and the Bylaws, each as in effect at the time of such adoption and approval.
(b)    The execution and delivery of this Agreement and the other Company Transaction Documents, by the Company does not, and the consummation of the Transactions will not, (i) result in the creation of any Encumbrance (other than a Permitted Encumbrance) on any of the material assets of the Company or any of the shares of Company Capital Stock or (ii) conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under, or require any consent, approval or waiver from any Person pursuant to, (A) any provision of the Certificate of Incorporation or the Bylaws, in each case as amended to date, (B) any Material Contract of the Company or any Material Contract applicable to any of the assets of the Company or (C) any Applicable Law, except (solely in the case of clauses (B) above) for such Encumbrances, conflicts, violations, defaults, terminations, cancellations, accelerations, losses, or breaches which would not, individually or in the aggregate, reasonably be expected to be material to the Company.
(c)    No consent, approval, Order or authorization of, or registration, declaration or filing with, or notice to, any Governmental Entity is required by or with respect to the Company in connection with the execution and delivery of this Agreement or any other Company Transaction Document or the consummation of the Transactions, except for (i) the filing of the Certificate of Merger, as provided in Section 1.1(d) and (ii) such other consents, approvals, Orders, authorizations, registrations, declarations, filings and notices that, if not obtained or made, would not adversely affect, and would not reasonably be expected to adversely affect, the Company’s ability to perform or comply with the covenants, agreements or obligations of the Company herein or in any other Company Transaction Document or to consummate the Transactions in accordance with this Agreement or any other Company

Transaction Document and Applicable Law.
(d)    The Company, the Board and the Company Stockholders have taken all actions such that the restrictive provisions of any “fair price,” “moratorium,” “control share acquisition,” “business combination,” “interested shareholder” or other similar anti-takeover statute or regulation, and any anti-takeover provision in the organizational or governing documents of the Company will not be applicable to any of Acquirer, the Company or the Surviving Corporation, or to the execution, delivery, or performance of this Agreement or the Stockholder Agreement, or to the Transactions, the Company Stockholder Approval or the Requisite Stockholder Approval.
2.4    Financial Statements; No Undisclosed Liabilities.
(a)    The Company has made available to Acquirer its unaudited financial statements for each of the fiscal years ending December 31, 2018 and 2019 and the 11-month period ending November 30, 2020 (including, in each case, balance sheets, statements of operations and statements of cash flows) (collectively, the “Financial Statements”), which are included as Schedule 2.4(a) of the Company Disclosure Letter. The Financial Statements (i) are derived from and in accordance with the books and records of the Company, (ii) complied as to form with applicable accounting requirements with respect thereto as of their respective dates, (iii) fairly and accurately present the financial condition of the Company at the dates therein indicated and the results of operations and cash flows of the Company for the periods therein specified (subject, in the case of unaudited interim period Financial Statements, to normal recurring year-end audit adjustments, none of which individually or in the aggregate are or will be material in amount) and (iv) were prepared in accordance with GAAP, except for the absence of footnotes in the unaudited Financial Statements, applied on a consistent basis throughout the periods involved.
(b)    The Company does not have any material Liabilities of any nature other than (i) those set forth or adequately provided for in the balance sheet included in the Financial Statements as of November 30, 2020 (such date, the “Company Balance Sheet Date” and such balance sheet, the “Company Balance Sheet”), (ii) those incurred in the conduct of the Company’s business since the Company Balance Sheet Date in the ordinary course of business and consistent with past practice that are of the type that ordinarily recur and do not result from any breach of Contract, warranty, infringement, tort or violation of Applicable Law, (iii) those incurred by the Company in connection with the execution of this Agreement and consummation of the Transactions (including for Transaction Expenses), (iv) that are executory performance obligations arising under Contracts to which the Company is a party or otherwise bound. For clarity, (x) the mere existence of a claim, complaint or notice from a third party involving the Company arising after the Closing Date shall not constitute a breach of this Section 2.4 on the theory that such claim or the matters underlying such claim (absent an underlying breach of another applicable representation or warranty) constituted an unknown, unasserted, indeterminate, contingent, unaccrued, unmatured, unliquidated or other debt, liability or obligation of the Company as of the Closing Date and (y) this Section 2.4 is not intended to, and shall not be deemed to, address the subject matter of other representations and warranties in Article II that are qualified by the knowledge of the Company.
(c)    The Company has not applied for or accepted (i) any loan pursuant to the PPP in Section 1102 and Section 1106 of the CARES Act, respectively, or (ii) any funds pursuant to the Economic Injury Disaster Loan program or an advance on an Economic Injury Disaster Loan pursuant to Section 1110 of the CARES Act.
(d)    Schedule 2.4(d) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Debt, including, for each item of Company Debt, the agreement governing the Company Debt and the interest rate, maturity date, any assets securing such Company Debt and any prepayment or other penalties payable in connection with the repayment of such Company Debt at the

Closing.
(e)    Schedule 2.4(e) of the Company Disclosure Letter sets forth the names and locations of all banks and other financial institutions at which the Company maintain accounts and the names of all Persons authorized to make withdrawals therefrom.
(f)    The accounts receivable of the Company as reflected on the Company Balance Sheet and as will be reflected in the Company Closing Financial Certificate arose in the ordinary course of business and consistent with past practice and represent bona fide claims against debtors for sales and other charges, and have been collected or to the knowledge of the Company, are collectible in the book amounts thereof within 60 days following the Closing, less an amount not in excess of the allowance for doubtful accounts provided for in the Company Balance Sheet or in the Company Closing Financial Certificate, as the case may be.
(g)    The Company has established and maintains a system of internal accounting controls sufficient to provide reasonable assurances (i) that transactions, receipts and expenditures of the Company are being executed and made only in accordance with appropriate authorizations of management and the Board, (ii) that transactions are recorded as necessary (A) to permit preparation of financial statements in conformity with GAAP and (B) to maintain accountability for assets, (iii) regarding the prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company and (iv) that the amount recorded for assets on the books and records of the Company is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. None of the Company, its independent auditors or, to the knowledge of the Company, any current or former employee, consultant or director of the Company has identified or been made aware of any fraud, whether or not material, that involves the Company’s management or other current or former employees, consultants or directors of the Company who have a role in the preparation of financial statements or the internal accounting controls utilized by the Company, or any claim or allegation regarding any of the foregoing.
(h)    As of and immediately prior to the Closing, in relation to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”):
(i)    The Company will be its own ultimate parent entity (as such term is defined in 16 C.F.R. § 801.1(a)(3) and is interpreted by the Premerger Notification Office of the United States Federal Trade Commission (“PNO”)) and will not be controlled (as such term is defined in 16 C.F.R. § 801.1(b) and is interpreted by the PNO) by any other person or entity (as such terms are defined in 16 C.F.R. § 801.1(a) and are interpreted by the PNO).
(ii)    The annual net sales (as such term is defined in 16 C.F.R. § 801.11 and is interpreted by the PNO) of the Company will be below the $100 million (as adjusted) threshold set forth in 15 U.S. Code § 18a(a)(2)(B)(ii)(III) (currently $180.0 million).
(iii)    The total assets (as such term is defined in 16 C.F.R. § 801.11 and is interpreted by the PNO) of the Company will be below the $10 million (as adjusted) threshold set forth in 15 U.S. Code § 18a(a)(2)(B)(ii)(II) (currently $18.0 million).
(iv)    The Company will not be engaged in manufacturing (as such term is defined in 16 C.F.R. § 801.1(j) and is interpreted by the PNO).
(i)    The Company has identified all uncertain Tax positions contained in all Tax Returns filed by the Company and has established adequate reserves and made any appropriate disclosures in the Financial Statements in accordance with the requirements of ASC 740-10 (formerly Financial Interpretation No. 48 of FASB Statement No. 109, Accounting for Uncertain Tax Positions).
2.5    Absence of Changes. Except as set forth in Schedule 2.5 of the Company Disclosure Letter, since July 1, 2020 to the Agreement Date:
(a)    the Company has conducted the Business only in the ordinary course of business and consistent with past practice;
(b)    there has not occurred a Material Adverse Effect with respect to the Company;
(c)    the Company has not made or entered into any Contract or letter of intent with respect to any acquisition, sale or transfer of any material asset of the Company (other than the non-exclusive license of Company Products to its customers in the ordinary course of business consistent with past practice);
(d)    except as required by GAAP, there has not occurred any change in accounting methods or practices (including any change in depreciation or amortization policies or rates or revenue recognition policies) by the Company or any revaluation by the Company of any of its assets;
(e)    there has not occurred any declaration, setting aside, or payment of a dividend or other distribution with respect to any securities of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its securities (other than repurchases of Unvested Company Shares in accordance with Contracts governing such shares or forfeitures of unvested Company Options upon termination of service), or any change in any rights, preferences, privileges or restrictions of any of its outstanding securities;
(f)    the Company has not amended or terminated any Material Contract, and there has not occurred any default by the Company, or to the knowledge of the Company, by any counterparty under any Material Contract to which the Company is a party or by which it is, or any of its assets and properties are, bound;
(g)    there has not occurred any amendment or change to the Certificate of Incorporation or Bylaws;
(h)    the Company has not established, entered into, adopted, terminated, or amended any employment or separation agreement (other than new agreements with non-executive employees in the ordinary course which do not provide for severance benefits), compensation or benefit plan, retirement policy, practice, arrangement, or agreement or other employee benefit plan;
(i)    there has not occurred any increase in or modification outside of the ordinary course of business of the compensation or benefits payable or to become payable by the Company to any of its current or former directors, officers, employees or consultants, and there have not been any material modification of any “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and the regulations and guidance promulgated thereunder, or any new loans or extension of existing loans to any such Persons (other than routine expense advances to employees of the Company);
(j)    the Company has not committed to grant or provide (nor has granted any) increase or acceleration of funding, payment or vesting of any compensation or benefits (other than pursuant to the terms of any Contracts already in existence and made available to Acquirer);

(k)    there has not occurred the execution of any employment Contracts or service Contracts or the extension of the term of any existing employment Contract or service Contract with any Person in the employ or service of the Company other than in the ordinary course of business for non-senior employees;
(l)    there has not occurred any change in title, office or position, or material reduction in the responsibilities of, or change in identity with respect to the management, supervisory or other key personnel of the Company, or any termination of employment of any such employees;
(m)    there has not occurred any labor dispute or claim of unfair labor practices involving the Company;
(n)    the Company has not incurred, created or assumed any Encumbrance (other than a Permitted Encumbrance) on any of its assets or properties, any Liability for borrowed money or any Liability as guaranty or surety with respect to the obligations of any other Person;
(o)    the Company has not paid or discharged any Encumbrance or Liability that was not shown on the Company Balance Sheet or incurred in the ordinary course of business since the Company Balance Sheet Date;
(p)    the Company has not incurred any monetary liability to its directors, officers or stockholders (other than monetary liabilities to pay compensation or benefits in connection with services rendered in the ordinary course of business or to reimburse ordinary course business expenses);
(q)    the Company has not made any deferral of the payment of any accounts payable other than in the ordinary course of business, or in an amount in excess of $25,000, or given any discount, accommodation or other concession other than in the ordinary course of business, in order to accelerate or induce the collection of any receivable;
(r)    the Company has not made any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers;
(s)    there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the assets, properties or business of the Company;
(t)    the Company has not (i) sold, disposed of, assigned, transferred or licensed to any Person any rights to any Company Intellectual Property other than Standard Outbound Licenses, (ii) acquired or licensed from any Person any Intellectual Property other than Standard Inbound Licenses, or (iii) sold, disposed of, assigned, transferred, licensed or provided a copy of any Company Source Code to any Person; and
(u)    there has not been any capital expenditures relating to the Company, execution of any lease to which the Company is a party or incurrence of any obligations to make any capital expenditures or execute any lease;
(v)    there has not been any commencement or settlement of any Legal Proceeding; and
(w)    there has not occurred any announcement of, any negotiation by or any entry into any Contract by the Company to do any of the things described in the preceding clauses (a) through (v) (other than negotiations and agreements with Acquirer and its representatives regarding the Transactions).

2.6    Litigation. There is no pending Legal Proceeding to which the Company is a party, and, no Legal Proceeding threatened in writing or, to the knowledge of the Company, orally against the Company or any of its assets or any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company). To the knowledge of the Company, there is not any reasonable basis for any Person to assert a claim against the Company or any of its assets that would reasonably be expected to result in a material Legal Proceeding against the Company. There is no Order against the Company, or any of its assets, or, to the knowledge of the Company, any of its directors, officers or employees (in their capacities as such or relating to their employment, services or relationship with the Company). The Company does not have any Legal Proceeding pending or threatened against any other Person, and to the knowledge of the Company, there is not any reasonable basis for any such Legal Proceeding that would reasonably be expected to be material to the Company.
2.7    Restrictions on Business Activities. There is no Contract or Order binding upon the Company that restricts or prohibits, purports to restrict or prohibit, has or would reasonably be expected to have, whether before or after consummation of the Merger, the effect of prohibiting, restricting or impairing any current or presently proposed business practice of the Company, any acquisition of property by the Company or the conduct or operation of the Business or limiting the freedom of the Company to (i) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property (in each case other than ordinary course restrictions or limitations on the use of Third Party Intellectual Property included in the applicable written license agreement therefor), including any grants by the Company of exclusive rights or licenses (but excluding non-exclusive licenses) (ii) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services, (iii) solicit the services or business of any Person (other than ordinary course restrictions on the solicitation of a party’s employees or contractors), or (iv) freely set prices for any products, services or technology, including the Company Products (including any most favored pricing provisions).
2.8    Compliance with Laws; Governmental Permits.
(a)    The Company has complied in all material respects with, is not in material violation of, and has not received any written or, to the knowledge of the Company, other notice of a material violation with respect to, Applicable Law.
(b)    The Company holds, and has at all times held and maintained, each federal, state, county, local or foreign governmental consent, license, permission, consent, permit, grant or other authorization and approval (including having exercised relevant passporting rights) of a Governmental Entity (i) pursuant to which the Company currently operates or holds any interest in any of its assets or properties or (ii) that is required to carry on the activities required for or in connection with the carrying on of the conduct of the Business as required by all Applicable Laws in the places and in the manner in which the Business of the Company is carried on or the holding of any such interest (all of the foregoing consents, licenses, permissions, consents, permits, grants and other authorizations and approvals, collectively, the “Company Authorizations”), and all of the Company Authorizations are in full force and effect, are not limited in duration or subject to any conditions and have been complied with in all material respects. Schedule 2.8(b) of the Company Disclosure Letter identifies each Company Authorization.
(c)    The Company has not received any written (or, to the knowledge of the Company, any other) notice or other written (or, to the knowledge of the Company, any other) communication from any Governmental Entity regarding (i) any actual or possible violation of any Company Authorization or (ii) any actual or possible revocation, non-renewal, withdrawal, suspension, cancellation, termination or modification of any Company Authorization or any Company Authorization made subject to any restrictions, requirements or conditions, or which may confer a right of revocation, and to the knowledge of the Company, no such information notice or other communication is forthcoming. The Company has complied with all of the terms of the Company Authorizations and none of the Company Authorizations will be terminated, revoked or impaired, or will become terminable, in whole or in part, as a result of the consummation of the Transactions.
2.9    Title to, Condition and Sufficiency of Assets; Real Property.
(a)    The Company has good and marketable title to, or valid leasehold interest in all of its tangible properties, and interests in tangible properties and assets, real and personal, reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date (except tangible properties and assets, or interests in tangible properties and assets, sold or otherwise disposed of since the Company Balance Sheet Date in the ordinary course of business and consistent with past practice), or, with respect to leased tangible properties and assets, valid leasehold interests in such tangible properties and assets that afford the Company valid leasehold possession of the tangible properties and assets that are the subject of such leases, in each case, free and clear of all Encumbrances, except Permitted Encumbrances.
(b)    The tangible assets and properties owned by the Company (i) constitute all of the tangible assets and properties that are necessary for the Company to conduct, operate and continue the conduct of the Business and to sell and otherwise enjoy full rights to exploitation of its tangible assets, properties and all products and services that are provided in connection with its tangible assets and properties and (ii) constitute all of the tangible assets and properties that are used in the conduct of the Business, without (A) the need for Acquirer to acquire or license any other tangible asset or property or (B) the breach or violation of any Contract.
(c)    Schedule 2.9(c) of the Company Disclosure Letter identifies each parcel of real property leased by the Company. The Company has provided to Acquirer true, correct and complete copies of all leases, subleases and other agreements under which the Company uses or occupies or has the right to use or occupy, now or in the future, any real property or facility, including all modifications, amendments and supplements thereto. The Company does not currently own any real property.
(d)    For the avoidance of doubt and notwithstanding anything else, this Section 2.9 does not relate to Intellectual Property or rights thereto, which are the subject of Section 2.10.
2.10    Intellectual Property.
(a)    As used herein, the following terms have the meanings indicated below:
(i)    “Company Data” means all data Processed in connection with the operation of the Business or the development, training, marketing, delivery, support or use of any Company Product, including Company-Licensed Data, Company-Owned Data and Personal Data.
(ii)    “Company Data Agreement” means any Contract involving Company Data to which the Company is a party or is bound by.
(iii)    “Company Intellectual Property” means any and all Company-Owned Intellectual Property and any and all Third-Party Intellectual Property that is licensed to or otherwise used by the Company.
(iv)    “Company Intellectual Property Agreements” means any Contract relating to any Company Intellectual Property to which the Company is a party or is bound by.
(v)    “Company-Licensed Data” means all data that is Processed by the Company which is owned, held, collected, or purported to be owned, held or collected by a third party.
(vi)    “Company-Owned Data” means each element of data Processed that the Company owns, holds or controls or purports to own, hold or control.
(vii)    “Company-Owned Intellectual Property” means any and all Intellectual Property that is owned or purported to be owned by the Company.
(viii)    “Company Privacy Policies” means, collectively, any and all (A) of the data protection, data usage, data privacy and security policies of the Company, whether applicable internally, or published on Company Websites or otherwise made available by the Company to any Person, (B) public statements (including statements on Company Websites), binding industry self-regulatory obligations and commitments (including, without limitation, those to which the Company has publicly represented compliance) and Contracts with third parties relating to the Processing of Company Data, and (C) third-party privacy policies with which the Company has been or is contractually obligated to comply.
(ix)    “Company Products” means all products or services (including any websites and mobile applications) currently or previously produced, marketed, licensed, sublicensed, sold, distributed or performed by or on behalf of the Company and all products or services currently under development by the Company or described on the Product Roadmap.
(x)    “Company Registered Intellectual Property” means the United States, international and foreign: (A) issued patents and patent applications (including provisional applications), (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks, (C) registered Internet domain names and (D) registered copyrights and applications for copyright registration, in each case registered, assigned to, filed in the name of, or otherwise included in the Company-Owned Intellectual Property.
(xi)    “Company Source Code” means, collectively, any software source code or any proprietary algorithm contained in any software source code, of any Company-Owned Intellectual Property or Company Products.
(xii)    “Company Websites” means all web sites and mobile applications owned, operated or hosted by the Company or through which the Company conducts the Business (including those web sites operated using the domain names listed in Schedule 2.10(c) of the Company Disclosure Letter), and the underlying platforms for such web sites and mobile applications.
(xiii)    “EEA” means the European Economic Area, as constituted from time to time, and shall be deemed to include Switzerland and the United Kingdom.
(xiv)    “ICT Infrastructure” means the information and communications technology infrastructure and systems (including software, hardware, firmware, networks and the Company Websites) that are or have been used in the Business.

(xv)    “Intellectual Property” means (A) Intellectual Property Rights and (B) Proprietary Information and Technology.
(xvi)    “Intellectual Property Rights” means any and all of the following and all rights in, arising out of, or associated therewith, throughout the world: patents, utility models, and applications therefor and all reissues, divisions, re-examinations, renewals, extensions, provisionals, continuations and continuations-in-part thereof and equivalent or similar rights in inventions and discoveries anywhere in the world, including invention disclosures; common law and statutory rights associated with trade secrets, confidential and proprietary information and know-how; industrial designs and any registrations and applications therefor, trade names, logos, trade dress, trademarks and service marks, trademark and service mark registrations, trademark and service mark applications and any and all goodwill associated with and symbolized by the foregoing items; Internet domain name applications and registrations, social media accounts, Internet and World Wide Web URLs or addresses; copyrights, copyright registrations and applications therefor and all other rights corresponding thereto; database rights, mask works, mask work registrations and applications therefor and any equivalent or similar rights in semiconductor masks, layouts, architectures or topology; moral and economic rights of authors and inventors, however denominated; and any similar or equivalent rights to any of the foregoing, and all benefits, privileges, causes of action and remedies relating to any of the foregoing.
(xvii)    “Open Source Materials” means software or other material that is distributed as “free software,” “open source software” or under similar licensing or distribution terms (including the GNU General Public License (GPL), GNU Lesser General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, MIT licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License).
(xviii)    “Proprietary Information and Technology” means any and all of the following: works of authorship, computer programs, source code and executable code, whether embodied in software, firmware or otherwise, assemblers, applets, compilers, user interfaces, application programming interfaces, protocols, architectures, documentation, annotations, comments, designs, files, records, schematics, test methodologies, test vectors, emulation and simulation tools and reports, hardware development tools, models, tooling, prototypes, breadboards and other devices, data, data structures, databases, data compilations and collections, inventions (whether or not patentable), invention disclosures, discoveries, improvements, technology, proprietary and confidential ideas and information, tools, concepts, techniques, methods, processes, formulae, patterns, algorithms and specifications, customer lists and supplier lists and any and all instantiations or embodiments of the foregoing or any Intellectual Property Rights in any form and embodied in any media.
(xix)    “R&D Sponsor” means any Governmental Entity, private source, university, college, other educational institution, military, multi-national, bi-national or international organization or research center that has provided grants to the Company or any developer, inventor or other contributor to any Company-Owned Intellectual Property.
(xx)    “Third-Party Intellectual Property” means any and all Intellectual Property owned or purported to be owned by a third party.
(b)    Status. The Company has full title and exclusive ownership of all Company-Owned Intellectual Property free and clear of any Encumbrances (other than Permitted Encumbrances) and is duly licensed under or otherwise authorized to use, all other Intellectual Property necessary for the conduct of the Business. The Company Intellectual Property collectively constitutes all of the Intellectual Property necessary for the Company’s conduct of, or that are used in or held for use for, the Business without: (i) the need for the Company to acquire or license any other intangible asset, intangible property or Intellectual Property Right or (ii) the breach or violation of any Contract. The Company has not transferred ownership of, or granted any exclusive rights in, any Company Intellectual Property to any third party. No third party has any ownership right, title, interest, claim in or lien on any of the Company-Owned Intellectual Property or Company-Owned Data.
(c)    Company Registered Intellectual Property. Schedule 2.10(c) of the Company Disclosure Letter lists all Company Registered Intellectual Property, the registrant, the status of such registration or application, the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed or the jurisdictions in which any other filing or recordation has been made and all actions that are required to be taken by the Company within 120 days following the Agreement Date in order to avoid prejudice to, impairment or abandonment of such Intellectual Property Rights (including all office actions, provisional conversions, annuity or maintenance fees or re-issuances). Each item of Company Registered Intellectual Property is valid (or in the case of applications, applied for) subsisting and, to the knowledge of the Company, enforceable. All registration, maintenance and renewal fees currently due in connection with such Company Registered Intellectual Property have been paid and all documents, recordations and certificates in connection with such Company Registered Intellectual Property currently required to be filed have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining and perfecting such Company Registered Intellectual Property and recording the Company’s ownership interests therein. The Company has provided to Acquirer tangible copies of all of the Company’s pending patent applications.
(d)    Company Products. Schedule 2.10(d)(i) of the Company Disclosure Letter lists all Company Products, along with the release date or contemplated release date for each such Company Product. Except with respect to any Open Source Materials listed on Schedule 2.10(o) of the Company Disclosure Letter, Schedule 2.10(d)(ii) of the Company Disclosure Letter lists all Third-Party Intellectual Property incorporated into or distributed with each such Company Product, along with the applicable licensor of such Third-Party Intellectual Property and the applicable Company Intellectual Property Agreement under which the Company is licensed or otherwise authorized to use such Third-Party Intellectual Property.
(e)    No Assistance. At no time during the conception of or reduction to practice of any of the Company-Owned Intellectual Property was the Company or any developer, inventor or other contributor to such Company-Owned Intellectual Property (i) operating under any grants from any R&D Sponsor or (ii) performing (directly or indirectly) research sponsored by any R&D Sponsor. Without limiting the foregoing, no developer, inventor or other contributor to the Company-Owned Intellectual Property was employed by or has performed services for any R&D Sponsor during the period of time during which such developer, inventor or other contributor was also performing services for the Company or during the twelve-month period immediately prior to his or her employment or engagement with the Company. No R&D Sponsor has any claim of right or license to, ownership of or other Encumbrance (other than a Permitted Encumbrance) on any Company-Owned Intellectual Property.
(f)    Founders. All rights in, to and under all Intellectual Property created by the Company’s founders for or on behalf or in contemplation of the Company (i) prior to the inception of the Company or (ii) prior to their commencement of employment with the Company, in each case, have been duly and validly assigned to the Company without any conflict or breach of any such founder’s obligations to any third party, and the Company has no reason to believe that any such Person is unwilling to provide Acquirer or the Company with such cooperation as may reasonably be required to complete and prosecute all appropriate United States and foreign patent and copyright filings related thereto.
(g)    Invention Assignment and Confidentiality Agreement. The Company has secured from all (i) current and former consultants, advisors, employees and independent contractors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of any Intellectual Property for the Company and (ii) named inventors of patents and patent applications owned or purported to be owned by the Company (any Person described in clause (i) or (ii), an “Author”), unencumbered and unrestricted exclusive ownership of, all of the Authors’ right, title and interest in and to such Intellectual Property, and the Company has obtained the waiver of all non-assignable rights. No Author has retained any rights, licenses, claims or interest whatsoever with respect to any Intellectual Property developed by the Author for the Company. Without limiting the foregoing, the Company has obtained written and enforceable proprietary information and invention disclosure and Intellectual Property assignments from all current and former Authors assigning all of each Author’s right and title to any Intellectual Property developed in the course of such Author’s employment or engagement with the Company to the Company and, in the case of patents and patent applications, such assignments have been recorded with the relevant authorities in the applicable jurisdiction or jurisdictions. The Company has provided to Acquirer copies of all forms of such disclosure and assignment documents currently and historically used by the Company and, in the case of patents and patent applications, the Company has provided to Acquirer copies of all such assignments. No Author is subject to any employment agreement or invention assignment or nondisclosure agreement or other obligation with any third party that could adversely affect the Company’s rights in Company-Owned Intellectual Property.
(h)    No Violation. No current or former employee, consultant, advisor or independent contractor of the Company: (i) is, to the knowledge of the Company, in violation of any term or covenant of any Contract relating to employment, invention disclosure, invention assignment, non-disclosure or non-competition or any other Contract with any other party by virtue of such employee’s, consultant’s, advisor’s or independent contractor’s being employed by, or performing services for, the Company or using trade secrets or proprietary information of others without permission or (ii) has developed any technology, software or other copyrightable, patentable or otherwise proprietary work for the Company that is subject to any agreement under which such employee, consultant, advisor or independent contractor has assigned or otherwise granted to any third party any rights (including Intellectual Property Rights) in or to such technology, software or other copyrightable, patentable or otherwise proprietary work. Neither the execution nor delivery of this Agreement will conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any Contract of the type described in clause (i).
(i)    Confidential Information. The Company has taken all commercially reasonable and all legally required steps to protect and preserve the confidentiality of all confidential or non-public information of the Company (including trade secrets, Company Source Code and Company Data) or provided by any third party to the Company (“Confidential Information”). All current and former employees and contractors of the Company and any third party having access to Confidential Information have executed and delivered to the Company a written legally binding agreement regarding the protection of such Confidential Information. There has been no breach of confidentiality obligations or unauthorized disclosure on the part of the Company or, to the knowledge of the Company, by any third party with respect to Confidential Information.
(j)    Non-Infringement. To the knowledge of the Company, there is no unauthorized use, unauthorized disclosure, infringement, misappropriation or other violation of any Company-Owned Intellectual Property by any third party. The Company has not sent a notice to any third party alleging infringement, misappropriation or other violation of any Company-Owned Intellectual Property. The Company has not brought any Legal Proceeding for infringement, misappropriation or other violation of any Company-Owned Intellectual Property. The Company does not have any Liability for infringement, misappropriation or other violation of any Third-Party Intellectual Property. None of (i) the Company Products, (ii) the Company-Owned Intellectual Property nor (iii) the operation of the Business, including (A) the design, development, manufacturing, reproduction, marketing, licensing, sale, offer for sale, importation, distribution, provision and/or use of any Company Product and/or Company-Owned Intellectual Property and (B) the Company’s use of any product, device, process or service used in the Business as previously conducted, as currently conducted and as currently proposed to be conducted (with respect to any Company Products or as otherwise specifically described in the Product Roadmap) by the Company, has, does or will infringe (directly or indirectly, including via contribution or inducement), misappropriate or otherwise violate any Third-Party Intellectual Property, breach any terms of service, click-through agreement or any other agreement or rules, policies or guidelines applicable to use of such Third-Party Intellectual Property, nor constitute unfair competition or unfair trade practices under the Applicable Law of any jurisdiction in which the Company conducts the Business or in which Company Products are manufactured, marketed, distributed, licensed or sold and, to the knowledge of the Company, there is no basis for any such claims. The Company has not been involved in any Legal Proceeding or received any written or, to the knowledge of the Company, other communications (including any third-party reports by users) alleging that the Company has infringed, misappropriated, or otherwise violated or, by conducting the Business, would infringe, misappropriate, or otherwise violate any Intellectual Property of any other Person or entity. No Company-Owned Intellectual Property, Company Product, or to the knowledge of the Company, Third-Party Intellectual Property that is licensed to the Company and incorporated into or used in the development of any Company Product, is subject to any Legal Proceeding, Order, settlement agreement or similar right that restricts in any manner the use, transfer or licensing thereof by the Company, or that may affect the validity, use or enforceability of any Company Intellectual Property. The Company has not received any opinion of counsel that any Company Product or Company-Owned Intellectual Property or the operation of the Business, as previously or currently conducted, or as currently proposed to be conducted, infringes, misappropriates or otherwise violates any Third-Party Intellectual Property.
(k)    Licenses; Agreements.
(i)    The Company has not granted any options, rights of first refusal or negotiation or other similar rights, licenses or agreements of any kind relating to any Company-Owned Intellectual Property outside of non-exclusive licenses substantially on the standard forms of the Company (copies of which have been provided to Acquirer), and the Company is not bound by or a party to any option, right of first refusal or negotiation or other similar right of any kind with respect to any of the Company-Owned Intellectual Property.
(ii)    The Company is not obligated to pay any royalties, revenue share or other similar payments to third parties with respect to the marketing, sale, distribution, manufacture, license or use of any Company Products or Company-Owned Intellectual Property.
(l)    Other Intellectual Property Agreements. With respect to the Company Intellectual Property Agreements:
(i)    each such agreement is valid and subsisting and has, where required, been duly recorded or registered with the relevant intellectual property authority;
(ii)    The Company is not (and will not be as a result of the execution and delivery or effectiveness of this Agreement or the performance of the Company’s obligations under this Agreement) in breach of any Company Intellectual Property Agreement and the consummation of the Transactions will not result in the modification, cancellation, termination, suspension of, or acceleration of any payments, rights, obligations or remedies with respect to any Company Intellectual Property Agreements, or give any non-Company party to any Company Intellectual Property Agreement the right to do any of the foregoing;
(iii)    to the knowledge of the Company, no counterparty to any Company Intellectual Property Agreement is in breach thereof;
(iv)    at and after the Closing, the Surviving Corporation (as a wholly owned subsidiary of Acquirer) will be permitted to exercise all of the Company’s rights under the Company Intellectual Property Agreements to the same extent the Company would have been able to had the Transactions not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments that the Company would otherwise be required to pay;
(v)    there are no disputes or Legal Proceedings (pending or, to the knowledge of the Company, threatened) regarding the scope of any Company Intellectual Property Agreements, or performance under any Company Intellectual Property Agreements including with respect to any payments to be made or received by the Company thereunder;
(vi)    no Company Intellectual Property Agreement requires the Company to include any Third-Party Intellectual Property in any Company Product or obtain any Person’s approval of any Company Product at any stage of development, licensing, distribution or sale of that Company Product;
(vii)    none of the Company Intellectual Property Agreements grants any third party exclusive rights to or under any Company Intellectual Property;
(viii)    none of the Company Intellectual Property Agreements grants any third party the right to sublicense any Company-Owned Intellectual Property; and
(ix)    the Company has obtained valid, written, perpetual (or renewable in perpetuity at the Company’s option), non-terminable (other than for cause) licenses (sufficient for the conduct of the Business) to all Third-Party Intellectual Property that is incorporated into or distributed with any of the Company Products.
(m)    Non-Contravention. Neither the execution and performance of this Agreement nor the consummation of the Transactions and the assignment to Acquirer and/or the Surviving Corporation by operation of law or otherwise of any Material Contract to which the Company is a party or by which any of its assets are bound, will result in: (i) Acquirer or any of its Affiliates (other than the Surviving Corporation) granting to any third party any right to or with respect to any Intellectual Property Rights owned by, or licensed to, Acquirer or any of its Affiliates (other than the Surviving Corporation), (ii) Acquirer or any of its Affiliates (other than the Surviving Corporation), being bound by or subject to, any exclusivity obligations, non-compete or other restriction on the operation or scope of their respective businesses, (iii) Acquirer or the Surviving Corporation being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of this Agreement or the Transactions or (iv) any termination of, or other material impact to, any Company Intellectual Property.
(n)    Company Source Code. The Company has not disclosed, delivered or licensed to any Person or agreed or obligated itself to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of, nor has there been any unauthorized or inadvertent disclosure of, any Company Source Code, other than disclosures to (i) employees involved in the development of Company Products or (ii) subject to a written confidentiality agreement. No event has occurred, and no circumstance or condition exists, that (with or without notice or lapse of time, or both) will, or would reasonably be expected to, result in the disclosure, delivery or license by the Company of any Company Source Code, other than disclosures to Authors involved in the development of Company Products subject to a written confidentiality agreement. Without limiting the foregoing, neither the execution nor performance of this Agreement nor the consummation of any of the Transactions will result in a release from escrow or other delivery to a third party of any Company Source Code.
(o)    Open Source Software. Schedule 2.10(o)(i) of the Company Disclosure Letter identifies all Open Source Materials used in the development, operation, improvement, distribution, support or maintenance of any Company Products, describes whether such Open Source Materials were modified and/or distributed by the Company, and identifies the licenses under which such Open Source Materials were used. The Company is in material compliance with the terms and conditions of all licenses for the Open Source Materials. Except as set forth on Schedule 2.10(o)(ii) of the Company Disclosure Letter, the Company has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Company-Owned Intellectual Property or Company Products, (ii) distributed Open Source Materials in conjunction with any Company-Owned Intellectual Property or Company Products or (iii) used Open Source Materials, in such a way that, with respect to clauses (i), (ii) or (iii), creates obligations for the Company with respect to any Company-Owned Intellectual Property or grant to any third party any rights or immunities under any Company-Owned Intellectual Property (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works or (C) be redistributable at no charge).
(p)    Information Technology.
(i)    Status. The ICT Infrastructure that is currently used in the Business: (A) constitutes all the information and communications technology and other systems infrastructure reasonably necessary to carry on the Business, including having sufficient capacity and maintenance and support requirements to satisfy the requirements of the Business as currently conducted and for the 180 days following the Agreement Date with regard to information and communications technology, data processing and communications; and (B) operates in good working order and functions in accordance with all applicable documentation and specifications without any substandard performance or defect in any part of the ICT Infrastructure.
(ii)    Plans. The Company has implemented and maintains reasonable security, disaster recovery and business continuity plans consistent with industry practices of companies offering similar services and Processing similarly sensitive Company Data, and acts in compliance therewith and has tested such plans on a periodic basis, and the Company has reasonably determined that such plans have proven effective upon testing.
(iii)    Processing. The Company has valid and subsisting contractual rights and lawful bases to Process or to have Processed all Company-Licensed Data howsoever obtained or collected by or for the Company in the manner that it is Processed by or for the Company. The Company has all rights, lawful bases, permissions, licenses or authorizations required under Applicable Laws (including Privacy Laws) and relevant Contracts (including Company Data Agreements), to retain, produce copies, prepare derivative works, disclose, combine with other data, and grant third parties rights, as applicable, to each of the Company-Licensed Data as necessary for the operation of the Business as presently conducted. The Company is and has been in compliance with all Contracts pursuant to which the Company Processes or has Processed Company-Licensed Data, and the consummation of the Transactions will not conflict with, or result in any violation or breach of, or default under, any such Contract. Schedule 2.10(p)(iii) of the Company Disclosure Letter identifies each Contract governing any Company-Licensed Data to which the Company is a party or is bound by, except for Standard Licenses with provisions relating to Company-Licensed Data that are substantially the same as those provisions relating to Company-Licensed Data in the standard forms of the Company (copies of which have been provided to Acquirer).
(iv)    Company Data. The Company is the owner of all right, title and interest in and to each element of Company-Owned Data. The Company has the right to Process all Company-Owned Data without obtaining any permission or authorization of any Person. Other than as set forth on Schedule 2.10(p)(iv) of the Company Disclosure Letter, the Company has not entered into any Contract governing any Company-Owned Data or to which the Company is a party or bound by, except for Standard Licenses with provisions relating to Company-Owned Data that are substantially the same as those provisions relating to Company-Owned Data in the standard forms of the Company (copies of which have been provided to Acquirer).
(q)    No Defects. The Company Products, Company Data, and the Company’s Proprietary Information and Technology are free from material defects, inaccuracies, data integrity defects and bugs, and substantially conform to the applicable specifications, documentation, and samples therefor. The software included in the Company Products or the Company’s Proprietary Information and Technology does not contain (a) any clock, timer, counter, or other limiting or disabling code, design, routine, or any viruses, Trojan horses, or other disabling or disruptive codes or commands that would cause such software to be erased, made inoperable, or otherwise rendered incapable of performing in accordance with its performance specifications and descriptions or otherwise limit or restrict the Company’s or any Person’s ability to use such software, the Company Product or the Company Proprietary Information and Technology, including after a specific or random number of years or copies, or (b) any back doors or other undocumented access mechanism allowing unauthorized access to, and viewing, manipulation, modification, or other changes to, such software.
(r)    Standards Bodies. (i) The Company has not and has never been a member of, a contributor to, or affiliated with, any industry standards organization, body, working group, or similar organization, and (ii) neither the Company nor any Company-Owned Intellectual Property is subject to any licensing, assignment, contribution, disclosure or other requirement or restriction of any industry standards organization, body, working group, or similar organization. The Company has provided Acquirer with accurate and complete copies of all governing documents and other Contracts (including charter, bylaws, and participation guidelines) relating to the Company’s membership in, contribution to, or affiliation with any industry standards organization, body, working group, or similar organization (the “Standards Bodies Agreements”).
(s)    Warranties; Company Products. No Company Product is subject to any guaranty, warranty, right of return, right of credit, or other indemnity other those contained in contracts that do not deviate from the Company’s standard form of customer contract for the Company Products (copies of which have been provided to Acquirer). There have been no product liability claims relating to the Company, any Company Products or any services related thereto.
2.11    Data Privacy and Security.
(a)    The Company’s data privacy and security practices and processing of Personal Data comply, and at all times have complied with all of the Company Privacy Commitments, Privacy

Laws and Company Data Agreements. The Company has at all times, to the extent applicable to the Company: (A) had a valid legal basis (including providing adequate notice and obtaining any necessary consents from individuals) required for the Processing of Personal Data as conducted by or for the Company, (B) refrained from selling or sharing Personal Data with third parties for the third party’s benefit except as permitted under Applicable Law and by any Person with the applicable rights in such Personal Data, and (C) abided by any privacy rights and choices (including privacy by default obligations under Applicable Law and data-subject opt-out preferences) of individuals relating to Personal Data (such obligations along with all statements and obligations contained in Company Privacy Policies, collectively, “Company Privacy Commitments”). The Company has not granted any options, rights of first refusal or negotiation or other similar rights of any kind relating to any Company Data, and the Company is not bound by or a party to any option, rights of first refusal or negotiation or other similar rights, license or agreement of any kind with respect to any of the Company Data. Neither the execution, delivery and performance of this Agreement, nor the continued use by the Company of all of the Company Data and other information relating to the Company’s end users, employees, vendors or clients, or any other category of individuals in a manner consistent with the Company’s past practice, will cause, constitute or result in a breach or violation of any Privacy Laws or Company Privacy Commitments, any Company Data Agreements or any standard terms of service entered into by the Company with individuals the Personal Data of whom is Processed by each of the Company and its Processors. Copies of all current and prior Company Privacy Policies have been made available to Acquirer and such copies are true, correct and complete.
(b)    The Company has established and maintains appropriate and reasonable technical, physical and organizational measures and security systems and technologies in compliance with all data security and other applicable requirements under Privacy Laws, Company Data Agreements, and Company Privacy Commitments that are designed to protect Company Data against: (i) accidental or unlawful Processing or disclosure; (ii) breaches of confidentiality; (iii) unavailability of Company Data; or (iv) other events which affect the integrity of Company Data, in each case, in a manner appropriate to the risks represented by the Processing of such data by the Company, its data processors and any other third party with whom Company has shared such Company Data (such processors and foregoing third parties, collectively, “Processors”). The Company and Processors have taken commercially reasonable steps to ensure the compliance of their respective employees and contractors who have access to Company Data, to train such employees on all applicable aspects of any Privacy Law and Company Privacy Commitments and to ensure that all employees with the authority and/or ability to access such data are under written obligations of confidentiality with respect to such data. The Company has processes in place to identify Personal Data in the materials it offers to its users on its websites and takes appropriate and reasonable steps to ensure it is able legally to use such Personal Data as part of its commercial offering.
(c)    The Company has not received or experienced and, to the knowledge of the Company, there is no circumstance (including any circumstance arising as a result of an audit or inspection carried out by any Governmental Entity) that would reasonably be expected to give rise to, any Legal Proceeding, Order, notice, communication, warrant, regulatory opinion, audit result or allegation from a Governmental Entity or any other Person (including an end user): (A) alleging or confirming non-compliance with a relevant requirement of Privacy Laws, Company Data Agreement or Company Privacy Commitments, (B) requiring or requesting the Company to amend, rectify, cease Processing, de-combine, permanently anonymize, block or delete any Company Data, (C) permitting or mandating relevant Governmental Entities to investigate, requisition information from, or enter the premises of, the Company or (D) claiming compensation from the Company. There are no unsatisfied requests from individuals or other third parties to the Company seeking to exercise any data protection or privacy rights (such as rights to access, rectify, or delete Personal Data, to restrict or object to processing of Personal Data, or relating to data portability). The Company has not been involved in any Legal Proceedings involving non-compliance or alleged non-compliance with Privacy Laws or Company Privacy Commitments.
(d)    Schedule 2.11(d) of the Company Disclosure Letter contains the complete list of notifications and registrations made by the Company under Privacy Laws with relevant Governmental Entities in connection with the Company’s Processing of Personal Data. All such notifications and registrations are valid, accurate, complete and fully paid up and, to the knowledge of the Company, the consummation of the Transactions will not invalidate such notification or registration or require such notification or registration to be amended. Other than the notifications and registrations set forth on Schedule 2.11(d) of the Company Disclosure Letter, no other registrations or notifications are required in connection with the Processing of Personal Data by Company. The Company does not Process the Personal Data of any natural Person under the age of 13 or is otherwise considered a child under Applicable Law, and has complied with all Privacy Laws (including providing adequate notice and obtaining any necessary parental or other individual consent) for the Processing of Personal Data of any natural person under the age of 18.
(e)    Where the Company uses a Processor to Process Personal Data, the Processor has provided guarantees, warranties or covenants in relation to Processing of Personal Data, confidentiality, integrity, availability, security measures and agreed to compliance with those obligations that are sufficient for the Company’s compliance with Privacy Laws and Company Privacy Commitments (including for the evaluation of the Processor, including its technical and organizational measures), and there is in existence a written Contract between the Company and each such Processor that complies with the requirements of all Privacy Laws and Company Privacy Commitments. The Company has made available to Acquirer true, correct and complete copies of all such Contracts and, to the knowledge of the Company, such Processors have not breached any such Contracts pertaining to Personal Data Processed by such Persons on behalf of Company.
(f)    The Company has not transferred or permitted the transfer of Personal Data originating in the EEA outside the EEA, except where such transfers have complied with the requirements of Privacy Laws and Company Privacy Commitments.
(g)    The Company has complied with Privacy Laws in relation to conducting direct marketing, including electronic marketing, telemarketing, organic growth marketing, and text message marketing.
(h)    The Company maintains complete, accurate and up to date records of (i) all Processing activities of Personal Data and their lawful bases and (ii) all data protection impact assessments, in each case as required by the applicable Privacy Laws.
(i)    No Breach. No security incident, violation of any data security policy, breach, or unauthorized access or disclosure in relation to Company Data or Confidential Information (including Personal Data in the Company’s possession, custody or control) has occurred or is threatened, and there has been no unauthorized or illegal Processing of any of the foregoing. Neither the Company nor any Person acting on the Company’s behalf or direction has: (A) paid any perpetrator of any data breach incident, ransomware or cyber-attack or (B) paid any third party with actual or alleged information about a data breach incident, ransomware or cyber-attack, pursuant to a request for payment from or on behalf of such perpetrator or other third Person. With respect to the ICT Infrastructure, no data or security incident, including malware, ransomware, virus, compromise of credentials, denial-of-service attack, compromise of data integrity, confidentiality or availability, or unauthorized intrusion of any kind has occurred or is threatened. No circumstance has arisen in which: (x) Applicable Laws (including Privacy Laws) would require the Company to notify a Governmental Entity or an applicable individual of a data breach or security incident, or operational incident or (y) applicable guidance or codes or practice promulgated under Applicable Laws (including Privacy Laws) would recommend the Company to notify a Governmental Entity or an applicable individual of a data breach or security incident or operational incident.
2.12    Taxes.
(a)    The Company has properly completed and timely filed all Tax Returns required to be filed by it prior to the Closing Date (after giving effect to any extensions of time in which to make such filings), has timely paid all Taxes required to be paid by it (whether or not shown on any Tax Return), and has no Liability for Taxes in excess of the amounts so paid. All Tax Returns were complete and accurate and have been prepared in compliance with Applicable Law. There is no claim for Taxes that has resulted in an Encumbrance against any of the assets of the Company other than statutory liens for current Taxes that are not yet due and payable.
(b)    The Company has delivered to Acquirer true, correct and complete copies of all Tax Returns, examination reports and statements of deficiencies, adjustments and proposed deficiencies and adjustments in respect of the Company, including, where applicable, any supplemental Tax Return filed by the Company, in each case, for which the applicable statute of limitations has not yet expired.
(c)    The Company Balance Sheet reflects all Liabilities for unpaid Taxes of the Company for periods (or portions of periods) through the Company Balance Sheet Date. The Company does not have any Liability for unpaid Taxes accruing after the Company Balance Sheet Date except for Taxes arising in the ordinary course of business and consistent with past practice. The Company does not have any Liability for Taxes (whether outstanding, accrued for, contingent or otherwise) that are not included in the calculation of Company Net Working Capital.
(d)    There is (i) no past, pending or threatened audit of, or Tax controversy associated with, any Tax Return of the Company that has been or is being conducted by a Tax Authority, (ii) no other procedure, proceeding or contest of any refund or deficiency in respect of Taxes pending or on appeal with any Governmental Entity, (iii) no extension of any statute of limitations on the assessment of any Taxes granted by the Company currently in effect and (iv) no agreement to any extension of time for filing any Tax Return that has not been filed. No written claim has ever been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction.
(e)    The Company has collected and remitted all sales, use, value added, ad valorem, personal property and similar Taxes (“Sales Taxes”) with respect to sales made or services provided and, for all sales or provision of services that are exempt from Sales Taxes and that were made without charging or remitting Sales Taxes, the Company and has received and retained any required Tax exemption certificates or other documentation qualifying such sale or provision of services as exempt. The Company is not subject to income Tax, sales Tax, use Tax, gross receipts or any other type of Tax in any U.S. state where it does not file Tax Returns applicable to such type of Tax.
(f)    The Company has not been or will not be required to include any adjustment in Taxable income for any Tax period (or portion thereof) pursuant to Section 481 or 263A of the Code or any comparable provision under state, local or foreign Tax laws as a result of transactions, events or accounting methods employed prior to the Merger.
(g)    The Company is not a party to or bound by any Tax sharing, Tax indemnity or Tax allocation agreement, and the Company does not have any Liability or potential Liability to another party under any such agreement (excluding customary provisions in any commercial agreement, the primary purpose of which is not related to Taxes). The Company is not a party to or bound by any advance pricing agreement and the Company does not have any Liability to a Governmental Entity under any such agreement.
(h)    The Company has disclosed on its Tax Returns any Tax reporting position taken in any Tax Return that could reasonably be expected to result in the imposition of penalties under Section 6662 of the Code or any comparable provisions of state, local or foreign Applicable Law.
(i)    The Company has not (i) been involved in any scheme, arrangement, transaction or series of transactions in which the main purpose of, or one of the main purposes of, was the avoidance, deferral or reduction of Taxes that would otherwise be payable or (ii) consummated or participated in, and is not currently participating in, any transaction that was or is a “Tax shelter” transaction as defined in Sections 6662 or 6111 of the Code or the Treasury Regulations promulgated thereunder. The Company has not participated in, and is not currently participating in, a “Listed Transaction” or a “Reportable Transaction” within the meaning of Section 6707A(c) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a corresponding or similar provision of state, local, or foreign law.
(j)    The Company is not nor has ever been a member of a consolidated, combined, unitary or aggregate group for Tax purposes (including, as the case may be, a tax consolidated group or fiscal unity for purposes of any corporate income tax or value added tax) of which the Company was not the ultimate parent corporation.
(k)    There are no Tax amounts that would be required to be clawed back, recaptured, added back, reimbursed or otherwise forfeited by the Company as a consequence of being a party to any transaction that benefited from a deferral of Tax by virtue of any special rule or regime providing for the deferral of Tax (including, without limitation, any transaction benefiting from a special Tax regime applicable to qualifying corporate reorganizations).
(l)    The Company does not have any Liability for the Taxes of any other Person (other than the Company) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor (including, without limitation, any successor Tax liability derived from an acquisition of an ongoing concern), by operation of Applicable Law, by Contract or otherwise.
(m)    The Company will not be required to include any item of income in, or exclude any item of deduction from, Taxable income for any Taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a Taxable period ending on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of state, local, or foreign Tax law) executed on or prior to the Closing Date, (iii) installment sale or open transaction disposition made on or prior to the Closing Date or (iv) prepaid amount received on or prior to the Closing Date.
(n)    The Company does not own and has never owned directly or indirectly an interest in a corporation, association, joint venture, partnership, limited liability company or other “business entity” within the meaning of Treasury Regulation Section 301.7701-2(a).
(o)    The Company has not received any private letter ruling from the IRS (or any comparable Tax ruling, binding or not on the Company, from any other Governmental Entity).

(p)    The Company is not a party to any joint venture, partnership or other Contract or arrangement that could be treated as a partnership for U.S. federal income Tax purposes.
(q)    The Company is not subject to Tax in any jurisdiction other than its country of incorporation, organization or formation by virtue of having employees or a permanent establishment or any other place of business in such jurisdiction.
(r)    The Company has in its possession official foreign government receipts for any Taxes paid by it to any foreign Tax Authorities for which receipts have been provided or are customarily provided.
(s)    The Company has provided to Acquirer all documentation relating to any applicable Tax holidays. The Company is in compliance with the requirements for any such applicable Tax holidays or incentives or special Tax regimes and to the knowledge of the Company, none of the Tax holidays or incentives will be jeopardized by the Transactions.
(t)    The Company is not, nor has ever been a “United States real property holding corporation” within the meaning of Section 897 of the Code, and the Company has filed with the IRS all statements, if any, that are required under Treasury Regulation Section 1.897-2(h).
(u)    The Company has not constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code (i) in the two years prior to the Agreement Date or (ii) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.
(v)    The Company has (i) complied with all Applicable Law relating to the payment, reporting and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, 1471, 1472 and 3406 of the Code or similar provisions under any foreign law), (ii) withheld (within the time and in the manner prescribed by Applicable Law) from employee wages or consulting compensation and paid over to the proper Governmental Entities (or is properly holding for such timely payment) all amounts required to be so withheld and paid over under all Applicable Law, including federal and state income Taxes, Federal Insurance Contribution Act, Medicare, Federal Unemployment Tax Act, relevant state income and employment Tax withholding laws, and foreign Tax laws (as applicable) and (iii) timely filed all withholding Tax Returns, for all periods through and including the Closing Date. The Company is eligible for any payroll tax credit or deferral that it has claimed pursuant to the CARES Act. Schedule 2.12(v) of the Company Disclosure Letter sets forth any such tax credit or deferral that the Company has claimed.
(w)    The Company does not own any interest in any “controlled foreign corporation” (as defined in Section 957 of the Code) or “passive foreign investment company” (as defined in Section 1297 of the Code), or other entity the income of which is required to be included in the income of the Company.
(x)    The Company is not a party to a “gain recognition agreement” within the meaning of the Treasury Regulations promulgated under Section 367 of the Code.
(y)    The Company has delivered to Acquirer true, correct and complete copies of all election statements under Section 83(b) of the Code, together with evidence of timely filing of such election statements with the appropriate Internal Revenue Service Center, with respect to any Unvested Company Shares or other property issued by the Company or any ERISA Affiliate to any of their respective employees, non-employee directors, consultants and other service providers. No payment to any Converting Holder of any portion of the Total Merger Consideration payable pursuant to Section 1.3(a)(i) will result in compensation or other income to any Converting Holder with respect to which Acquirer or the Company would be required to deduct or withhold any Taxes.
(z)    Schedule 2.12(z) of the Company Disclosure Letter lists all “nonqualified deferred compensation plans” (within the meaning of Section 409A of the Code) to which the Company is a party and which are not exempt from Section 409A of the Code. Each such nonqualified deferred compensation plan complies with the requirements of paragraphs (2), (3) and (4) of Section 409A(a) by its terms and has been operated in accordance with such requirements. No event has occurred that would be treated by Section 409A(b) as a transfer of property for purposes of Section 83 of the Code. The Company is under no obligation to gross up any Taxes or reimburse any Tax-related payments to any Person under Section 409A of the Code or otherwise.
(aa)    The Company is in compliance in all material respects with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology of the Company. The prices for any property or services (or for the use of any property) provided by or to the Company are arm’s length prices for purposes of all applicable transfer pricing laws, including the Treasury Regulations promulgated under Section 482 of the Code.
(bb)    No independent contractor was or will be considered as an employee of the Company by an applicable Tax Authority.
(cc)    Except as set forth on Schedule 2.12(cc) of the Company Disclosure Letter, there is no agreement, plan, arrangement or other Contract covering any current or former employee or other service provider of the Company or any ERISA Affiliate to which the Company is a party or by which the Company or its assets are bound that, considered individually or considered collectively with any other agreement, plan, arrangement or other Contract will, or would reasonably be expect to, as a result of the Transactions (whether alone or upon the occurrence of any additional or subsequent events) give rise directly or indirectly to the payment of any amount that would reasonably be characterized as a “parachute payment” within the meaning of Section 280G of the Code (or any corresponding or similar provision of state, local or foreign Tax law). The Company does not have (nor has ever had) any obligation to report, withhold, gross up, indemnify or otherwise provide any payment for any excise Taxes, including those incurred pursuant to Section 409A or Section 4999 of the Code or due to the failure of any payment to be deductible under of Section 280G of the Code.
(dd)    No securities of the Company or any Company Securityholder is readily tradable on an established securities market or otherwise (within the meaning of Section 280G of the Code and the regulations promulgated thereunder) such that the Company is ineligible to seek stockholder approval in a manner that complies with Section 280G(b)(5) of the Code.
2.13    Employee Benefit Plans and Employee Matters.
(a)    Schedule 2.13(a) of the Company Disclosure Letter lists, with respect to the Company and any trade or business (whether or not incorporated) that is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, (i) all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), (ii) each loan to an employee, (iii) other than the Company Option Plan (or any agreement for any Company Option granted thereunder), all stock option, stock purchase, phantom stock, stock appreciation right, restricted stock unit, supplemental retirement, severance, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Section 125 of the Code), dependent care (Section 129 of the Code), life insurance or accident insurance plans, programs or arrangements, (iv) all bonus, pension, profit sharing, savings, severance, retirement, deferred compensation or incentive plans (including cash incentive plans other than recurring annual bonus incentives provided in offer letters to employees that will not accelerate or be payable in connection with the transaction), programs or arrangements, (v) all other fringe or employee benefit plans, programs or arrangements and (vi) all employment, individual consulting, retention, change of control or executive compensation or severance agreements, in each case, written or otherwise, formal or informal for each employee with annual compensation over $150,000 or which would otherwise be accelerated or payable in connection with the transaction, as to which, in the case of any item listed in (i), (ii), (iii), (iv), (v) or (vi), there are any unsatisfied obligations of the Company that remain for the benefit of, or relating to, any present or former employee, consultant or non-employee director of the Company (all of the foregoing described in clauses (i) through (vi), collectively, the “Company Employee Plans”).
(b)    The Company does not sponsor or maintain any self-funded employee benefit plan, including any plan to which a stop-loss policy applies. The Company has provided to Acquirer a true, correct and complete copy of each of the Company Employee Plans and related plan documents (including trust documents, insurance policies or Contracts, employee booklets, summary plan descriptions, prospectuses, registration statements and other authorizing documents, actuarial reports, financial statements, and any material employee communications relating thereto) and has with respect to each Company Employee Plan that is subject to ERISA reporting requirements, provided to Acquirer true, correct and complete copies of the Form 5500 reports filed for the last three plan years. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code has either obtained from the IRS a favorable determination letter as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation, or has applied (or has time remaining in which to apply) to the IRS for such determination letter prior to the expiration of the requisite period under applicable. Treasury Regulations or IRS pronouncements in which to apply for such determination letter and to make any amendments necessary to obtain a favorable determination or has been established under a standardized prototype plan for which an IRS opinion letter has been obtained by the plan sponsor and is valid as to the adopting employer. Nothing has occurred since the issuance of each such letter that would reasonably be expected to cause the loss of the Tax-qualified status of any Company Employee Plan subject to Section 401(a) of the Code. Each trust established in connection with any Company Employee Plan that is intended to be exempt from federal income taxation under Section 501(a) of the Code is so exempt, and no fact or event has occurred that would reasonably be expected to adversely affect the exempt status of any such trust. All individuals who, pursuant to the terms of any Company Employee Plan, are entitled to participate in any Company Employee Plan, are currently participating in such Company Employee Plan or have been offered an opportunity to do so and have declined in writing.
(c)    None of the Company Employee Plans promises or provides retiree medical or other retiree welfare benefits to any person other than as required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) or any similar state law and the Company has complied with the requirements of such COBRA and any Applicable Law. Each Company Employee Plan has been maintained and administered in accordance with its terms and in compliance in all material respects with the requirements prescribed by any and all statutes, rules and regulations (including ERISA and the Code), and the Company and each ERISA Affiliate has performed all obligations required to be performed by it under, is not in default under or in violation of, and has no knowledge of any default or violation by any other party to, any of the Company Employee Plans. All contributions required to be made by the Company or any ERISA Affiliate to any Company Employee Plan have been made on or before their due dates (and no further contributions will be due thereunder as of the Closing Date, other than contributions accrued in the ordinary course of business and consistent with past practice after the

Company Balance Sheet Date as a result of the operations of the Company after the Company Balance Sheet Date). Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without Liability to Acquirer (other than ordinary and reasonable administrative expenses typically incurred in a termination event). With respect to each Company Employee Plan, the Company, and each ERISA Affiliate has at all times timely made deposits of any employee contributions, prepared in good faith and timely filed all requisite governmental reports (which were true, correct and complete as of the date filed), including any required audit reports, and have properly and timely filed and distributed or posted all notices and reports to employees required to be filed, distributed or posted with respect to each such Company Employee Plan. No suit, administrative proceeding, action, litigation or claim has been brought, or to the knowledge of the Company, is threatened, against or with respect to any such Company Employee Plan, including any audit or inquiry by any Governmental Entity. With respect to each Company Employee Plan, (i) no breaches of fiduciary duty or other failures to act or comply in connection with the administration or investment of assets, including any “prohibited transaction” (within the meaning of Section 406 of ERISA and Section 4975 of the Code) have occurred with respect to any Company Employee Plan, (ii) no lien has been imposed under Applicable Law and none of the Company or any ERISA Affiliate is subject to any Liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any Company Employee Plans and (iii) the Company has not made any filing in respect of such Company Employee Plan under the any voluntary correction program. No Company Employee Plan is maintained through a human resources and benefits outsourcing entity or professional employer organization.
(d)    There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any ERISA Affiliate relating to, or change in participation or coverage under, any Company Employee Plan that would materially increase the expense of maintaining such Company Employee Plan above the level of expense incurred with respect to such Company Employee Plan for the most recent full fiscal year included in the Financial Statements.
(e)    No Company Employee Plan is sponsored, maintained or contributed to under the law or applicable custom or rule of any jurisdiction outside of the United States and the Company does not engage or employ, and has not at any time engaged or employed, any individual who provides all or substantially all of his or her services to the Company outside of the United States.
(f)    No Company Employee Plan is, and neither the Company nor any of its respective ERISA Affiliates maintains, sponsors or contributes to, or has at any time maintained, sponsored or contributed to, or has any liability or obligation (fixed or contingent) with respect to (i) any pension plan (within the meaning of Section 3(2) of ERISA) that is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code, (ii) any “multiemployer plan” as such term is defined in Section 3(37) of ERISA, (iii) any “multiple employer welfare arrangement” as such term is defined in Section 3(40) of ERISA or (iv) any “multiple employer plan” as such term is defined in Section 413(c) of the Code.
(g)    The Company is and has been in compliance in all material respects with all Applicable Law respecting employment, discrimination or harassment in employment, terms and conditions of employment, employee benefits, worker classification (including the proper classification of workers as independent contractors and consultants and the proper classification of employees as exempt or non-exempt), wages, social security contributions, state and federal withholdings, working hours and overtime, meal and rest periods, occupational safety and health and employment practices, immigration and work authorization laws, and with respect to each Company Employee Plan. The Company is not liable for any arrears of wages, compensation, Taxes, penalties or other sums for failure to comply with any of the foregoing. The Company has paid in full to all current and former employees, independent contractors and consultants all payments, wages, salaries, commissions, bonuses, benefits and other compensation due to or on behalf of such employees, independent contractors and consultants. The Company is not liable for any payment to any trust or other fund or to any Governmental Entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for any current or former employees (other than routine payments to be made in the normal course of business and consistently with past practice). There are no pending claims against the Company under any workers compensation plan or policy or for long term disability, except for obligations that are not material in amount and there are no independent contractors who may successfully claim to be employees or otherwise be considered employees of the Company. Except as set forth on Schedule 2.13(j) of the Company Disclosure Letter, the Company does not have any obligations under COBRA with respect to any former employees or qualifying beneficiaries thereunder. The Company does not have any other obligations with respect to any former employees or qualifying beneficiaries thereunder, except for obligations that are not material in amount. There are no controversies pending or, to the knowledge of the Company, threatened, between the Company and any of its current or former employees, which controversies have or would reasonably be expected to result in a Legal Proceeding. No amounts are owed by the Company due to salary reviews or increases or delays in salary reviews or increases.
(h)    The Company has provided to Acquirer true, correct and complete copies of each of the following: (i) all forms of offer letters, (ii) all forms of employment agreements and severance agreements, (iii) all forms of agreements with current and former consultants and/or advisory board members, (iv) all forms of confidentiality, non-competition or inventions agreements between current and former employees/consultants and the Company (and a true, correct and complete list of employees, consultants and/or others not subject thereto), (v) the most current management organization chart(s), (vi) all forms of bonus plans and any form award agreement thereunder, (vii) a schedule of bonus commitments made to employees of the Company and (viii) any agreements that deviate in any material respect from the forms provided pursuant to clause (i)–(vi). With respect to any individuals providing employment or consulting services to the Company primarily outside of the United States, the Company has made and executed employment contracts in full compliance with the legal and regulatory requirements and in accordance with the purpose of the type of contract used in each case, including the use of any fixed-term or temporary employment contracts.
(i)    The Company is not nor at any time has been a party to or bound by any collective bargaining agreement, works council arrangement or other labor union Contract, no collective bargaining agreement is being negotiated by the Company and the Company is not negotiating with or presently required to bargain with any labor organization. There is no pending demand for recognition or any other request or demand from a labor organization for representative status with respect to any Person employed by the Company. To the knowledge of the Company, there are no activities or proceedings of any labor union or to organize its employees. There is no labor dispute, strike or work stoppage against the Company pending or, to the knowledge of the Company, threatened that may interfere with the conduct of the Business. The Company has not, nor, to the knowledge of the Company, has any of its Representatives committed any unfair labor practice in connection with the conduct of the Business, and there is no charge or complaint against the Company by the National Labor Relations Board or any comparable Governmental Entity pending or, to the knowledge of the Company, threatened. No employee of the Company has been dismissed, furloughed or transitioned to a reduced work schedule in the 12 months immediately preceding the Agreement Date.
(j)    To the knowledge of the Company, no employee of the Company is in violation of any term of any employment agreement, non-competition agreement or any restrictive covenant to a former employer relating to the right of any such employee to be employed by the Company because of the nature of the Business or to the use of trade secrets or proprietary information of others. To the knowledge of the Company, no consultant or contractor of the Company is in violation of any term of any non-competition agreement or any restrictive covenant to a former employer relating to the right of any such consultant or contractor to be providing services to the Company because of the nature of the Business or to the use of trade secrets or proprietary information of others. Except as set forth on Schedule 2.13(j) of the Company Disclosure Letter, no employee of the Company has given notice to the Company and, to the knowledge of the Company, no employee of the Company intends to terminate his or her employment with the Company. Except as set forth on Schedule 2.13(j) of the Company Disclosure Letter, the employment of each of the employees of the Company is “at will” (except for non-United States employees of the Company located in a jurisdiction that does not recognize the “at will” employment concept) and the Company does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees. None of the Company, or to the knowledge of the Company, any other Person has, (i) entered into any Contract that obligates or purports to obligate Acquirer to make an offer of employment to any present or former employee or consultant of the Company and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of the Company of any terms or conditions of employment with Acquirer following the Effective Time.
(k)    Schedule 2.13(k)(i) of the Company Disclosure Letter sets forth a true, correct and complete list of all officers, directors and employees of the Company, showing each such individual’s name, hire date, position, visa status, leave status, work location, type of employment (whether permanent or fixed-term), classification as exempt or non-exempt, gross annual remuneration, target bonuses, commissions and all other applicable forms of fixed or variable remuneration, bonuses, commissions and all other applicable forms of fixed or variable remuneration paid in respect of the most recently completed fiscal year, and fringe benefits and social security costs for the current fiscal year and the most recently completed fiscal year and whether the employee was recruited from a previous employer. Schedule 2.13(k)(ii) of the Company Disclosure Letter sets forth a true, correct and complete list of all of its consultants, advisory board members and independent contractors and, for each, (A) such individual’s compensation, (B) such individual’s initial date of engagement and each subsequent engagement (if applicable), (C) whether such engagement has been terminated by written notice by either party thereto and (D) the notice or termination provisions applicable to the services provided by such individual.
(l)    There are no performance improvements or disciplinary actions contemplated or pending against any of the Company’s employees.
(m)    The Company is and has been in compliance in all material respects with the Worker Adjustment Retraining Notification Act of 1988, as amended, or any similar state or local law (the “WARN Act”). In the past two years, (i) the Company has not effectuated a “plant closing” (as defined by the Warn Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of its business, (ii) there has not occurred a “mass layoff” (as defined by the WARN Act) affecting any site of employment or facility of the Company and (iii) the Company has not been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state, local or foreign law or regulation.
(n)    Except as disclosed in Schedule 2.2(f) or Schedule 2.13(n) of the Company Disclosure Letter, there are no offer letters, employment agreements, consultancy agreements or other similar agreements or arrangements entered into by the Company pursuant to which the execution, delivery and performance of this Agreement, or the consummation of the Transactions, or any termination of employment or service and any other event in connection therewith or subsequent thereto will, individually or together or with the occurrence of some other event (whether contingent or otherwise), (i) result in any material payment or benefit (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due or payable, or required to be provided, to any current or former employee, director, independent contractor or consultant, (ii) materially increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former employee, director, independent contractor or consultant, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) increase the amount of compensation due to any Person by the Company, (v) result in the forgiveness in whole or in part of any outstanding loans made by the Company to any Person or (vi) limit the Company’s ability to terminate any Company Employee Plan. No amount paid or payable by the Company in connection with the Transactions, whether alone or in combination with another event, will be an “excess parachute payment” within the meaning of Section 280G of the Code or Section 4999 of the Code or will not be deductible by the Company by reason of Section 280G of the Code.
(o)    No Misconduct Claim has been made, or is currently pending or threatened against any service provider of the Company with respect to conduct relating to the Company’s workplace, no service provider of the Company has engaged in any act that would reasonably be expected to give rise to a Misconduct Claim relating to the Company’s workplace, and no service provider has been terminated from any prior employment or service for any Misconduct Claim.
(p)    The Company maintains accurate and complete Form I-9s with respect to each of its former and current employees in accordance with Applicable Law concerning immigration and employment eligibility verification obligations. All employees of the Company are legally permitted to be employed by the Company in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under Applicable Law.
2.14    Interested-Party Transactions. None of the officers or directors of the Company or, to the knowledge of the Company, any of the other employees of the Company or any Company Stockholder, or any of the immediate family members of any of the foregoing, (i) has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Company (except with respect to any interest in less than 5% of the stock of any corporation whose stock is publicly traded), (ii) is a party to, or to the knowledge of the Company, otherwise directly or indirectly interested in, any Contract to which the Company is a party or by which the Company or any of its assets are bound, except for normal compensation for services as an officer, director or employee thereof or (iii) to the knowledge of the Company, has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in, or that relates to, the Business, except for the rights of Company Stockholders under Applicable Law. For clarity, no disclosure will be required under this Section 2.14 as to the portfolio companies of any venture capital, private equity or angel investor in Company.
2.15    Insurance. The Company maintains the policies of insurance and bonds set forth in Schedule 2.15 of the Company Disclosure Letter, including all legally required workers’ compensation insurance and errors and omissions, casualty, fire, cybersecurity, and general liability insurance. Schedule 2.15 of the Company Disclosure Letter sets forth the name of the insurer under each such policy and bond, the type of policy or bond, the coverage amount and any applicable deductible, as well as all material claims made under such policies and bonds since inception. The Company has provided to Acquirer true, correct and complete copies of all such policies of insurance and bonds issued at the request or for the benefit of the Company. There is no claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been timely paid and the Company is otherwise in compliance with the terms of such policies and bonds. All such policies and bonds remain in full force and effect, and the Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.
2.16    Books and Records. To the knowledge of the Company, the Company has provided to

Acquirer true, correct and complete copies of each document that has been requested by Acquirer in connection with their legal and accounting review of the Company (other than any such document that does not exist or is not in the Company’s possession or subject to its control). Without limiting the foregoing, the Company has provided to Acquirer true, correct and complete copies of (i) all documents identified on the Company Disclosure Letter, (ii) the Certificate of Incorporation and the Bylaws, each as currently in effect, (iii) the complete minute books containing records of all proceedings, consents, actions and meetings of the Board, committees of the Board and the Company Stockholders, (iv) the stock ledger, journal and other records reflecting all stock issuances and transfers and all stock option and warrant grants and agreements of the Company and (v) all currently effective permits, orders and consents issued by any regulatory agency with respect to the Company, or any securities of the Company, and all applications for such permits, orders and consents. The minute book of the Company provided to Acquirer contains a true, correct and complete summary of all meetings of directors and of the Company Stockholders or actions by written consent since the time of incorporation of the Company through the Agreement Date. The books, records and accounts of the Company (A) are true, correct and complete in all material respects, (B) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (C) are stated in reasonable detail and accurately and fairly reflect all of the transactions and dispositions of the assets and properties of the Company and (D) accurately and fairly reflect the basis for the Financial Statements.
2.17    Material Contracts.
(a)    Schedules 2.17(a)(i) through (xxvi) of the Company Disclosure Letter set forth a list of each of the following Contracts to which the Company is a party that are in effect on the Agreement Date (collectively, the “Material Contracts”):
(i)    any Contract with a (A) Significant Customer or (B) Significant Supplier;
(ii)    other than any Contract for or relating to the employment or service of any director, officer, employee or consultant, any Contract providing for payments by or to the Company (or under which the Company has made or received such payments) in the period since January 1, 2019 in an aggregate amount of $25,000 or more annually;
(iii)    any dealer, distributor, referral or similar agreement, or any Contract providing for the grant of rights to reproduce, license, distribute, market, refer or sell the Company Products to any other Person or relating to the advertising or promotion of the Business;
(iv)    (A) any joint venture Contract, (B) any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons and (C) any Contract that involves the payment by the Company of royalties to any other Person;
(v)    any agreement or Contract providing for the payment of compensation or benefits (including any accelerated vesting) upon any termination of employment or service, or in connection with the transactions contemplated by this Agreement, with any current or former employees under which the Company has any ongoing liability (other than customary confidentiality provisions);
(vi)    any Contract for or relating to the employment or service of any director, officer, or beneficial owner of more than 5% of the total shares of Company Common Stock or any other type of Contract with any of the Company’s officers or beneficial owners of more than

5% of the total shares of Company Common Stock, as the case may be, other than standard employment agreements or offer letters, proprietary information and invention assignment agreements on the standard forms of the Company or the Subsidiaries or other confidentiality agreements entered into by service providers, employees or consultants in the ordinary course of business;
(vii)    any Contract (A) pursuant to which any other party is granted exclusive rights or “most favored party” rights of any type or scope with respect to any of the Company Products, Company Intellectual Property or Company-Owned Data or which would otherwise restrict the Company from freely setting prices for the Company Products, (B) containing any non-competition covenants or other similar restrictions relating to the Company Products, Company Intellectual Property or Company-Owned Data, (C) that limits or would limit the freedom of the Company or any of its successors or assigns or their respective Affiliates to (I) engage or participate, or compete with any other Person, in any line of business, market or geographic area with respect to the Company Products or the Company Intellectual Property, or to make use of any Company Intellectual Property, including any grants by the Company of exclusive rights or licenses (II) sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts or services or (III) solicit the services or business of any Person, (D) containing any “take or pay,” minimum commitments or similar provisions or (E) that is set forth on Schedule 2.13(j) of the Company Disclosure Letter;
(viii)    any standstill or similar agreement containing provisions prohibiting a third party from purchasing Equity Interests of the Company or the assets of the Company or otherwise seeking to influence or exercise control over the Company;
(ix)    any Company Intellectual Property Agreement (i) where the Company grants any license, covenant not to sue or other rights under any Intellectual Property Rights to any Person, (provided that for the purposes of this Section 2.17(a)(ix)(i), the Company is not required to disclose Standard Outbound Licenses); (ii) where the Company obtains or receives any license, covenant not to sue or other rights under any Intellectual Property Rights from any Person (provided that for the purposes of this Section 2.17(a)(ix)(ii), the Company is not required to disclose Standard Inbound Licenses); and (iii) that is not otherwise covered under the foregoing clauses (i) and (ii);
(x)    any license, sublicense or other Contract pursuant to which the Company has agreed to any restriction on the right of the Company to use or enforce any Company-Owned Intellectual Property or pursuant to which the Company agrees to encumber (other than Permitted Encumbrances), transfer or sell rights in or with respect to any Company-Owned Intellectual Property;
(xi)    any Standards Bodies Agreement;
(xii)    any Contract providing for the development of any software, technology or Intellectual Property, independently or jointly, either by or for the Company (other than employee invention assignment agreements with employees and contractors of the Company substantially on the Company’s standard form of agreement, copies of which have been provided to Acquirer);
(xiii)    any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into by the Company in the ordinary course of business and consistent with past practice;

(xiv)    any Contract to license or authorize any third party to manufacture or reproduce any of the Company Products or Company Intellectual Property;
(xv)    any Contract containing any indemnification, warranty, support, maintenance or service obligation or cost on the part of the Company (other than customer agreements on the Company’s standard form of agreement, copies of which have been provided to Acquirer);
(xvi)    any settlement agreement with respect to any Legal Proceeding;
(xvii)    any Contract with a customer, reseller, channel partner, distributor, supplier, vendor or licensor involving payments exceeding $25,000 per annum pursuant to which rights of the counter-party thereto are triggered or become exercisable in connection with or as a result of the execution of this Agreement or the consummation of the Transactions, either alone or in combination with any other event;
(xviii)    any Contract or plan (including the Company Option Plan and any other stock option, merger and/or stock bonus plan) relating to the sale, issuance, grant, exercise, award, purchase, repurchase or redemption of any shares of Company Capital Stock or any other securities of the Company, in each case, any options, warrants, convertible notes or other rights to purchase or otherwise acquire any such shares of stock, other securities or options, warrants or other rights therefor, except for the repurchase rights disclosed on Schedule 2.2(a) or Schedule 2.2(b) of the Company Disclosure Letter and the Company’s standard form of option grant and exercise agreements (copies of which have been provided to Acquirer);
(xix)    other than the Company Option Plan (or any agreement for a Company Option granted thereunder), any Contract with any labor union or any collective bargaining agreement or similar contract with its employees;
(xx)    any trust indenture, mortgage, promissory note, loan agreement or other Contract for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;
(xxi)    any Contract of guarantee, surety, support, indemnification, assumption or endorsement of, or any similar commitment with respect to, the Liabilities or indebtedness of any other Person, other than Standard Licenses;
(xxii)    any Contract for capital expenditures in excess of $25,000 in the aggregate;
(xxiii)    any Contract pursuant to which the Company is a lessor or lessee of any real property or any machinery, equipment, motor vehicles, office furniture, fixtures or other tangible personal property involving expenditures in excess of $25,000 per annum;
(xxiv)    any Contract pursuant to which the Company has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any Equity Interest or other material ownership interest in any other Person;
(xxv)    any Contract relating to the Processing of Personal Data or Company

Data (provided that for purposes of this Section 2.17(a)(xxv), the Company shall not be required to disclose Standard Licenses with provisions relating to the Processing of Personal Data or Company Data that are substantially the same as the provisions relating to the Processing of Personal Data or Company Data contained in the unmodified standard forms of the Company (copies of which have been provided to Acquirer)); and
(xxvi)    any Contract with any Governmental Entity, any Company Authorization, or any Contract with a government prime contractor, or higher-tier government subcontractor, including any indefinite delivery/indefinite quantity contract, firm-fixed-price contract, schedule contract, blanket purchase agreement, or task or delivery order (each a “Government Contract”).
(b)    All Material Contracts are in written form. The Company has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged in writing, or to the knowledge of the Company, orally, to be in default in respect of, any Material Contract. Each of the Material Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to the Company or, to the knowledge of the Company, with respect to any other contracting party, that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (C) the right to accelerate the maturity or performance of any obligation of the Company under any Material Contract, or (D) the right to cancel, terminate or modify any Material Contract. The Company has not received any written notice (or to the knowledge of the Company, oral) or other written (or to the knowledge of the Company, oral) communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract (including under a force majeure or similar provision, including as a result of the COVID-19 Pandemic). The Company does not have any Liability for renegotiation of Government Contracts. True, correct and complete copies of all Material Contracts have been made available to Acquirer prior to the Agreement Date.
2.18    Transaction Fees. Other than College Heights Partners, no broker, finder, financial advisor, investment banker or similar Person is entitled to any brokerage, finder’s or other fee or commission in connection with the origin, negotiation or execution of this Agreement or in connection with the Transactions.
2.19    Anti-Corruption Law. None of the Company or any of its directors, employees, agents or representatives (in each case, acting in their capacities as such) has, since the inception of the Company, directly or indirectly through its representatives or any Person authorized to act on its behalf (including any distributor, agent, sales intermediary or other third party), (i) violated any Anti-Corruption Law or (ii) offered, given, promised to give or authorized the giving of money or anything of value, to any Government Official or to any other Person: (A) for the purpose of (I) corruptly or improperly influencing any act or decision of any Government Official in their official capacity, (II) inducing any Government Official to do or omit to do any act in violation of their lawful duties, (III) securing any improper advantage or (IV) inducing any Government Official to use his or her respective influence with a Governmental Entity to affect any act or decision of such Governmental Entity in order to, in each case of clauses (I) through (IV), assist the Company in obtaining or retaining business for or with, or directing business to, any Person or (B) in a manner that would constitute or have the purpose or effect of public or commercial bribery, acceptance of, or acquiescence in, extortion, kickbacks or other unlawful or improper means of obtaining business or any improper advantage.
2.20    Environmental, Health and Safety Matters. The Company is in compliance with all Environmental, Health and Safety Requirements in connection with the ownership, use, maintenance or operation of its business or assets or properties. There are no pending, or to the knowledge of the Company, any threatened allegations by any Person that the properties or assets of the Company are not, or that its business has not been conducted, in compliance with all Environmental, Health and Safety Requirements. The Company has not retained or assumed any Liability of any other Person under any Environmental, Health and Safety Requirements. To the knowledge of the Company, there are no past or present facts, circumstances or conditions that would reasonably be expected to give rise to any Liability of the Company with respect to Environmental, Health and Safety Requirements.
2.21    Export Control Laws. The Company has conducted its export transactions in accordance in all respects with applicable provisions of United States export and re-export controls, including the Export Administration Act and Regulations, the Foreign Assets Control Regulations, the International Traffic in Arms Regulations and other controls administered by the United States Department of Commerce and/or the United States Department of State and all other applicable import/export controls in other countries in which the Company conducts business. Without limiting the foregoing: (i) the Company has obtained all export and import licenses, license exceptions and other consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings with any Governmental Entity required for (A) the export, import and re-export of products, services, software and technologies and (B) releases of technologies and software to foreign nationals located in the United States and abroad (collectively, “Export Approvals”), (ii) the Company is in compliance with the terms of all applicable Export Approvals, (iii) there are no pending or, to the knowledge of the Company, threatened claims against the Company with respect to such Export Approvals, (iv) there are no actions, conditions or circumstances pertaining to the Company’s export transactions that would reasonably be expected to give rise to any future claims and (v) no Export Approvals for the transfer of export licenses to Acquirer, any of its Affiliates or the Surviving Corporation are required, except for such Export Approvals that can be obtained expeditiously and without material cost.
2.22    Customers. The Company does not have any outstanding material disputes concerning any Company Products with any customer, reseller, channel partner or distributor who, for the year ended December 31, 2019 or the eleven months ended November 30, 2020, was one of the 20 largest sources of revenues for the Company, based on amounts paid or payable to the Company with respect to such periods (each, a “Significant Customer”), and, to the knowledge of the Company, there is no material dissatisfaction on the part of any Significant Customer with respect to any Company Products. Each Significant Customer is listed on Schedule 2.22 of the Company Disclosure Letter. The Company has not received any written notice from any Significant Customer that such Significant Customer shall not continue as a customer of the Company (or the Surviving Corporation or Acquirer), after the Closing or that such Significant Customer intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquirer).
2.23    Suppliers. The Company does not have any outstanding material disputes concerning products and/or services provided by any supplier, vendor or licensor who, for the year ended December 31, 2019 or the eleven months ended November 30, 2020, was one of the 10 largest suppliers of products and/or services to the Company, based on amounts paid or payable with respect to such periods (each, a “Significant Supplier”), there is no material dissatisfaction on the part of the Company with respect to any Significant Supplier and, to the knowledge of the Company, there is no material dissatisfaction on the part of any Significant Supplier with respect to the Company. Each Significant Supplier is listed on Schedule 2.23 of the Company Disclosure Letter. The Company has not received any written notice from any Significant Supplier that such supplier shall not continue as a supplier to the Company (or the

Surviving Corporation or Acquirer), after the Closing or that such Significant Supplier intends to terminate or materially modify existing Contracts with the Company (or the Surviving Corporation or Acquirer). The Company has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on the Business as presently conducted on the Agreement Date and, to the knowledge of the Company, there is no reason why the Company will not continue to have such access on commercially reasonable terms.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF ACQUIRER AND MERGER SUB
Acquirer and Merger Sub represent and warrant to the Company as follows:
3.1    Organization and Standing. Each of Acquirer and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. None of Acquirer or Merger Sub is in violation of any of the provisions of its articles or certificate of incorporation, as applicable, or bylaws or equivalent organizational or governing documents.
3.2    Authority; Non-contravention.
(a)    Each of Acquirer and the Merger Sub has all requisite corporate power and authority to enter into this Agreement and to consummate the Transactions. The execution and delivery of this Agreement and the consummation of the Transactions have been duly authorized by all necessary corporate action on the part of Acquirer and Merger Sub. This Agreement has been duly executed and delivered by each of Acquirer and Merger Sub and, assuming the due execution and delivery of this Agreement by the other parties hereto, constitutes the valid and binding obligation of Acquirer and Merger Sub enforceable against Acquirer and Merger Sub, respectively, in accordance with its terms, subject only to the effect, if any, of (i) applicable bankruptcy and other similar Applicable Law affecting the rights of creditors generally and (ii) rules of law governing specific performance, injunctive relief and other equitable remedies.
(b)    The execution and delivery of this Agreement by Acquirer and Merger Sub do not, and the consummation of the Transactions will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of a benefit under, or require any consent, approval or waiver from any Person pursuant to, (i) any provision of the articles or certificate of incorporation, as applicable, or bylaws or other equivalent organizational or governing documents of Acquirer and Merger Sub, in each case as amended to date, (ii) Applicable Law, or (iii) any material Contract to which Acquirer or Merger Sub is a party or by which any of their respective assets are subject, except where such conflict, violation, default, termination, cancellation or acceleration, individually or in the aggregate, would not be material to Acquirer’s or Merger Sub’s ability to consummate the Merger or to perform their respective obligations under this Agreement.
(c)    No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any other Person is required by or with respect to Acquirer or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the Transactions except for (i) such consents, waivers, approvals, Orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws and state “blue sky” laws, (ii)    the filing of the Certificates of Merger with the Secretary of State of the State of Delaware and (iii) those that, if not obtained or made, would not reasonably be expected to adversely affect the ability of Acquirer or Merger Sub to consummate the Transactions or to perform their respective obligations under this Agreement.

3.3    Capitalization.
(a)    As of the Agreement Date, the authorized capital of Acquirer consists of the following: (i) 264,659,000 shares of Acquirer Common Stock, 39,298,503 shares of which are issued and outstanding and (ii) 168,985,413 shares of Acquirer Preferred Stock, (A) 10,962,327 of which are designated as Acquirer Series Seed Preferred Stock, all of which are issued and outstanding, (B) 12,855,123 of which are designated as Acquirer Series A Preferred Stock, all of which are issued and outstanding, (C) 20,288,700 of which are designated as Acquirer Series B Preferred Stock, all of which are issued and outstanding, (D) 40,338,867 of which are designated as Acquirer Series C Preferred Stock, all of which are issued and outstanding, (E) 29,078,931 of which are designated as Acquirer Series D Preferred Stock, all of which are issued and outstanding, (F) 31,405,183 of which are designated as Acquirer Series E Preferred Stock, all of which are issued and outstanding, (G) 24,056,282 of which are designated as Acquirer Series F Preferred Stock, 22,128,982 shares of which are issued and outstanding. Each share of Acquirer Preferred Stock is convertible into one (1) share of Acquirer Common Stock. The last price at which Acquirer issued and sold shares of the Acquirer Series F Preferred Stock was $12.0614.
(b)    As of the Agreement Date, Acquirer has reserved 54,511,184 shares of Acquirer Common Stock for issuance pursuant to awards granted under the Acquirer Option Plan, of which 38,151,829 shares are subject to outstanding and unexercised Acquirer Options, and 4,665,317 shares remain available for issuance thereunder.
(c)    All of the outstanding shares of Acquirer Common Stock and Acquirer Preferred Stock are duly authorized, validly issued, fully paid and nonassessable. All issued and outstanding shares of Acquirer Common Stock, Acquirer Preferred Stock and all Acquirer Options were issued in material compliance with all applicable federal and state securities laws.
3.4    Issuance of Shares. The shares of Acquirer Common Stock issuable in the Merger, when issued by Acquirer in accordance with this Agreement, assuming the accuracy of the representations and warranties made by the Company and the Company Securityholders herein or in the Stockholder Agreement, Investor Representation Agreement and/or Letter of Transmittal, will be duly authorized and issued, fully paid, non-assessable, issued in compliance with Applicable Law, and will be free of restrictions on transfer other than restrictions on transfer under this Agreement, the Investor Representation Agreement, the Letter of Transmittal, the Vesting Agreements, any stock restriction agreement entered into between Acquirer and any Company Stockholder, the certificate of incorporation of Acquirer, the bylaws of Acquirer and under Applicable Law.
3.5    Acquirer Financial Statements. Acquirer has made available to the Company its audited financial statements for the fiscal years ending January 31, 2019 and January 31, 2020 (collectively, the “Acquirer Financial Statements”). The Acquirer Financial Statements (a) are derived from and in accordance with the books and records of Acquirer, (b) complied as to form with applicable accounting requirements with respect thereto as of their date, (c) fairly and accurately present the financial condition of Acquirer at the dates therein indicated and the results of operations and cash flows of Acquirer for the periods therein specified and (d) were prepared in accordance with GAAP applied on a consistent basis throughout the periods involved.
3.6    No Material Adverse Effect. Since July 1, 2020 until the Agreement Date, there has not occurred a Material Adverse Effect with respect to Acquirer.
3.7    No Prior Merger Sub Operations. Merger Sub is a direct, wholly owned subsidiary of Acquirer. Merger Sub was formed solely for the purpose of effecting the Merger and has not engaged in any business activities or conducted any operations other than in connection with the Transactions.
3.8    Litigation. Except as set forth in Section 3.8 of the disclosure letter of Acquirer delivered to Acquirer concurrently with the execution of this Agreement, there is no Legal Proceeding of any nature pending or threatened in writing or, to the knowledge of Acquirer, orally, against Acquirer or any of its subsidiaries, its properties or assets (tangible or intangible) or any of its officers or directors (in their capacities as such), (a) that would reasonably be expected to be material to Acquirer or (b) that in any manner challenges or would otherwise reasonably be expected to prevent, enjoin, alter or materially delay the Merger or any of the other Transactions.
ARTICLE IV
ADDITIONAL AGREEMENTS
4.1    Maintenance of Business. Between the Agreement Date and the Closing Date the Company shall:
(a)    continue to conduct the Business in the ordinary course of business consistent with past practice and in compliance with applicable law;
(b)    use its commercially reasonable efforts consistent with past practice and policies to (i) preserve intact its present business organizations, (ii) keep available the services of its present officers and key employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, to the end that its goodwill and ongoing businesses shall be unimpaired at the Closing;
(c)    shall not take any action without Acquirer’s prior written consent that would render any representation or warranties set forth in Section 2.5 untrue, as if such representation or warranty were made as of and with respect to the period between the Agreement Date and the Closing Date;
(d)    shall not enter into any Contract that would (if entered into prior to the Agreement Date) constitute a Material Contract, other than Standard Licenses with customers in the ordinary course of business consistent with past practice;
(e)    except for the issuance of Company Common Stock in connection with the exercise of Company Warrants, shall not issue, deliver, grant or sell or authorize or propose the issuance, delivery, grant or sale of, or purchase or propose the purchase of, any Company Voting Debt or any Equity Interests, or enter into or authorize or propose to enter into any Contracts of any character obligating it to issue any Equity Interests, other than: (i) the issuance of Company Common Stock upon conversion of Company Preferred Stock or exercise of vested Company Options or vested Company Warrants, in each case which are outstanding on the Agreement Date or (ii) the repurchase of any shares of Company Capital Stock from former employees, non-employee directors and consultants in accordance with Contracts providing for the repurchase of shares in connection with any termination of service;
(f)    shall not (i) hire, or offer to hire, any additional officers or other employees, or any consultants or independent contractors, (ii) terminate the employment, furlough, change the title, office or position, materially reduce or change the responsibilities of, or otherwise modify the working hours of any employee or contractor of the Company, (iii) enter into, amend the terms of or extend or renew any employment or consulting agreement with any officer, employee, consultant or independent contractor, (iv) adopt, implement or otherwise establish any other temporary or permanent non-ordinary course measures applicable to employees, consultants, independent contractors or other service providers as a result of the COVID-19 Pandemic
(g)    shall not (i) adopt, terminate or amend any Company Option Plan or other employee or compensation benefit plan, including any stock issuance or stock option plan, or amend any compensation, benefit, entitlement, grant or award provided or made under any such plan, except in each case as required under Applicable Law, (ii) grant, pay or increase any change in control, special bonus or special remuneration to any current or former employee or non-employee director or consultant, (iii) modify the salaries, wage rates, bonuses or fees of its employees or consultants or (iv) grant or pay, or enter into any Contract providing for the granting of any severance, retention or termination pay, or the acceleration of vesting or other benefits, to any Person;
(h)    shall not take or agree in writing or otherwise to take, any of the actions described in clauses (c) through (g) in this Section 4.1, or any action that would prevent the Company from performing or cause the Company not to perform one or more covenants, agreements or obligations required hereunder to be performed by the Company (such that the condition set forth in the second sentence of Section 1.2(e)(i) would not be satisfied).
4.2    Stockholder Approval and Stockholder Notice.
(a)    The Company shall take all action necessary in accordance with this Agreement, the DGCL, the certificate of incorporation and the bylaws to obtain the Requisite Stockholder Approval. The Company’s obligation to obtain the Requisite Stockholder Approval pursuant to this Section 4.2 shall not be limited or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal or the withholding, withdrawal, amendment or modification by the Board of its unanimous recommendation to the Company Stockholders in favor of the adoption of this Agreement. The Company shall use its reasonable best efforts to obtain Written Consents executed by each Company Stockholder and to cause each such Company Stockholder to execute a Stockholder Agreement and cause each such Company Stockholder that is an Accredited Investor to execute an Investor Representation Agreement. Upon obtaining the Company Stockholder Approval or the Requisite Stockholder Approval, as applicable, the Company shall promptly deliver copies of the executed Written Consents or other documents evidencing the obtainment of the Company Stockholder Approval and the Requisite Stockholder Approval, respectively, to Acquirer.
(b)    Promptly (and in any case within two days) after the Company obtains the Company Stockholder Approval, the Company shall prepare, with the cooperation of Acquirer, and mail to each Company Stockholder other than the Consenting Stockholders, a notice (as it may be amended or supplemented from time to time, the “Stockholder Notice”) comprising (i) the notice contemplated by Section 228(e) of the DGCL of the taking of a corporate action without a meeting by less than a unanimous written consent, (ii) the notice contemplated by Section 262(d)(2) of the DGCL and Chapter 13 of the CCC, together with a copy of Section 262 of the DGCL and Chapter 13 of the CCC, and (iii) an information statement to the Company Stockholders in connection with the solicitation of their signatures to a Written Consent, Stockholder Agreement and Investor Representation Agreement. The Stockholder Notice shall include (x) a statement to the effect that the Board had unanimously recommended that the Company Stockholders vote in favor of the adoption of this Agreement and (y) such other information as Acquirer and the Company may agree is required or advisable under the DGCL and CCC to be included therein. Prior to its mailing, the Stockholder Notice shall have been approved by Acquirer, and, following its mailing, no amendment or supplement to the Stockholder Notice shall be made by the Company without the approval of Acquirer. Each of Acquirer and the Company agrees to provide promptly to the other such information concerning its business, financial statements and affairs as, in the reasonable judgment of Acquirer or its counsel, may be required or advisable to be included under the DGCL or the

CCC in the Stockholder Notice or in any amendment or supplement thereto, and Acquirer and the Company agree to cause their respective Representatives to cooperate in the preparation of the Stockholder Notice and any amendment or supplement thereto.
4.3    No Solicitation.
(a)    During the period from the Agreement Date and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company shall not, and shall not authorize or permit any of its Representatives to, directly or indirectly, (i) solicit, initiate, seek, entertain, knowingly encourage, facilitate, support or induce the making, submission or announcement of any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (ii) enter into, participate in, maintain or continue any communications (except solely to provide written notice as to the existence of these provisions) or negotiations regarding, or deliver or make available to any Person any non-public information with respect to, or take any other action regarding, any inquiry, expression of interest, proposal or offer that constitutes, or could reasonably be expected to lead to, an Acquisition Proposal, (iii) agree to, accept, approve, endorse or recommend (or publicly propose or announce any intention or desire to agree to, accept, approve, endorse or recommend) any Acquisition Proposal, (iv) enter into any letter of intent or any other Contract contemplating or otherwise relating to, or that could reasonably be expected to lead to, any Acquisition Proposal, (v) submit any Acquisition Proposal to the vote of any Company Securityholders or (vi) enter into any other transaction or series of transactions not in the ordinary course of business and consistent with past practice, the consummation of which would impede, interfere with, prevent or delay, or would reasonably be expected to impede, interfere with, prevent or delay, the consummation of the Transactions. The Company shall, and shall cause its Representatives to, (A) immediately cease and cause to be terminated any and all existing activities, discussions or negotiations with any Persons conducted prior to or on the Agreement Date with respect to any Acquisition Proposal and (B) immediately revoke or withdraw access of any Person (other than Acquirer and its Representatives) to any data room (virtual or actual) containing any non-public information with respect to the Company in connection with an Acquisition Proposal and request from each Person (other than Acquirer and its Representatives) the prompt return or destruction of all non-public information with respect to the Company previously provided to such Person in connection with an Acquisition Proposal. If any of the Company’s Representatives (whether in his, her or its capacity as such or in any other capacity) takes any action that the Company is obligated pursuant to this Section 4.3(a) not to authorize or permit such Person to take, or to otherwise restrict, then the Company shall be deemed for all purposes of this Agreement to have breached this Section 4.3.
(b)    The Company shall immediately (but in any event, within 24 hours) notify Acquirer orally and in writing after receipt by the Company (or, to the knowledge of the Company, by any of its Representatives) of (i) any Acquisition Proposal, (ii) any inquiry, expression of interest, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal, (iii) any other notice that any Person is considering making an Acquisition Proposal or (iv) any request for non-public information relating to the Company or for access to any of the properties, books or records of the Company by any Person or Persons other than Acquirer and its Representatives. Such notice shall describe (A) the material terms and conditions of such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request and (B) the identity of the Person or Group making any such Acquisition Proposal, inquiry, expression of interest, proposal, offer, notice or request. The Company shall keep Acquirer fully informed of the status and details of, and any modification to, any such inquiry, expression of interest, proposal or offer and any correspondence or communications related thereto and shall provide to Acquirer a true, correct and complete copy of such inquiry, expression of interest, proposal or offer and any amendments, correspondence and communications related thereto, if it is in writing, or a reasonable written summary thereof, if it is not in writing. The Company shall provide Acquirer with 48 hours prior notice (or such lesser prior notice as is provided to the members of the

Board) of any meeting of the Board at which the Board is reasonably expected to discuss any Acquisition Proposal.
4.4    Reasonable Best Efforts. Each of the parties hereto agrees to use its reasonable best efforts, and to cooperate with each other party hereto, to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, appropriate or desirable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including the satisfaction of the respective conditions set forth in Section 1.2, and including to cooperate in the preparation of the notifications and responses to the request of enquiries related to such conditions, to execute and deliver such other instruments and do and perform such other acts and things as may be necessary or reasonably desirable for effecting completely the consummation of the Transactions.
4.5    Confidentiality; Public Disclosure.
(a)    The parties hereto acknowledge that Acquirer and the Company have previously executed a non-disclosure agreement, dated as of October 6, 2020 (the “Confidentiality Agreement”), which shall continue in full force and effect in accordance with its terms. Each party hereto agrees that it and its Representatives shall hold the terms of this Agreement, and the fact of this Agreement’s existence, in strict confidence. At no time shall any party hereto disclose any of the terms of this Agreement (including the economic terms) or any non-public information about a party hereto to any other Person without the prior written consent of the party hereto about which such non-public information relates. Notwithstanding anything to the contrary in the foregoing, a party hereto shall be permitted to disclose any and all terms to its financial, tax and legal advisors (each of whom is subject to a similar obligation of confidentiality), and to any Governmental Entity or administrative agency to the extent necessary or advisable in compliance with Applicable Law.
(b)    The Company shall not, and shall cause its Representatives not to, issue any press release or other public communications relating to the terms of this Agreement or the Transactions or use Acquirer’s name or refer to Acquirer directly or indirectly in connection with Acquirer’s relationship with the Company in any media interview, advertisement, news release, press release or professional or trade publication, or in any print media, whether or not in response to an inquiry, without the prior written approval of Acquirer, unless required by Applicable Law (in which event a satisfactory opinion of counsel to that effect shall be first delivered to Acquirer prior to any such disclosure) and except as reasonably necessary for the Company to obtain the Company Stockholder Approval and the Requisite Stockholder Approval and the other consents and approvals of the Company Stockholders and other third parties contemplated by this Agreement. Notwithstanding anything to the contrary contained herein or in the Confidentiality Agreement, Acquirer may make such public communications regarding this Agreement or the Transactions as Acquirer may determine is reasonably appropriate.
4.6    Expenses; Company Debt. Except as otherwise set forth herein, all costs and expenses incurred in connection with this Agreement and the Transactions (including Transaction Expenses) shall be paid by the party incurring such expense; provided that at the Closing, Acquirer shall (a) pay or cause to be paid all Transaction Expenses that are incurred but unpaid as of the Closing and set forth in the Company Closing Financial Certificate and (b) repay or cause to be repaid all Company Debt for borrowed money outstanding as of the Closing and set forth in the Company Closing Financial Certificate. Notwithstanding the foregoing, if and to the extent the Company has sufficient cash resources on hand prior to the Closing, the Company shall pay or cause to be paid off as much of such Transaction Expenses and Company Debt as reasonably practicable prior to the Closing.
4.7    Tax Matters.

(a)    Cooperation. After the Closing, each of Acquirer, the Stockholders’ Agent and the Company shall (and the Stockholders’ Agent shall cause the Company Securityholders to) cooperate fully, as and, to the extent reasonably requested by any of the others, in connection with the filing of Tax Returns of the Company and any Legal Proceeding with respect to Taxes of the Company. Such cooperation shall include the retention and (upon request therefor) the provision of records and information reasonably relevant to any such Legal Proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Acquirer, the Company, and the Stockholders’ Agent agree to retain all books and records with respect to Tax matters pertinent to the Company relating to any Taxable period beginning before the Closing Date until expiration of the statute of limitations of the respective taxable periods, and to abide by all applicable record retention laws, regulations and agreements entered into with any Tax Authority.
(b)    Preparation of Tax Returns. Acquirer shall prepare and timely file, or cause to be prepared and timely filed (taking into account all extensions obtained), all Tax Returns of the Company for all Pre-Closing Tax Periods that are due after the Closing Date (“Pre-Closing Tax Returns”). All such Pre-Closing Tax Returns shall be prepared in accordance with existing procedures, practices and accounting methods of the Company, unless otherwise required by Applicable Law. To the extent any such Pre-Closing Tax Return that is an income Tax Return shows amounts for which the Acquirer could seek indemnification under Article V, the Acquirer shall provide such Pre-Closing Tax Return that is an income Tax Return to the Stockholders’ Agent for review at least ten (10) Business Days prior to the due date for such Tax Return (taking into account all extensions obtained) and shall consider in good faith comments timely provided thereto by the Stockholders’ Agent; provided that any failure of Acquirer to provide such income Pre-Closing Tax Returns to the Stockholders’ Agent pursuant to this Section 4.7(b) shall not impact Acquirer’s rights for indemnification under Article V unless, and if so only to the extent, the Converting Holders are actually prejudiced thereby.
(c)    Tax Treatment of the Merger.
(i)    The parties hereto intend, by executing this Agreement, to adopt a “plan of reorganization” within the meaning of Section 354(a)(1) of the Code, and to cause the Merger to qualify as a “reorganization” within the meaning of Section 368(a) of the Code; it being understood and agreed that notwithstanding this Section 4.7(c) or any other provision of this Agreement, neither Acquirer nor the Merger Sub makes any representations or warranties to the Company or to any Company Securityholder regarding the qualification of the Merger as a “reorganization,” or any of the Tax consequences to the Company or any Company Securityholder of this Agreement, the Merger or the other Transactions or the other agreements contemplated by this Agreement.
(ii)    The parties hereto intend to treat the Merger for all Tax purposes in a manner consistent with the treatment described in this Section 4.7(c), unless otherwise required by a change in Applicable Law after the Agreement Date or a Tax Authority subsequent to an audit defended in good faith. Further, the parties hereto shall prepare all Tax Returns, books, records, and filings in a manner consistent with this Section 4.7(c), including the filing of the statements required by Treasury Regulation Sections 1.368-3 (as required by Applicable Law), unless otherwise required by a change in Applicable Law after the Agreement Date or a Tax Authority subsequent to an audit defended in good faith.
4.8    280G Stockholder Approval. Prior to the Closing, the Company shall obtain and deliver to Acquirer a Parachute Payment Waiver from each “disqualified individual” (within the meaning of Section 280G of the Code). Promptly following the delivery of the Parachute Payment Waivers to Acquirer (but in no event less than three Business Days prior to the Closing), the Company shall submit to the Company Stockholders for approval (in a manner reasonably satisfactory to Acquirer), by such number of holders of Company Stockholders as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by the Company and shall be subject to review and approval by Acquirer, such approval not to be unreasonably withheld, conditioned or delayed), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Closing, the Company shall deliver to Acquirer notification and documentation reasonably satisfactory to Acquirer (and which documentation shall be subject to Acquirer’s advanced review and approval, such approval not to be unreasonably withheld, conditioned or delayed) that (i) a vote of the holders of Company Capital Stock was solicited in conformance with Section 280G of the Code and the regulations promulgated thereunder and the requisite stockholder approval was obtained with respect to any payments and/or benefits that were subject to the stockholder vote (the “280G Stockholder Approval”) or (ii) that the 280G Stockholder Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the Parachute Payment Waivers that were executed by the affected individuals prior to the solicitation of the vote of the holders of Company Capital Stock pursuant to this Section 4.8.
4.9    Employee Matters.
(a)    To the extent that any of the Continuing Employees participate in any “employee benefit plan,” as defined in Section 3(3) of ERISA maintained by the Surviving Corporation, Acquirer or any of its subsidiaries (collectively, the “Post-Closing Plans”), then to the extent permitted by and subject to the terms of the applicable Post-Closing Plan and applicable Law, the Surviving Corporation, Acquirer or any of its subsidiaries, as applicable, shall use reasonable best efforts to: (x) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Continuing Employees under any Post-Closing Plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time (to the extent such conditions, limitations and waiting period were waived or satisfied under the corresponding Company Employee Plans); and (y) provide each Continuing Employee with credit for any co-payments and deductibles paid during the plan year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any Post-Closing Plans that are welfare plans in which such Continuing Employee is eligible to participate after the Effective Time.
(b)    Section 4.9(a) shall not (i) operate to duplicate any benefit provided to any employee or service provider, (ii) require Acquirer or any of its subsidiaries to continue in effect any specific Company Employee Plans or Post-Closing Plans, (iii) require Acquirer or any of its subsidiaries or any Post-Closing Plan or trust related thereto to pay for any benefits that relate to any time period prior to the Continuing Employees’ participation in the Post-Closing Plans, or (iv) prohibit the termination of any employee or service provider following the Effective Time. Nothing contained herein, either express or implied (x) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement or (y) shall alter or limit the ability of Acquirer, the Company or any of their respective affiliates or subsidiaries to amend, modify or terminate.
4.10    Director and Officer Indemnification.
(a)    If the Merger is consummated, then until the sixth anniversary of the Closing Date, Acquirer will cause the Surviving Corporation to fulfill and honor in all respects the obligations of the Company to its present and former directors and officers determined as of immediately prior to the Effective Time (the “Company Indemnified Parties”) pursuant to indemnification agreements with the Company in effect on the Agreement Date and pursuant to the Certificate of Incorporation or the Bylaws, in each case, in effect on the Agreement Date (the “Company Indemnification Provisions”), with respect to claims relating to or arising out of acts or omissions occurring at or prior to the Effective Time that are asserted after the Effective Time; provided that Acquirer’s and the Surviving Corporation’s obligations under this Section 4.10(a) shall not apply to any for indemnification made by an Indemnified Person pursuant to Article V against a Company Indemnified Party in his/her capacity as a Converting Holder. Any claims for indemnification made under this Section 4.10 on or prior to the sixth anniversary of the Closing shall survive until the final resolution thereof. Notwithstanding anything to the contrary contained in the Company Indemnification Provisions, no Company Indemnified Party shall be entitled to coverage under any Acquirer director and officer insurance policy or errors and omission policy unless such Company Indemnified Party is separately eligible for coverage under such policy pursuant to Acquirer’s policies and procedures and the terms of such insurance policy.
(b)    Prior to the Effective Time, the Company shall purchase tail insurance coverage (the “Tail Insurance Coverage”) for the Company Indemnified Parties in a form reasonably satisfactory to the Company and Acquirer, which shall provide the Company Indemnified Parties with coverage for six years following the Closing Date in an amount not less than the existing coverage and that shall have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage maintained by the Company as of the Agreement Date. Acquirer shall cause the Surviving Corporation to maintain the Tail Insurance Coverage in full force and effect and continue to honor the obligations thereunder until the sixth anniversary of the Closing Date.
(c)    This Section 4.10 (i) shall survive the consummation of the Merger, (ii) is intended to benefit each Company Indemnified Party and their respective heirs, (iii) is in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have against Acquirer or the Surviving Corporation first arising after the earlier of the Closing Date and the termination of this Agreement by contract or otherwise, and (iv) shall be binding on all successors and assigns of Acquirer and the Surviving Corporation, as applicable, and shall be enforceable by the Company Indemnified Parties. The obligations of Acquirer, the Surviving Corporation, and their successors under this Section 4.10 shall not be terminated, amended, or otherwise modified in such a manner as to adversely affect any Company Indemnified Party (or his or her heirs, personal representatives, successors, or assigns) without the prior written consent of such Company Indemnified Party (or his or her heirs, personal representatives, successors, or assigns, as applicable).
4.11    Retention Pool. Acquirer will establish a retention pool providing for the grant of options to purchase up to 2,072,727 shares of Acquirer Common Stock, pursuant to which Key Employees and certain Continuing Employees will be granted such options to purchase Acquirer Common Stock as soon as reasonably practicable following the Closing, and, in any event, no later than ten (10) Business Days following the Closing; provided that such options shall only be granted to individuals who have executed Benefits Waivers to the extent such individuals are required to execute Benefits Waivers under this Agreement. Any options under the retention pool shall be allocated to employees of the Company as determined by Acquirer, after consultation with the Company. For the avoidance of doubt, the exercise price per share of an option granted from the retention pool will be no less than the price per share of Acquirer’s Common Stock on the date of grant of the option. The award options will be structured as follows: (a) options comprising 40% of the retention pool will vest only over a period of four years from the Closing contingent on continued employment through each vesting date, according to a vesting schedule included in the applicable option award agreement consistent with Acquirer grants to other newly-hired employees, and (b) options comprising the remainder of such pool will vest only based on (i) the completion of performance milestones set forth on Schedule G and (ii) employment at the time the such milestones are achieved.

4.12    Generic Benefits Waivers. Unless otherwise agreed by Acquirer in writing (including via-email) prior to the Closing, to the extent any of the disclosures in Schedules 2.2(f), 2.13(a), 2.13(e), 2.13(n) or 2.17(a) of the Company Disclosure Letter relate to Liabilities of the Company (contingent or otherwise) that are of a nature that would be waived upon execution of a Benefits Waiver or a Generic Benefits Waiver (in the substantially the form attached on Exhibit K, the “Generic Benefits Waiver”) (such Liabilities that would be waived, the “Waiver Liabilities”) and such Waiver Liabilities have not been waived prior to the execution of this Agreement, the Company shall use its reasonable best efforts to cause each counterparty to a Contract or arrangement giving rise to such Waiver Liability (other than the Company’s Chief Executive Officer) to sign a Benefits Waiver or Generic Benefits Waiver prior to Closing in order to fully and permanently waive those Waiver Liabilities. If and to the extent such Waiver Liabilities are not waived pursuant to the execution of a Benefits Waiver prior to the Closing, such Waiver Liabilities (inclusive at their maximum potential or contingent payout and inclusive of any payroll Tax obligations thereupon) shall be treated as Transaction Expenses under this Agreement.
ARTICLE V
HOLDBACK FUND AND INDEMNIFICATION
5.1    Holdback Fund.
(a)    At the Effective Time, Acquirer shall withhold the Holdback Amount from the Total Merger Consideration issuable pursuant to Section 1.3(a) (the aggregate amount of shares of Acquirer Common Stock so held by Acquirer from time to time, together with any non-taxable stock dividends declared and paid in respect of such shares, the “Holdback Fund”). The Holdback Fund shall constitute partial security for the benefit of Acquirer (on behalf of itself or any other Indemnified Person) with respect to any Indemnifiable Damages pursuant to the indemnification obligations of the Converting Holders under this Article V. Subject to Section 5.4, Acquirer shall hold the Holdback Fund until 11:59 p.m. Pacific Time on the date (the “Holdback Release Date”) that is 18 months after the Closing Date. Except to the extent there is a cancellation of shares of Acquirer Common Stock held in the Holdback Fund in connection with the settlement of Indemnifiable Damages and subject to the terms of any applicable Vesting Agreement, shares of Acquirer Common Stock held in the Holdback Fund shall be treated by Acquirer as issued and outstanding stock of Acquirer, and the Converting Holders shall be entitled to exercise voting rights and to receive dividends with respect to such shares (other than stock dividends, which shall be withheld by Acquirer and included as part of the Holdback Fund and added thereto). The Converting Holders shall not receive interest or other earnings on the shares of Acquirer Common Stock held in the Holdback Fund (other than as set forth in the immediately preceding sentence). Neither the Holdback Fund (including any portion thereof) nor any beneficial interest therein may be pledged, subjected to any Encumbrance, sold, assigned or transferred by any Converting Holder or be taken or reached by any legal or equitable process in satisfaction of any debt or other Liability of any Converting Holder, in each case prior to the distribution of the Holdback Fund to any Converting Holder in accordance with Section 5.1(b), except that each Converting Holder shall be entitled to assign such Converting Holder’s rights to such Converting Holder’s Pro Rata Share of the Holdback Fund by will, by the laws of intestacy or by other operation of law.
(b)    Subject to the terms of any applicable Vesting Agreement, within five Business Days following the Holdback Release Date, Acquirer (or its agent) will distribute to each Converting Holder such Converting Holder’s Pro Rata Share of the Holdback Fund less that portion of the Holdback Fund that is determined, in the reasonable judgment of Acquirer, to be necessary to satisfy all unsatisfied or disputed claims for indemnification specified in any Claim Certificate delivered to the Stockholders’ Agent on or prior to the Holdback Release Date in accordance with this Article V, which portion shall remain in the Holdback Fund until such claims for Indemnifiable Damages have been resolved or satisfied (with the portion reserved for a particular claim released to Acquirer and/or the Converting

Holders, as applicable, following the resolution each such claim (except to the extent that the amount of unsatisfied or disputed claims exceeds the amount of the Holdback Fund, meaning the same shares contained therein are subject to multiple claims)).
5.2    Indemnification.
(a)    Subject to the limitations set forth in this Article V, from and after the Closing, each Converting Holder shall severally but not jointly indemnify, defend and hold harmless Acquirer, Merger Sub and the Surviving Corporation and their respective, officers, directors, agents and employees and each Person, if any, who controls or may control Acquirer within the meaning of the Securities Act (each, an “Indemnified Person”) from and against, and shall compensate and reimburse each Indemnified Person for, any and all losses, liabilities, damages, fees, settlements, Taxes, interest, costs and expenses, including penalties and costs of investigation, defense and enforcement and reasonable fees and expenses of counsel, experts and other professionals, directly or indirectly, whether or not due to a Third-Party Claim (collectively, “Indemnifiable Damages”), related to or arising out of:
(i)    any failure of any representation or warranty made by the Company herein (as modified in the Company Disclosure Letter) to be true and correct as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates);
(ii)    any failure of any certification, representation or warranty made by the Company in any certificate (other than the Spreadsheet and the Company Closing Financial Certificate) delivered to Acquirer pursuant to this Agreement to be true and correct as of the date such certificate is delivered to Acquirer;
(iii)    any breach of, or default in connection with, any of the covenants, agreements or obligations made by the Company herein that contemplate performance prior to the Closing;
(iv)    any inaccuracies in the Spreadsheet or the Company Closing Financial Certificate (including any unpaid Transaction Expenses, outstanding Company Debt or Closing Net Working Capital Shortfall not reflected therein or taken into account in the calculation of the Total Merger Consideration);
(v)    any payments or issuances made with respect to Dissenting Shares, and any interest, costs, expenses and fees incurred by any Indemnified Person in connection with the exercise of any dissenters’ or appraisal rights, to the extent that such amounts, in the aggregate, exceed the value of the consideration that otherwise would have been payable and issuable (based on the Acquirer Stock Price) pursuant to Section 1.3(a)(i) upon the exchange of such Dissenting Shares;
(vi)    any claims by any then-current or former holder of any Equity Interests of the Company in their capacity as such relating to or arising out of (I) the Transactions or this Agreement, including the allocation of the Total Merger Consideration or any portion thereof, or (II) such Person’s status as a holder of Equity Interests of the Company at any time at or prior to the Closing, whether for breach of fiduciary duty or otherwise;
(vii)    the matter set forth in Schedule H; and

(viii)    any fraud (which for all purposes of this Article V shall include the element of scienter) by the Company, or on behalf of the Company by the Company’s officers, directors, employee, securityholders or agents, under the Merger Agreement (“Company Fraud”).
(b)    From and after the Closing, each Converting Holder shall severally but not jointly indemnify and hold harmless the Indemnified Persons from and against any and all Indemnifiable Damages relating to or arising out of (i) any failure of any representation or warranty made by such Converting Holder in a Transaction Document to which such Converting Holder is a party to be true and correct as of the date of such Transaction Document and as of the Closing Date as though such representation or warranty were made as of the Closing Date (except in the case of representations and warranties that by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date or dates), (ii) any breach of, or default in connection with, any of the covenants, agreements or obligations made by such Converting Holder in a Transaction Document to which such Converting Holder is a party, (iii) Taxes of such Converting Holder (including capital gains Taxes arising as a result of the Transactions) or any of his, her or its Affiliates (excluding the Company) for any Tax period and (iv) any fraud committed by such Converting Holder in its, his or her personal capacity (“Converting Holder Fraud” and collectively with Company Fraud, “Fraud”). The Indemnified Person(s) shall have the option of seeking satisfaction for any indemnification obligations of such Converting Holder pursuant to this Section 5.2(b) (collectively, the “Converting Holder Claims”) out of such Converting Holder’s Pro Rata Share of the Holdback Fund.
(c)    Materiality standards or qualifications, qualifications or requirements that a matter be or not be “reasonably expected” or “reasonably likely” to occur and qualifications by reference to the defined term “Material Adverse Effect” in any representation, warranty, covenant, agreement or obligation shall be taken into account in determining whether an inaccuracy in such representation or warranty, or a breach of such covenant, agreement or obligation, exists, but shall not be taken into account in determining the amount of any Indemnifiable Damages with respect to such inaccuracy or breach.
5.3    Indemnifiable Damage Threshold; Other Limitations.
(a)    Notwithstanding anything to the contrary contained herein, no Indemnified Person may make a claim in respect of any claim for Indemnifiable Damages relating to or arising out of the matters listed in clauses (i) or (ii) of Section 5.2(a) (other than claims relating to or arising out of (i) Fraud or (ii) any failure of any of the Fundamental Representations to be true and correct as aforesaid) unless and until a Claim Certificate (together with any other delivered Claim Certificates) describing Indemnifiable Damages in an aggregate amount greater than $650,000 (the “Basket”) has been delivered, in which case the Indemnified Person may make claims for indemnification, compensation and reimbursement and may receive shares of Acquirer Common Stock from the Holdback Fund for all Indemnifiable Damages (including the amount of the Basket). The Basket shall not apply to any other Indemnifiable Damages or claims therefor.
(b)    If the Merger is consummated, recovery from the Holdback Fund shall constitute the sole and exclusive remedy for the indemnity obligations of each Converting Holder under this Agreement for Indemnifiable Damages (and not specific performance or other equitable remedies) relating to or arising out of the matters listed in clauses (i), (ii) and (vii) of Section 5.2(a), except (i) in the case of Fraud and (ii) any failure of any of the Fundamental Representations to be true and correct as aforesaid.

(c)    In the case of any claims for Indemnifiable Damages relating to or arising out of (i) the failure of any of the Fundamental Representations to be true and correct as aforesaid, or (ii) the matters listed in clauses (iii) through (vi) and (viii) of Section 5.2(a) (collectively, “Special Claims”), after Indemnified Persons have first exhausted or made claims upon all shares of Acquirer Common Stock held in the Holdback Fund (after taking into account all other claims for indemnification, compensation and reimbursement from the Holdback Fund made by Indemnified Persons), or following the Holdback Release Date, each Converting Holder shall have Liability for such Converting Holder’s Pro Rata Share of the amount of any Indemnifiable Damages resulting therefrom. Notwithstanding anything to the contrary contained herein, (i) the total Liability of a Converting Holder for Special Claims (when combined with Liability for all other indemnification matters set forth in Section 5.2(a)) shall be limited to the aggregate amount of the Total Merger Consideration issued or issuable to such Converting Holder with respect to Company Capital Stock held by such Converting Holder (inclusive of the Holdback Amount and any claims made against the Holdback Amount); provided that for purposes of calculating the maximum Liability of a Converting Holder, shares of Acquirer Common Stock that are forfeited under the terms of an applicable Vesting Agreement shall count towards satisfaction of such maximum Liability and (ii) any limitation of Liability in this Section 5.3(c) shall not apply in the case of Converting Holder Fraud committed by such Converting Holder. For the avoidance of doubt, the Indemnified Persons’ first recourse for any Indemnifiable Damages pursuant to this Article V shall be the forfeiture and cancellation of Acquirer Common Stock (valued at the Acquired Stock Price); provided, however, that if a Converting Holder has transferred, sold or otherwise disposed of the Acquirer Common Stock held by such Converting Holder such that the forfeiture of Acquirer Common Stock shall be insufficient recovery with respect to such Converting Holder’s Pro Rata Share of such Indemnifiable Damages, the Indemnified Persons may seek recovery against such Converting Holder in the form of cash; provided, further, that this sentence shall not apply to any Converting Holders that are not Accredited Investors.
(d)    Notwithstanding anything to the contrary contained herein, the amounts that an Indemnified Person recovers from the Holdback Fund pursuant to Special Claims or Converting Holder Claims shall not reduce the amount that an Indemnified Person may recover with respect to claims that are not Special Claims or Converting Holder Claims. By way of illustration and not limitation, assuming there are no other claims for indemnification, compensation or reimbursement, in the event that Indemnifiable Damages resulting from a Special Claim are first satisfied from the Holdback Fund and such recovery fully depletes the Holdback Fund, the maximum amount recoverable by an Indemnified Person pursuant to a subsequent claim that is not a Special Claim shall continue to be the full dollar value of the Holdback Fund (based on the Acquirer Stock Price) irrespective of the fact that the Holdback Fund was used to satisfy such Special Claim, such that the amount recoverable for such two claims would be the same regardless of the chronological order in which they were made. Similarly, by way of illustration and not limitation, in the event that Indemnifiable Damages resulting from a Converting Holder Claim are first satisfied out of such Converting Holder’s Pro Rata Share of the Holdback Fund, the maximum amount recoverable by an Indemnified Person pursuant to a subsequent claim that is not a Converting Holder Claim shall continue to be the full value of such Converting Holder’s Pro Rata Share of the applicable Indemnifiable Damages, irrespective of the fact that the Holdback Fund was used to satisfy such Converting Holder Claim, such that the amount recoverable for such two claims would be the same regardless of the chronological order in which they were made or whether recovery is made from the Holdback Fund or directly against such Converting Holder.
(e)    Notwithstanding anything to the contrary contained herein, (i) no Converting Holder shall have any right of indemnification, compensation, reimbursement, contribution or right of advancement from Acquirer, the Surviving Corporation or any other Indemnified Person (based upon such Converting Holder’s position as an officer, director, employee or agent of the Company or otherwise) with respect to any Indemnifiable Damages claimed by any Indemnified Person against such

Converting Holder in its capacity as such or any right of subrogation against the Company or the Surviving Corporation with respect to any indemnification, compensation or reimbursement of an Indemnified Person by reason of any of the matters set forth in Section 5.2(a), (ii) the rights and remedies of the Indemnified Persons after the Effective Time shall not be limited by (x) any investigation by or on behalf of, or disclosure to (other than in the Company Disclosure Letter with respect to clauses (i) and (ii) of Section 5.2(a), subject to any limitations expressly set forth therein), any Indemnified Person at or prior to the Effective Time regarding any failure, breach or other event or circumstance or (y) any waiver of any condition to the Closing related thereto, (iii) if an Indemnified Person’s claim under this Article V may be properly characterized in multiple ways in accordance with this Article V such that such claim may or may not be subject to different limitations depending on such characterization, then such Indemnified Person shall have the right to characterize such claim in a manner that maximizes the recovery and time to assert such claim permitted in accordance with this Article V; provided that, for the avoidance of doubt, in no event shall any Indemnified Person be entitled to duplicative recovery for any claims for indemnity under this Agreement, (iv) no Converting Holder shall be liable for any Converting Holder Claim of another Converting Holder, (v) if and solely to the extent that an amount of Indemnifiable Damages in connection with an indemnifiable matter was already taken into account in connection with calculation of the Total Merger Consideration, the same amount of such Indemnifiable Damages in connection with such indemnifiable matter may not be recovered under this Article V.
(f)    Subject to Section 7.10 and except in connection with any claim for fraud (other than Company Fraud), following the Closing, this Article V shall be the sole and exclusive monetary remedy of the Indemnified Persons against the Converting Holders for any claims arising under this Agreement, which means (a) that the survival periods and liability limits set forth in this Article V shall control notwithstanding any statutory or common law provisions or principles to the contrary and (b) all applicable statutes of limitations or other claims periods with respect to claims for Indemnifiable Damages shall be shortened or lengthened, as applicable, to the applicable claims periods and survival periods set forth herein.
(g)    The amount of any Indemnifiable Damages recoverable by any Indemnified Person under this Article V shall be calculated net of any insurance proceeds actually received by, and/or any indemnification or contribution payments actually paid by any third party to, such Indemnified Person in respect of such Indemnifiable Damages in, each case net of all costs of recovery, including without limitation reasonably anticipated increases in insurance premiums; provided in no event shall any Indemnified Person be required to seek or obtain any such insurance proceeds or third party indemnification or contribution. If an Indemnified Person receives any amounts under applicable insurance policies or third party indemnification or contribution payments subsequent to its receipt of an indemnification payment by the Converting Holders (including from the Holdback Fund), then such Indemnified Person will, without duplication, promptly reimburse the Converting Holders (including via the Holdback Fund) for any payment made by such Converting Holders up to the amount received by the Indemnified Person; provided, that the aggregate amount of reimbursement payments to the Converting Holders will not in any event exceed the aggregate indemnification payment received by the Indemnified Person from the Converting Holders.
(h)    Any claim for Indemnifiable Damages will be calculated: without regard to any punitive, exemplary, special, incidental, or consequential damages unless (i) any such punitive, exemplary, special, incidental, or consequential damages are actually awarded to a third party by a Governmental Entity or (ii) in the case of special or consequential damages only, any such special or consequential damages are reasonably foreseeable.
(i)    Notwithstanding anything to the contrary in this Agreement, no Indemnified Person shall be entitled to make any claim for recovery for any Indemnifiable Damages to the extent related to or arising from the amount of or ability of any Indemnified Person to utilize any net operating loss carryforward or other Tax attribute of the Company in any Tax period (or portion thereof) beginning after the Closing Date. Notwithstanding any other provision of this Agreement, the Converting Holders shall not have any liability or indemnification obligation for any Taxes of the Company (or Surviving Corporation) resulting from (i) any election made under Section 338 of the Code with respect to the Merger, or (ii) any transactions occurring on the Closing Date after the Closing outside the ordinary course of business (other than any transactions explicitly contemplated by this Agreement or any Company Transaction Document).
(j)    Except for the representations and warranties contained in Article II, Acquirer and Merger Sub acknowledge and agree that none of the Company or its representatives nor any other Person makes, and Acquirer and Merger Sub are not relying on, any other express, implied or statutory representation or warranty with respect to the Company or otherwise, including with respect to any projections, forecasts, estimates and budgets for the Company. Except for the representations and warranties contained in Article III, the Company acknowledges and agrees that none of Acquirer, Merger Sub or any of their respective representatives nor any other Person makes, and the Company is not relying on, any other express, implied or statutory representation or warranty with respect to Acquirer or Merger Sub or otherwise, including with respect to any projections, forecasts, estimates and budgets for Acquirer.
5.4    Period for Claims. The period (each, as applicable, a “Claims Period”) during which claims may be made (i) for Indemnifiable Damages relating to or arising out of the matters listed in clauses (i) and (ii) of Section 5.2(a) (other than in the case of Company Fraud or with respect to any of the Fundamental Representations) shall commence at the Closing and terminate at 11:59 p.m. Pacific Time on the Holdback Release Date and (ii) for Indemnifiable Damages relating to or arising out of all other matters, including Special Claims, shall commence at the Closing and terminate at 11:59 p.m. Pacific Time on the date that is (A) in the case of claims for Indemnifiable Damages relating to or arising out of (I) the failure of any of the representations and warranties made by the Company in Section 2.12 (Taxes) to be true and correct as aforesaid or (II) Pre-Closing Taxes, in each case, 60 days following the expiration of the applicable statute of limitations and (B) in all other cases, 60 days following the expiration of the applicable subject matter statute of limitations. Notwithstanding anything to the contrary contained herein, such portion of the Holdback Fund as in the reasonable judgment of Acquirer may be necessary to satisfy any unresolved or unsatisfied claims for Indemnifiable Damages specified in any Claim Certificate delivered to the Stockholders’ Agent on or prior to the Holdback Release Date shall remain in the Holdback Fund until such claims for Indemnifiable Damages have been resolved or satisfied.
5.5    Claims.
(a)    From time to time during the Claims Period, Acquirer may deliver to the Stockholders’ Agent one or more certificates signed by any officer of Acquirer (each, a “Claim Certificate”):
(i)    stating that an Indemnified Person has incurred, paid, reserved or accrued, or reasonably believes that it will incur, pay, reserve or accrue, Indemnifiable Damages;
(ii)    stating the amount of such Indemnifiable Damages (which, in the case of Indemnifiable Damages not yet incurred, paid, reserved or accrued, may be the maximum amount reasonably believed by Acquirer to be incurred, paid, reserved, accrued or demanded by a third party); and
(iii)    specifying in reasonable detail (based upon the information then possessed by Acquirer) the individual items of such Indemnifiable Damages included in the amount so stated and the nature of the claim to which such Indemnifiable Damages are related.
(b)    Such Claim Certificate (i) need only specify such information to the knowledge of such officer of Acquirer as of the date thereof, (ii) shall not limit any of the rights or remedies of any Indemnified Person with respect to the underlying facts and circumstances specifically set forth in such Claim Certificate and (iii) may be updated and amended from time to time by Acquirer by delivering any updated or amended Claim Certificate, so long as the delivery of the original Claim Certificate is made within the applicable Claims Period and such update or amendment relates to the underlying facts and circumstances specifically set forth in such original Claims Certificate; provided that all claims for Indemnifiable Damages properly set forth in a Claim Certificate or any update or amendment thereto shall remain outstanding until such claims have been resolved or satisfied, notwithstanding the expiration of such Claims Period. No delay in providing such Claim Certificate within the applicable Claims Period shall affect an Indemnified Person’s rights hereunder, unless (and then only to the extent that) the Stockholders’ Agent or the Converting Holders are materially prejudiced thereby.
5.6    Resolution of Objections to Claims.
(a)    If the Stockholders’ Agent does not contest, by written notice to Acquirer, any claim or claims by Acquirer made in any Claim Certificate within the 30-day period following receipt of the Claim Certificate, then Acquirer shall cancel a number of shares of Acquirer Common Stock held in the Holdback Fund having a total value equal to the amount of any Indemnifiable Damages corresponding to such claim or claims as set forth in such Claim Certificate; provided that the per share value of any shares of Acquirer Common Stock cancelled to satisfy any claims in a Claim Certificate under this Article V shall be the Acquirer Stock Price.
(b)    If the Stockholders’ Agent objects in writing to any claim or claims by Acquirer made in any Claim Certificate within the 30-day period set forth in Section 5.6(a), Acquirer and the Stockholders’ Agent shall attempt in good faith for 45 days after Acquirer’s receipt of such written objection to resolve such objection. If Acquirer and the Stockholders’ Agent shall so agree, a memorandum setting forth such agreement shall be prepared and signed by both Acquirer and the Stockholders’ Agent. Acquirer shall be entitled to conclusively rely on any such memorandum and shall cancel a number of shares of Acquirer Common Stock held in the Holdback Fund in accordance with the terms of such memorandum.
(c)    If no such agreement can be reached during the 45-day period for good faith negotiation set forth in Section 5.6(b), but in any event upon the expiration of such 45-day period, either Acquirer or the Stockholders’ Agent may bring an arbitration in accordance with the terms of Section 7.11 to resolve the matter. The decision of the arbitrator as to the validity and amount of any claim in such Claim Certificate shall be non-appealable, binding and conclusive upon the parties hereto and the Converting Holders, and Acquirer shall be entitled to act in accordance with such decision and Acquirer shall cancel a number of shares of Acquirer Common Stock held in the Holdback Fund in accordance therewith.
(d)    Judgment upon any determination of an arbitrator may be entered in any court having jurisdiction. For purposes of this Section 5.6(a), in any suit hereunder in which any claim or the amount thereof stated in the Claim Certificate is at issue, Acquirer shall be deemed to be the prevailing party unless the arbitrator determines in favor of the Stockholders’ Agent (on behalf of the Converting Holders) with respect to more than one-half of the amount in dispute, in which case the Converting Holders shall be deemed to be the prevailing party. The non-prevailing party to an arbitration shall pay its own fees and expenses and the fees and expenses of the prevailing party, including attorneys’ fees and costs, reasonably incurred in connection with such suit.
(e)    Any portion of the Holdback Fund held following the Holdback Release Date with respect to pending but unresolved claims for indemnification that is not awarded to Acquirer upon the resolution of such claims shall be distributed to the Converting Holders within five Business Days following resolution of such claims and in accordance with each such Converting Holder’s Pro Rata Share of such portion of the Holdback Fund.
5.7    Stockholders’ Agent.
(a)    At the Closing, Fortis Advisors LLC shall be constituted and appointed as the Stockholders’ Agent. The Stockholders’ Agent shall be the exclusive agent and attorney-in-fact for and on behalf of the Converting Holders to: (i) execute, as the Stockholders’ Agent, this Agreement and any agreement or instrument entered into or delivered in connection with the Transactions, (ii) give and receive notices, instructions and communications permitted or required under this Agreement, or any other agreement, document or instrument entered into or executed in connection herewith, for and on behalf of any Converting Holder, to or from Acquirer (on behalf of itself or any other Indemnified Person) relating to this Agreement or any of the Transactions and any other matters contemplated by this Agreement or by such other agreement, document or instrument (except to the extent that this Agreement expressly contemplates that any such notice or communication shall be given or received by each Converting Holder individually), (iii) review, negotiate and agree to and authorize Acquirer to cancel a number of shares of Acquirer Common Stock held in the Holdback Fund in satisfaction of claims asserted by Acquirer (on behalf of itself or any other Indemnified Person, including by not objecting to such claims) pursuant to this Article V, (iv) object to such claims pursuant to Section 5.6, (v) consent or agree to, negotiate, enter into, or, if applicable, contest, prosecute or defend, settlements and compromises of, and demand arbitration and comply with Orders of courts and awards of arbitrators with respect to, such claims, resolve any such claims, take any actions in connection with the resolution of any dispute relating hereto or to the Transactions by arbitration, settlement or otherwise, and take or forego any or all actions permitted or required of any Converting Holder or necessary in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement, (vi) consult with legal counsel, independent public accountants and other experts selected by it, solely at the cost and expense of the Converting Holders, (vii) consent or agree to any amendment to this Agreement or to waive any terms and conditions of this Agreement providing rights or benefits to the Converting Holders (other than with respect to the payment and issuance of the Total Merger Consideration less the Holdback Amount) in accordance with the terms hereof and in the manner provided herein and (viii) take all actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of the foregoing, in each case without having to seek or obtain the consent of any Person under any circumstance. Notwithstanding the foregoing, the Stockholders’ Agent shall have no obligation to act on behalf of the Converting Holders, except as expressly provided herein and in the Stockholders’ Agent Engagement Agreement, and for purposes of clarity, there are no obligations of the Stockholders’ Agent in any ancillary agreement, schedule, exhibit or the Company Disclosure Letter. The Stockholders’ Agent shall be entitled to: (i) rely upon the Spreadsheet, (ii) rely upon any signature believed by it to be genuine, and (iii) reasonably assume that a signatory has proper authorization to sign on behalf of the applicable Converting Holder or other party. Acquirer, Merger Sub and their respective Affiliates (including after the Effective Time, the Surviving Corporation) shall be entitled to rely on the appointment of Fortis Advisors LLC as the Stockholders’ Agent and treat such Stockholders’ Agent as the duly appointed attorney-in-fact of each Converting Holder and has having the duties, power and authority provided for in this Section 5.7. The Converting Holders shall be bound by all actions taken and documents executed by the Stockholders’ Agent in connection with this Article V, and all defenses which may be available to any Converting Holder to contest, negate or disaffirm the action of the Stockholders’ Agent taken in good faith under this Agreement or the Stockholders’ Agent Engagement Agreement are

waived. Acquirer and other Indemnified Persons shall be entitled to rely exclusively on any action or decision of the Stockholders’ Agent. The powers, immunities and rights to indemnification granted to the Stockholders’ Agent Group hereunder: (i) are coupled with an interest and shall be irrevocable and survive the death, incompetence, bankruptcy or liquidation of any Converting Holder and shall be binding on any successor thereto, and (ii) shall survive the delivery of an assignment by any Converting Holder of the whole or any fraction of his, her or its interest in the Holdback Fund. The Person serving as the Stockholders’ Agent may be removed or replaced from time to time, or if such Person resigns from its position as the Stockholders’ Agent, then a successor may be appointed, by the holders of a majority in interest of the aggregate number of shares of Acquirer Common Stock then held in the Holdback Fund (or, in the event that there is no shares then held in the Holdback Fund by the Converting Holders collectively having a Pro Rata Share greater than 50%) upon not less than 30 days’ prior written notice to Acquirer. The immunities and rights to indemnification shall survive the resignation or removal of the Stockholders’ Agent or any member of the Advisory Group and the Closing and/or the termination of this Agreement. No bond shall be required of the Stockholders’ Agent.
(b)    Upon the Closing, the Company will wire the Expense Fund Amount (the “Expense Fund”) to the Stockholders’ Agent, which will be used for the purposes of paying directly, or reimbursing the Stockholders’ Agent for, any Stockholders’ Agent Expenses pursuant to this Agreement, the Stockholders’ Agent Engagement Agreement and the agreements ancillary hereto. The Converting Holders will not receive any interest or earnings on the Expense Fund and irrevocably transfer and assign to the Stockholders’ Agent any ownership right that they may otherwise have had in any such interest or earnings. The Stockholders’ Agent will not be liable for any loss of principal of the Expense Fund other than as a result of its gross negligence or willful misconduct. The Stockholders’ Agent is not acting as a withholding agent or in any similar capacity in connection with the Expense Fund, and has no tax reporting or income distribution obligations. The Stockholders’ Agent will hold these funds separate from its corporate funds, will not use these funds for its operating expenses or any other corporate purposes and will not voluntarily make these funds available to its creditors in the event of bankruptcy. As soon as practicable following the completion of the Stockholders’ Agent’s responsibilities, the Stockholders’ Agent will deliver any remaining balance of the Expense Fund to Acquirer for further distribution to the Converting Holders. For tax purposes, the Expense Fund will be treated as having been received and voluntarily set aside by the Converting Holders at the time of Closing.
(c)    Neither the Stockholders’ Agent nor its members, managers, directors, officers, contractors, agents and employees nor any member of the Advisory Group (collectively, the “Stockholders’ Agent Group”) shall be liable to any Converting Holder for any act done or omitted hereunder or under the Stockholders’ Agent Engagement Agreement as the Stockholders’ Agent while acting in good faith (and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith) and without gross negligence or willful misconduct. The Converting Holders shall severally but not jointly indemnify the Stockholders’ Agent Group and defend and hold it harmless against any loss, Liability, claim, damage, fee, fine, judgment, amount paid in settlement or expense incurred without gross negligence, willful misconduct or bad faith on the part of the Stockholders’ Agent and arising out of, resulting from or in connection with the acceptance or administration of its duties hereunder and under the Stockholders’ Agent Engagement Agreement, including all reasonable out-of-pocket costs and expenses and legal fees and other legal and skilled professionals’ costs reasonably incurred by the Stockholders’ Agent (collectively, the “Stockholders’ Agent Expenses”). If not paid directly to the Stockholders’ Agent by the Converting Holders, such Stockholders’ Agent Expenses may be recovered by the Stockholders’ Agent from (i) the funds in the Expense Fund and (ii) the portion of the Holdback Fund otherwise distributable to the Converting Holders (and not distributed or distributable to an Indemnified Person or subject to a pending indemnification claim of an Indemnified Person) on or after the Holdback Release Date pursuant to the terms hereof, at the time of distribution, and such recovery will be made from the Converting Holders according to their respective Pro Rata Shares of such

Stockholders’ Agent Expenses. The Converting Holders acknowledge that the Stockholders’ Agent shall not be required to expend or risk its own funds or otherwise incur any financial liability in the exercise or performance of any of its powers, rights, duties or privileges or pursuant to this Agreement, the Stockholders’ Agent Engagement Agreement or the transactions contemplated hereby or thereby. Furthermore, the Stockholders’ Agent shall not be required to take any action unless the Stockholders’ Agent has been provided with funds, security or indemnities which, in its determination, are sufficient to protect the Stockholders’ Agent against the costs, expenses and liabilities which may be incurred by the Stockholders’ Agent in performing such actions.
(d)    After the Closing, any notice or communication given or received by, and any decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, the Stockholders’ Agent that is within the scope of the Stockholders’ Agent’s authority under Section 5.7(a) shall constitute a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of all the Converting Holders and shall be final, binding and conclusive upon each such Converting Holder; and each Indemnified Person shall be entitled to rely exclusively upon any such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction as being a notice or communication to or by, or a decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of, each and every such Converting Holder. Acquirer, Merger Sub, the Surviving Corporation and the Indemnified Persons are hereby relieved from any Liability to any Person for any acts done by them in accordance with such notice, communication, decision, action, failure to act within a designated period of time, agreement, consent, settlement, resolution or instruction of the Stockholders’ Agent.
(e)    The Stockholders’ Agent shall have reasonable access to information about the Surviving Corporation and the reasonable assistance of the Company’s former officers and employees for purposes of performing its duties and exercising its rights hereunder; provided, however, that neither Acquirer nor the Surviving Corporation shall be obligated to provide such access or information if it determines, in its reasonable judgment, that doing so would jeopardize the protection of attorney-client privilege.
(f)    Certain Converting Holders (the “Advisory Group”) have concurrently herewith entered into a letter agreement (the “Stockholders’ Agent Engagement Agreement”) with Stockholders’ Agent regarding direction to be provided by the Advisory Group to the Stockholders’ Agent. The Advisory Group shall incur no liability to the Converting Holders for any liability incurred by the members of the Advisory Group while acting in good faith and arising out of or in connection with the acceptance or administration of their duties (it being understood that any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith), even if such act or omission constitutes negligence on the part of the Advisory Group or one of its members. This indemnification and exculpation shall survive the termination of this Agreement.
5.8    Third-Party Claims. In the event Acquirer becomes aware of a claim by a third party (a “Third-Party Claim”) that Acquirer in good faith believes may result in a claim for Indemnifiable Damages by or on behalf of an Indemnified Person, Acquirer shall have the right in its sole discretion to conduct the defense of and to settle or resolve such Third-Party Claim. The costs and expenses incurred by Acquirer in connection with such defense, settlement, enforcement or resolution (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which Acquirer shall be entitled to receive indemnification pursuant to a claim made hereunder, and such costs and expenses shall constitute Indemnifiable Damages subject to indemnification under Section 5.2 regardless of whether it is ultimately determined that such Third-Party Claim arose out of, resulted from or was in connection with a matter listed in Section 5.2 (subject to the limitations set forth in Section 5.3); provided that any settlement of a Third-Party Claim (i) without the prior written consent of the Stockholders’ Agent (which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to have been given unless the Stockholders’ Agent shall have objected within 20 days after a written request therefor by Acquirer) (it being understood and agreed that it shall be reasonable for the Stockholders’ Agent to withhold such consent if it believes in good faith that there is not any underlying basis for indemnification with respect to such settlement) or (ii) absent an underlying breach by the Company of a representation, warranty or covenant under this Agreement shall not be determinative of the existence of a valid indemnification claim or the amount of Indemnifiable Damages. The Stockholders’ Agent shall have the right to receive copies of all pleadings, notices and communications with respect to such Third-Party Claim to the extent that receipt of such documents does not affect any privilege relating to any Indemnified Person, subject to execution by the Stockholders’ Agent of Acquirer’s (and, if required, such third party’s) standard non-disclosure agreement to the extent that such materials contain confidential or propriety information. However, Acquirer shall have the right in its sole discretion to determine and conduct the defense of any Third-Party Claim and the settlement, adjustment or compromise of such Third-Party Claim. Unless otherwise consented to in writing in advance by Acquirer in its sole discretion, the Stockholders’ Agent and its Affiliates may not participate in any Third-Party Claim or any action related to such Third-Party Claim (including any discussions or negotiations in connection with the settlement, adjustment or compromise thereof). In the event that the Stockholders’ Agent has consented to the amount of any settlement or resolution by Acquirer of any such claim (which consent shall not be unreasonably withheld, conditioned or delayed and which consent shall be deemed to have been given unless the Stockholders’ Agent shall have objected within 20 days after a written request therefor by Acquirer), or if the Stockholders’ Agent shall have been determined to have unreasonably withheld, conditioned or delayed its consent to the amount of any such settlement or resolution, neither the Stockholders’ Agent nor any Converting Holder shall have any power or authority to object under this Article V to the amount of any claim by or on behalf of any Indemnified Person against the Holdback Fund for indemnity with respect to such settlement or resolution.
5.9    Treatment of Indemnification Payments. Acquirer, the Stockholders’ Agent and the Converting Holders agree to treat (and cause their respective Affiliates to treat) any payment received by the Indemnified Persons pursuant to this Article V as adjustments to the Total Merger Consideration for all Tax purposes to the maximum extent permitted by Applicable Law.
ARTICLE VI
TERMINATION OF AGREEMENT
6.1    Termination. This Agreement may be terminated at any time prior to the Effective Time:
(a)    by the mutual written consent of Acquirer and the Company;
(b)    by either Acquirer or the Company, by giving written notice to the other, if the Merger shall not have been consummated by midnight Pacific Time on February 21, 2021.
6.2    Effect of Termination. In the event of termination of this Agreement as provided in Section 6.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Acquirer, Merger Sub or the Company or their respective officers, directors, securityholders or Affiliates (including any liability in connection with any breach of representations, warranties or covenants contained herein); provided, however, that (i) the provisions of this Section 6.2 (Effect of Termination), Section 5.7 (Stockholders’ Agent), and Article VII (General Provisions) shall remain in full force and effect and survive any termination of this Agreement and (ii) nothing herein shall relieve any party hereto from liability in connection with any willful breach of any of such party's representations, warranties or covenants contained herein.
ARTICLE VII
GENERAL PROVISIONS
7.1    Survival of Representations. Warranties and Covenants. If the Merger is consummated, the representations and warranties made by the Company herein, in the Company Disclosure Letter, and in the other certificates contemplated by this Agreement shall survive the Closing and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, until the date that is 18 months following the Closing Date; provided that, regardless of any investigation or disclosure made by or on behalf of any of the parties hereto, (i) the representations and warranties made by the Company in Section 2.12 (Taxes) will remain operative and in full force and effect until the date that is 60 days following the expiration of the applicable statute of limitations and (ii) Fundamental Representations, other than Section 2.12 (Taxes), will remain operative and in full force and effect until the date that is 60 days following the expiration of the applicable subject matter statute of limitations, in each case of clauses (i) and (ii) for claims against the Converting Holders that seek recovery of Indemnifiable Damages relating to or arising out of an inaccuracy in such representations or warranties; provided, further, that (x) no right to indemnification pursuant to Article V in respect of any claim that is set forth in a Claim Certificate delivered to the Stockholders’ Agent on or prior to the expiration of such representations and warranties shall be affected by such expiration and (y) that such expiration shall not affect the rights of any Indemnified Person under Article V or otherwise to seek recovery of Indemnifiable Damages relating to or arising out of Fraud until the expiration of the applicable statute of limitations for such Fraud. If the Merger is consummated, the representations and warranties made by Acquirer herein and in the other certificates contemplated by this Agreement shall expire and be of no further force or effect as of the Closing (other than the representations and warranties contained in Section 3.4, will remain operative and in full force and effect until the date that is 60 days following the expiration of the applicable statute of limitations); provided, however, that the sole remedy for Converting Holders with respect to a failure of any representation or warranty made by Acquirer in Section 3.4 to be true and correct shall be specific performance. All covenants, agreements and obligations of the parties hereto shall expire and be of no further force or effect as of the Closing, except to the extent such covenants, agreements and obligations provide that they are to be performed after the Closing; provided that no right to indemnification pursuant to Article V in respect of any claim based upon any breach of a covenant, agreement or obligation shall be affected by the expiration of such covenant, agreement or obligation.
7.2    Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via facsimile or electronic mail (in each case, if provided below and with automated or personal confirmation of receipt) to the parties hereto at the following address (or at such other address for a party as shall be specified by like notice); provided that with respect to notices delivered to the Stockholders’ Agent, such notices must be delivered solely via facsimile or electronic mail:
(i)    if to Acquirer or Merger Sub, to:

with a copy (which shall not constitute notice) to:

(ii)    if to the Company, to:

with a copy (which shall not constitute notice) to:

(iii)    If to the Stockholders’ Agent, to:

Any notice given as specified in this Section 7.2 (i) if delivered personally or sent by facsimile or electronic mail transmission shall conclusively deemed to have been given or served at the time of dispatch if sent or delivered on a Business Day or, if not sent or delivered on a Business Day, on the next following Business Day and (ii) if sent by commercial delivery service shall conclusively be deemed to have been received on the third Business Day after the post of the same.
7.3    Interpretation. When a reference is made herein to Articles, Sections, subsections, Schedules or Exhibits, such reference shall be to an Article, Section or subsection of, or a Schedule or an Exhibit to this Agreement unless otherwise indicated. The headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” Where a reference is made to a Contract, instrument or Applicable Law, such reference is to such Contract, instrument or Applicable Law as amended, modified or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Applicable Law) by succession of comparable successor Applicable Law and references to all attachments thereto and instruments incorporated therein. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender and neutral forms of such words, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the terms “hereof,” “herein,” “hereto,” “hereunder” and derivative or similar words refer to this entire Agreement, (iv) references to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection, (v) references to a series of clauses are inclusive of the endpoint clauses (e.g., “clause (x) through (y)” is inclusive of clauses (x) and (y)), (vi) references to any Person include the predecessors, successors and permitted assigns of that Person, (vii) references from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively, (viii) subject to clause (ix), the phrases “provide to,” “made available” and “deliver to” and phrases of similar import mean that a true, correct and complete paper or electronic copy of the information or material referred to has been delivered to the party to whom such information or material is to be provided and (ix) the phrases “provided to Acquirer” or “made available to Acquirer” and phrases of similar import means, with respect to any information, document or other material of the Company or its Affiliates, that such information, document or material was made available for review and properly indexed by the Company and its Representatives in the virtual data room established by Acquirer in connection with this Agreement at least 48 hours prior to the execution of this Agreement or actually delivered (whether by physical or electronic delivery) to Acquirer or its Representatives at least 48 hours prior to the execution of this Agreement. The symbol “$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if.” All references to “days” shall be to calendar days unless otherwise indicated as a “Business Day.” Any action otherwise required to be taken on a day that is not a Business Day shall instead be required to be taken on the next succeeding Business Day, and if the last day of a time period is a non-Business Day, such period shall be deemed to end on the next succeeding Business Day. Unless indicated otherwise, all mathematical calculations contemplated by this Agreement shall be rounded to the fifth decimal place, except in respect of payments, which shall be rounded to the nearest whole United States cent.
7.4    Amendment. Subject to Applicable Law, the parties hereto may amend this Agreement by authorized action at any time prior to the Closing pursuant to an instrument in writing signed on behalf of each of the parties hereto; provided that after the Company Stockholder Approval is obtained, no amendment shall be made to this Agreement that by Applicable Law requires further approval by the Company Stockholders without such further approval. To the extent permitted by Applicable Law, Acquirer and the Stockholders’ Agent may cause this Agreement to be amended at any time after the Closing by execution of an instrument in writing signed on behalf of Acquirer and the Stockholders’ Agent.
7.5    Extension; Waiver. At any time after the Closing, Acquirer and the Stockholders’ Agent may, to the extent legally allowed, (A) extend the time for the performance of any of the obligations of the other owed to such party, (B) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto or (C) waive any breaches of any of the covenants, agreements, obligations or conditions for the benefit of such party contained herein. Any such extension or waiver shall be valid only if set forth in an instrument in writing that is (I) prior to the Closing with respect to the Company and/or the Company Securityholders, signed by the Company, (II)   after the Closing with respect to the Converting Holders and/or the Stockholders’ Agent, signed by the Stockholders’ Agent and (III) with respect to Acquirer and/or Merger Sub, signed by Acquirer. Without limiting the generality or effect of the preceding sentence, no failure to exercise or delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision herein.
7.6    Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto; it being understood and agreed that all parties hereto need not sign the same counterpart. The delivery by facsimile or by electronic delivery in PDF format (including any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) of this Agreement with all executed signature pages (in counterparts or otherwise) shall be sufficient to bind the parties hereto to the terms and conditions set forth herein. All of the counterparts will together constitute one and the same instrument and each counterpart will constitute an original of this Agreement.
7.7    Entire Agreement; Parties in Interest. This Agreement and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including all the exhibits attached hereto, the Schedules, including the Company Disclosure Letter, (a) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties hereto with respect to the subject matter hereof, except for the Confidentiality Agreement, which shall continue in full force and effect, and shall survive any termination of this Agreement, in accordance with its terms and (b) are not intended to confer, and shall not be construed as conferring, upon any Person other than the parties hereto any rights or remedies hereunder (except that Article V is intended to benefit the Indemnified Persons and Section 4.10 is intended to benefit the Company Indemnified Parties).
7.8    Assignment. Neither this Agreement nor any of the rights and obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties hereto, and any such assignment without such prior written consent shall be null and void, except that Acquirer and/or Merger Sub may assign its rights and delegate its obligations under this Agreement to any direct or indirect wholly owned subsidiary of Acquirer without the prior consent of any other party hereto; provided that notwithstanding any such assignment, Acquirer and/or Merger Sub, as applicable, shall remain liable for all of its obligations under this Agreement. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and assigns.
7.9    Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement shall continue in full force and effect and shall be interpreted so as reasonably necessary to effect the intent of the parties hereto. The parties hereto shall use all reasonable efforts to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that shall achieve, to the greatest extent possible, the economic, business and other purposes of such void or unenforceable provision.
7.10    Remedies Cumulative; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto shall be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party hereto of any one remedy shall not preclude the exercise of any other remedy and nothing herein shall be deemed a waiver by any party hereto of any right to specific performance or injunctive relief. It is accordingly agreed that, subject to Section 5.3(b), the parties hereto shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity, and the parties hereto hereby waive the requirement of any posting of a bond in connection with the remedies described herein. However, following the Closing, Section 5.3(f) shall control exclusively on the topic of monetary remedies available to Acquirer and the Indemnified Persons under this Agreement.
7.11    Arbitration; Submission to Jurisdiction; Consent to Service of Process.
(a)    IN THE EVENT THAT A RESOLUTION IS NOT REACHED AMONG THE PARTIES HERETO WITHIN 60 DAYS AFTER WRITTEN NOTICE OF ANY DISPUTE WITH RESPECT TO THIS AGREEMENT, SUCH DISPUTE SHALL BE FINALLY SETTLED BY BINDING ARBITRATION. THE SEAT, OR LEGAL PLACE, OF ARBITRATION SHALL BE SAN FRANCISCO, CALIFORNIA. SUCH ARBITRATION SHALL BE CONDUCTED IN ENGLISH IN ACCORDANCE WITH THE COMPREHENSIVE ARBITRATION RULES AND PROCEDURES OF THE JUDICIAL ARBITRATION AND MEDIATION SERVICES, INC. (CURRENTLY IN EFFECT) BY ONE ARBITRATOR APPOINTED IN ACCORDANCE WITH SUCH RULES. THE PARTIES ACKNOWLEDGE THAT THIS AGREEMENT EVIDENCES A TRANSACTION INVOLVING INTERSTATE COMMERCE. NOTWITHSTANDING THE PROVISION IN SECTION 7.12 WITH RESPECT TO APPLICABLE SUBSTANTIVE LAW, ANY ARBITRATION CONDUCTED PURSUANT TO THE TERMS OF THIS AGREEMENT SHALL BE GOVERNED BY THE FEDERAL ARBITRATION ACT (9 U.S.C., SECS. 1-16). THE ARBITRATOR SHALL ALLOW SUCH DISCOVERY AS IS APPROPRIATE TO THE PURPOSES OF ARBITRATION IN ACCOMPLISHING A FAIR, SPEEDY AND COST-EFFECTIVE RESOLUTION OF THE DISPUTE. THE AWARD OF ARBITRATION SHALL BE FINAL AND BINDING UPON THE PARTIES HERETO. THE ARBITRATOR WILL AWARD TO THE PREVAILING PARTY ALL COSTS, FEES AND EXPENSES RELATED TO THE ARBITRATION, INCLUDING REASONABLE FEES AND EXPENSES OF ATTORNEYS, ACCOUNTANTS AND OTHER PROFESSIONALS INCURRED BY THE PREVAILING PARTY, AND JUDGMENT ON THE AWARD RENDERED BY THE ARBITRATOR MAY BE ENTERED IN ANY COURT HAVING JURISDICTION THEREOF.
(b)    Subject to the foregoing, the parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware, the place where this Agreement was entered and is to be performed, in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to herein, and in respect of the Transactions, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereto hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 7.2 or in such other manner as may be permitted by Applicable Law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in New Castle County, Delaware. A party hereto may apply either to a court of competent jurisdiction or to an arbitrator, if one has been appointed, for prejudgment remedies and emergency relief pending final determination of a claim pursuant to this Section 7.11. The appointment of an arbitrator does not preclude a party hereto from seeking prejudgment remedies and emergency relief from a court of competent jurisdiction.
7.12    Governing Law. This Agreement, all acts and transactions pursuant hereto and all obligations of the parties hereto shall be governed by and construed in accordance with the laws of the State of Delaware without reference to such state’s principles of conflicts of law that would refer a matter to a different jurisdiction.

7.13    Rules of Construction. The parties hereto have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, hereby waive, with respect to this Agreement, each Schedule and each Exhibit attached hereto, the application of any Applicable Law or rule of construction providing that ambiguities in an agreement or other document shall be construed against the party drafting such agreement or document.
7.14    WAIVER OF JURY TRIAL. EACH OF ACQUIRER, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ACQUIRER, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
7.15    Consent to Representation; Conflict of Interest. If the Stockholders’ Agent so desires, acting on behalf of the Converting Holders and without the need for any consent or waiver by Company, Acquirer, or Merger Sub, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian LLP (“Gunderson”) shall be permitted to represent the Converting Holders after the Closing in connection with any matter related to the transactions contemplated by this Agreement, any other agreements referenced herein or any disagreement or dispute relating thereto. Acquirer, Merger Sub, and the Company further agree that, as to all privileged communications among Gunderson and the Stockholders’ Agent and the Converting Holders and their respective Affiliates (individually and collectively, the “Seller Group”) that relate in any way to the transactions contemplated by this Agreement, the attorney-client privilege and the exception of client confidence belongs solely to the Seller Group and may be controlled only by the Seller Group and shall not pass to or be claimed by Acquirer, Merger Sub, and Company, because the interests of Acquirer and its Affiliates were directly adverse to the Company, the Converting Holders, and the Stockholders’ Agent at the time such communications were made. This right to the attorney-client privilege shall exist even if such communications may exist on the Company’s computer system or in documents in the Company’s possession. Notwithstanding the foregoing, in the event that a dispute arises between Acquirer, Merger Sub, and the Company, on the one hand, and a Person other than a party to this Agreement, on the other hand, after the Closing, the Company may assert the attorney-client privilege to prevent disclosure to such third-party of confidential communications by Gunderson to the Company; provided, however, that the Company may not waive such privilege without the prior written consent of the Stockholders’ Agent (such consent not to be unreasonably withheld, conditioned or delayed).
[SIGNATURE PAGE NEXT]

IN WITNESS WHEREOF, Acquirer, Merger Sub, the Company and the Stockholders’ Agent have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

SENTINEL LABS, INC.

By:	/s/ Tomer Weingarten
Name:	Tomer Weingarten
Title:	Chief Executive Officer

SYRACUSE ACQUISITION SUB, INC.

By:	/s/ Efraim Harari
Name:	Efraim Harari
Title:	Secretary
[Signature Page to Agreement and Plan of Merger and Reorganization]

IN WITNESS WHEREOF, Acquirer, Merger Sub, the Company and the Stockholders’ Agent have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

SCALYR, INC.

By:	/s/ Christine Heckart
Name:	Christine Heckart
Title:	Chief Executive Officer
[Signature Page to Agreement and Plan of Merger and Reorganization]

IN WITNESS WHEREOF, Acquirer, Merger Sub, the Company and the Stockholders’ Agent have caused this Agreement and Plan of Merger and Reorganization to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

STOCKHOLDERS’ AGENT

By:	/s/ Ryan Simkin
Name:	Ryan Simkin
Title:	Managing Director
[Signature Page to Agreement and Plan of Merger and Reorganization]